Exhibit 99.1

AGREEMENT

between

United States Steel Corporation

and the

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union

Production and Maintenance Employees

September 1, 2022

Pittsburgh, Pennsylvania

TABLE OF CONTENTS

ARTICLE One —AGREEMENT		1
Section A.	Parties to the Agreement	1
Section B.	Term of the Agreement	1

ARTICLE Two —UNION SECURITY		1
Section A.	Recognition and Coverage	1
Section B.	Union Membership and Dues Checkoff	3
Section C.	PAC and SOAR Checkoff	4
Section D.	Successorship	5
Section E.	Neutrality	6
Section F.	Contracting Out	13
Section G.	Printing of Contracts	20
Section H.	Hiring Preference	21
Section I.	Local Union Elections	21

ARTICLE Three —HEALTH, SAFETY AND THE ENVIRONMENT		21
Section A.	Employee and Union Rights	21
Section B.	The Right to a Safe and Healthful Workplace	22
Section C.	The Right to Refuse Unsafe Work	22
Section D.	The Right to Adequate Personal Protective Equipment	23
Section E.	The Right to Safety and Health Training	23
Section F.	The Right to a Proper Medical Program for Workplace Injuries and Illnesses	23
Section G.	The Right to a Reasonable Policy on Alcoholism and Drug Abuse	24
Section H.	The Union’s Right to Participate in a Joint Safety and Health Committee	25
Section I.	The Union’s Right to Participate in Environmental Issues	27
Section J.	The Right to Union Safety and Health Coordinators	27
Section K.	The Union’s Right to Participate in Incident/Accident Investigations	28
Section L.	Carbon Monoxide Control, Toxic Substances and Harmful Physical Agents	28
Section M.	Ergonomics	29
Section N.	Safety Shoe Allowance	29
Section O.	No Union Liability	29

ARTICLE Four —CIVIL RIGHTS		30
Section A.	Non-Discrimination	30
Section B.	Civil Rights Committee	30
Section C.	Workplace Harassment, Awareness and Prevention	31
Section D.	Child Care, Elder Care and Dependent Care	32

ARTICLE Five —WORKPLACE PROCEDURES		33
Section A.	Local Working Conditions	33
Section B.	New or Changed Jobs	34
Section C.	Hours of Work	35

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Section D.	Overtime	37
Section E.	Seniority	38
Section F.	Testing	44
Section G.	Permanent Closures	45
Section H.	Manning of New Facilities	46
Section I.	Adjustment of Grievances	47
Section J.	Management Rights	59
Section K.	Prohibition on Strikes and Lockouts	59
Section L.	No Discipline for Wage Garnishments	59

ARTICLE Six : JOINT EFFORTS		59
Section A.	Partnership	59
Section B.	Public Policy Activities	65
Section C.	Coordinators	67
Section D.	New Employee Orientation	68

ARTICLE Seven : TRAINING		69
Section A.	Workforce Training Program	69
Section B.	Institute for Career Development	73

ARTICLE Eight : EARNINGS SECURITY		75
Section A.	Employment Security	75
Section B.	Supplemental Unemployment Benefits	77
Section C.	Severance Allowance	80
Section D.	Interplant Job Opportunities	83

ARTICLE Nine – ECONOMIC OPPORTUNITY		84
Section A.	Wages	84
Section B.	Incentives	84
Section C.	Transition Program	86
Section D.	Correction of Errors	87
Section E.	Shift Premium	87
Section F.	Sunday Premium	87
Section G.	Profit Sharing	88
Section H.	Inflation Recognition Payment	91

ARTICLE Ten —PAID TIME OFF AND LEAVES OF ABSENCE		93
Section A.	Holidays	93
Section B.	Vacations	95
Section C.	Bereavement Leave	97
Section D.	Jury or Witness Duty	98
Section E.	Leave of Absence for Employment with the Union	98
Section F.	Service with the Armed Forces	98
Section G.	Family and Medical Leave Act	100
Section H.	Parental Leave	101
Section I.	Domestic Violence and Abuse Leave	102

ARTICLE Eleven —CORPORATE GOVERNANCE		103
Section A.	Investment Commitment	103
Section B.	Upstreaming	104
Section C.	Right to Bid	104
Section D.	Lean Management	106
Section E.	General Provisions	106

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ARTICLE One—AGREEMENT

Section A. Parties to the Agreement

This Agreement, dated September 1, 2022 (the Basic Labor Agreement, BLA, or the Agreement), is between United States Steel Corporation (USS or the Company) and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, or its successor (the Union or USW) on behalf of Employees of the Company (as defined in Article Two, Section A (Coverage)) at the Plants listed in Appendix Y (Covered Plants).

Section B. Term of the Agreement

1.	The effective date of the Agreement shall be September 1, 2022 (the Effective Date) except as otherwise expressly provided.

2.	Except as otherwise provided below, this Basic Labor Agreement shall terminate at the expiration of sixty (60) days after either Party shall give written notice of termination to the other Party, but in any event, shall not terminate earlier than September 1, 2026 (the Termination Date).

3.	If either Party gives such notice, it may include therein notice of its desire to negotiate with respect to insurance, pensions, successorship and supplemental unemployment benefits. If the Parties do not reach agreement with respect to such matters by the end of sixty (60) days after giving such notice, either Party may thereafter resort to strike or lockout, as the case may be, in support of its position with respect to such matters, as well as any other matter in dispute. This Paragraph shall apply to all such matters, including insurance, pensions, successorship and supplemental unemployment benefits, notwithstanding any contrary provision of existing agreements on those subjects.

4.	Any notice to be given under this Agreement shall be given by certified mail and shall be postmarked by the required date. Mailing of notice to the Union should be addressed to the United Steelworkers, Five Gateway Center, Pittsburgh, Pennsylvania 15222; mailing of notice to the Company should be addressed to 600 Grant Street, Pittsburgh, PA 15219-4776. Either Party may, by like written notice, change the address to which certified mail notice shall be given.

ARTICLE Two—UNION SECURITY

Section A. Recognition and Coverage

1.	The Company recognizes the Union as the exclusive representative of a bargaining unit made up of individuals occupying production and maintenance jobs in the Company facilities covered by this Agreement. Individuals within this bargaining unit shall be known as “Employees.” The term “Employees” excludes only managers, confidential employees, supervisors and guards as defined under the National Labor Relations Act. Individuals who are employed by the Company and are not in this bargaining unit shall be known as “non-bargaining unit employees.” Individuals who are in the bargaining unit and those who are not in the bargaining unit shall be known collectively as “employees.”

2.	Except as expressly provided herein, the provisions of this BLA constitute the sole procedure for the processing and settlement of any claim by an Employee or the Union of a violation by the Company of this Agreement. As the representative of the Employees, the Union may process grievances through the grievance procedure, including arbitration, in accordance with this BLA or may adjust or settle same.

3.	When the Company establishes a new or changed job in a Plant with duties that include a material level of production or maintenance work or both, which is (or, in the case of new work, would be) performed on a job within the bargaining unit, the resulting job shall be considered a job within the bargaining unit; provided that where non-bargaining unit duties are added to a job in the bargaining unit on a temporary basis, they may be withdrawn.

4.	The Parties acknowledge that this Agreement contemplates a substantial restructuring of bargaining unit work that broadens the duties historically performed by the bargaining unit, thereby reducing the need for and level of supervision. Consistent with the foregoing, supervisors at a Plant shall not perform work which, under the restructuring it is contemplated will be performed by the bargaining unit, except:

a.	experimental work;

b.	demonstration work performed for the purpose of instructing and training Employees;

c.	work required by conditions which, if not performed, might result in interference with operations, bodily injury or loss or damage to material or equipment;

d.	work that would be unreasonable to assign to an Employee or which is negligible in amount; and

e.	work which is incidental to supervisory duties on a job normally performed by a supervisor.

5.	If a non-bargaining unit employee performs work in violation of Paragraph 4 and the Employee who otherwise would have performed this work can reasonably be identified, the Company shall pay such Employee his/her applicable Regular Rate of Pay for the time involved or for four (4) hours, whichever is greater.

6.	When an Employee is assigned as a temporary foreman or supervisor, Management shall notify the Local Union Grievance Chairperson in writing within fourteen (14) days of the assignment. Such assignments shall be limited to:

a.	The short-term absence of a foreman for reasons such as sickness, jury duty or vacation.

b.	A foreman position resulting from increases in operating requirements over and above normal levels. Such a position shall not be filled by the assignment of any Employee as temporary foreman for a period in excess of ten (10) consecutive months, provided however, that such period may be extended by mutual agreement.

c.	Twenty-first turn coverage on continuous operations.

d.	Evaluation as a candidate for a managerial position for up to six (6) months during the term of the Agreement.

7.	An Employee assigned as a temporary foreman or supervisor will not issue discipline to Employees, provided that this provision will not prevent a temporary foreman or supervisor from relieving an Employee from work for the balance of the turn for alleged misconduct. An Employee will not be called by either Party in the grievance procedure or arbitration to testify as a witness regarding any events involving discipline which occurred while the Employee was assigned as a temporary foreman or supervisor.

Section B. Union Membership and Dues Checkoff

1.	Each Employee who, on the Effective Date of this Agreement, is a member of the Union and each Employee who becomes a member after that date shall, as a condition of employment, maintain membership in the Union. Each Employee who is not a member of the Union on the Effective Date of this Agreement and each Employee who is hired thereafter shall, as a condition of employment, beginning on the thirtieth (30th) day following the beginning of such employment or the Effective Date of this Agreement, whichever is later, acquire and maintain membership in the Union.

2.	Should the above provision be unenforceable for any reason, then, to the extent permitted by law, each Employee who would be required to acquire or maintain membership in the Union if the provision in Paragraph 1 above could lawfully be enforced, and who fails voluntarily to acquire or maintain membership in the Union, shall be required, as a condition of employment, beginning on the thirtieth (30th) day following the beginning of such employment or the effective date of this Agreement, whichever is later, to pay to the Union each month a service charge as a contribution towards the Union’s collective bargaining representative expenses. The amount of the service charge, including an initiation fee if applicable, shall be as designated by the International Union Secretary-Treasurer.

3.	Wherever Paragraph 1 or 2 above is applicable:

a.	The Company will check off, by pay period, monthly dues or service charges, including, where applicable, initiation fees and assessments, each in amounts as designated by the International Union Secretary-Treasurer, effective upon receipt of individually signed voluntary checkoff authorization cards. The Company shall within ten (10) days remit any and all amounts so deducted to the International Union Secretary-Treasurer with a completed summary of USW Form R-115 or its equivalent.

b.	At the time of employment, the Company will suggest that each new Employee voluntarily execute an authorization for the checkoff of amounts due or to be due under Paragraph 1 or 2 above. A copy of the card will be forwarded at the time of signing to the Financial Secretary of the Local Union.

c.	The Union will be notified of the amount transmitted for each Employee (including the hours and earnings used in the calculation of such amount) and the reason for non-transmission, such as in the case of interplant transfer, layoff, discharge, resignation, leave of absence, sick leave, retirement, death or insufficient earnings.

d.	The International Union Secretary-Treasurer shall notify the Company in writing of any Employee who is in violation of any provision of Paragraph 1 or 2 above.

e.	The Union shall indemnify the Company and hold it harmless against any and all claims, demands, suits and liabilities that shall arise out of or by reason of any action taken or not taken by the Company for the purpose of complying with the foregoing provisions of this Section B, or in reliance on any list, notice, or assignment furnished under such provisions.

Section C. PAC and SOAR Checkoff

1.	The Company will deduct Political Action Committee (PAC) contributions for active Employees who have submitted authorization for such deductions from their wages and for retirees who have submitted authorization for such deductions from their pension. Such deductions shall be on a form reasonably acceptable to the Company and shall be promptly remitted to the Secretary-Treasurer of the USW PAC Fund.

2.	For retirees who are or wish to become members of the Steelworkers Organization of Active Retirees (SOAR) and who have submitted authorization for such deductions from their pension, the Company will deduct SOAR dues from their pension. Such deductions shall be on a form reasonably acceptable to the Company and shall be promptly remitted to the International Union Secretary-Treasurer.

3.	The Union shall indemnify the Company and hold it harmless against any and all claims, demands, suits and liabilities that shall arise out of or by reason of any action taken or not taken by the Company for the purpose of complying with the foregoing provisions of this Section C, or in reliance on any list, notice, or assignment furnished under such provisions.

Section D. Successorship

1.	The Company agrees that it will not sell, convey, assign or otherwise transfer, using any form of transaction, any Plant or significant part thereof covered by this Agreement (any of the foregoing, a Sale) to any other party (Buyer), unless the following conditions have been satisfied prior to the closing date of the Sale:

a.	the Buyer shall have entered into an agreement with the Union recognizing it as the bargaining representative for the Employees working at the Plant(s) to be sold, and

b.	the Buyer shall have entered into an agreement with the Union, either (i) establishing the terms and conditions of employment to be effective as of the closing date of the Sale, or (ii) assuming all agreements applicable to the Plant(s) acquired.

2.	Change of Control is defined as (a) the purchase or acquisition by any person, entity or group, as these terms are used in Sections 13(d) and 14 (d) of the Securities Exchange Act of 1934, as amended, of securities that constitute or are exchangeable for a majority of the common equity or securities entitled to vote in the election of directors of the Company; (b) a merger or consolidation in which the holders of the Company’s common equity or securities entitled to vote in the election of directors immediately prior to such merger or consolidation hold less than fifty percent (50%) of such common equity or voting securities of the succeeding entity or of its ultimate parent immediately after such merger or consolidation; or (c) the sale of all or substantially all of the assets of the Company.

3.	The Company agrees that it will not consummate any transaction resulting in a Change of Control of the Company (a Transaction) unless the ultimate parent company of the entity which gains Control (Newco) has satisfied the following conditions prior to the consummation of the Transaction:

a.	Newco shall have recognized the Union as the bargaining representative for the Employees then employed by the Company;

b.	Newco shall have provided the Union with reasonable assurances that it has both the willingness and financial wherewithal to honor the commitments contained in all of the agreements between the Company and the Union applicable to the Employees (All USW Agreements);

c.	Newco shall have assumed all USW Agreements.

4.	This Section shall not apply to any transactions solely between the Company and any of its Affiliates, or to a public offering of registered securities.

5.	Notwithstanding the provisions of Article One, Section B (Term of the Agreement), this Section shall expire one (1) year after the Termination Date.

Section E. Neutrality

1.	Introduction

The Company and the Union have developed a constructive and harmonious relationship built on trust, integrity and mutual respect. The Parties place a high value on the continuation and improvement of that relationship.

2.	Neutrality

a.	To underscore the Company’s commitment in this matter, it agrees to adopt a position of Neutrality regarding the unionization of any employees of the Company.

b.	Neutrality means that, except as explicitly provided herein, the Company will not in any way, directly or indirectly, involve itself in any matter which involves the unionization of its employees, including but not limited to efforts by the Union to represent the Company’s employees or efforts by its employees to investigate or pursue unionization.

c.	The Company’s commitment to remain neutral as defined above may only cease upon the Company demonstrating to the arbitrator under Paragraph 7 below that in connection with an Organizing Campaign (as defined in Paragraphs 3(a) through 3(c) below) the Union is intentionally or repeatedly (after having the matter called to the Union’s attention) materially misrepresenting to the employees the facts surrounding their employment or is unfairly demeaning the integrity or character of the Company or its representatives.

3.	Organizing Procedures

a.	Prior to the Union distributing authorization cards to non-represented employees at a facility owned, controlled or operated by the Company, the Union shall provide the Company with written notification (Written Notification) that an organizing campaign (Organizing Campaign) will begin. The Written Notification will include a description of the proposed bargaining unit.

b.	The Organizing Campaign shall begin immediately upon provision of Written Notification and continue until the earliest of: (1) the Union gaining recognition under Paragraph 3(d)(5) below; (2) written notification by the Union that it wishes to discontinue the Organizing Campaign; or (3) ninety (90) days from provision of Written Notification to the Company.

c.	There shall be no more than one (1) Organizing Campaign in a bargaining unit in any twelve (12) month period.

d.	Upon Written Notification, the following shall occur:

(1)	Notice Posting

The Company shall post a notice on all bulletin boards of the facility where notices are customarily posted as soon as the Unit Determination Procedure in Paragraph 3(d)(3) below is completed. This notice shall read as follows:

“NOTICE TO EMPLOYEES

We have been formally advised that the United Steelworkers is conducting an organizing campaign among certain of our employees. This is to advise you that:

(1)	The Company does not oppose collective bargaining or the unionization of our employees.

(2)	The choice of whether or not to be represented by a union is yours alone to make.

(3)	We will not interfere in any way with your exercise of that choice.

(4)	The Union will conduct its organizing effort over the next ninety (90) days.

(5)	In their conduct of the organizing effort, the Union and its representatives are prohibited from misrepresenting the facts surrounding your employment. Nor may they unfairly demean the integrity or character of the Company or its representatives.

(6)	If the Union secures a simple majority of authorization cards of the employees in [insert description of bargaining unit provided by the Union] the Company shall recognize the Union as the exclusive representative of such employees without a secret ballot election conducted by the National Labor Relations Board.

(7)	The authorization cards must unambiguously state that the signing employees desire to designate the Union as their exclusive representative.

(8)	Employee signatures on the authorization cards will be confidentially verified by a neutral third party chosen by the Company and the Union.”

Following receipt of Written Notification, the Company may only communicate to its employees on subjects which directly or indirectly concern unionization on the issues covered in the Notice set forth above or raised by other terms of this Neutrality Section and consistent with this Section and its spirit and intent.

(2)	Employee Lists

Within five (5) days following Written Notification, the Company shall provide the Union with a complete list of all of its employees in the proposed bargaining unit who are eligible for Union representation. Such list shall include each employee’s full name, home address, job title and work location. Upon the completion of the Unit Determination Procedure described in Paragraph 3(d)(3) below, an amended list will be provided if the proposed unit is changed as a result of such Unit Determination Procedure. Thereafter during the Organizing Campaign, the Company will provide the Union with updated lists monthly.

(3)	Determination of Appropriate Unit

As soon as practicable following Written Notification, the Parties will meet to attempt to reach an agreement on the unit appropriate for bargaining. In the event that the Parties are unable to agree on an appropriate unit, either Party may refer the matter to the Dispute Resolution Procedure contained in Paragraph 7 below. In resolving any dispute over the scope of the unit, the arbitrator shall apply the principles used by the National Labor Relations Board.

(4)	Access to Company Facilities

During the Organizing Campaign the Company, upon written request, shall grant continuous access to well-traveled areas of its facilities to the Union for the purpose of distributing literature and meeting with unrepresented Company employees. Distribution of Union literature shall not compromise safety or production or unreasonably disrupt ingress or egress or the normal business of the facility. Distribution of Union literature and meetings with employees shall be limited to non-work areas during non-work time.

(5)	Card Check/Union Recognition

(a)	If, at any time during an Organizing Campaign which follows the existence of a substantial and representative complement of employees in any unit appropriate for collective bargaining, the Union demands recognition, the Parties will request that a mutually acceptable neutral (or an arbitrator from the American Arbitration Association if no agreement on a mutually acceptable neutral can be reached) conduct a card check within five (5) days of the making of the request.

(b)	The neutral shall confidentially compare the authorization cards submitted by the Union against original handwriting exemplars of the entire bargaining unit furnished by the Company. If the neutral determines that a simple majority of eligible employees has signed cards which unambiguously state that the signing employees desire to designate the Union as their exclusive representative for collective bargaining purposes, and that cards were signed and dated during the Organizing Campaign, then the Company shall recognize the Union as the exclusive representative of such employees without a secret ballot election conducted by the National Labor Relations Board.

(c)	The list of eligible employees submitted to the neutral shall be jointly prepared by the Union and the Company.

4.	Hiring

a.	The Company shall, at any facility which it builds or acquires, give preference in hiring to qualified Employees of the Company then accruing Continuous Service under the Agreement. In choosing between qualified applicants, the Company shall apply standards established by Article Five, Section E (Seniority) of the Agreement.

b.	The hiring provision set forth above shall not apply where the employer for the purposes of collective bargaining is or will be a Venture (as defined in Paragraph 5(a) below); provided, however, that in a case where a Venture could have an adverse impact on employment opportunities for the current Employees, then the hiring provision set forth above shall apply to such Venture as well.

c.	Before implementing Paragraphs 4(a) and (b), the Company and the Union will decide how this preference will be applied.

d.	In determining whether to hire any applicant (whether or not such applicant is an Employee covered by the Agreement), the Company shall refrain from using any selection procedure which, directly or indirectly, evaluates applicants based on their attitudes or behavior toward unions or collective bargaining.

5.	Definitions and Scope of this Agreement

a.	Rules with Respect to Affiliates and Ventures

(1)	For purposes of this Section, the Company includes (in addition to the Company) any entity which is:

(a)	engaged in the United States or Canada in (1) the mining, refining, production, processing, transportation, distribution or warehousing of raw materials used in the making of steel; or (2) the making, finishing, processing, fabricating, transportation, distribution or warehousing of steel; and

(b)	either an Affiliate or Venture of the Company.

(2)	An Affiliate shall mean any business enterprise that Controls, is under the Control of, or is under common Control with the Company.

Control of a business enterprise shall mean possession, directly or indirectly, of either:

(a)	fifty percent (50%) of the equity of the enterprise; or

(b)	the power to direct the management and policies of said enterprise.

(3)	Venture shall mean a business enterprise in which the Company owns a material interest.

b.	Rules with Respect to Existing Affiliates and Ventures

The Company agrees to cause all of its existing Affiliates and/or Ventures that are covered by the provisions of Paragraph 5(a)(1)(a) above, to become a Party/Parties to this Section and to achieve compliance with its provisions.

c.	Rules with Respect to New Affiliates and Ventures

The Company agrees that it will not consummate a transaction which would result in the Company having or creating (1) an Affiliate or (2) a Venture, without ensuring that the New Affiliate and/or New Venture, if covered by the provisions of Paragraph 5(a)(1)(a) above, agrees to and becomes bound by this Section.

d.	In the event that an Affiliate or Venture is not itself engaged in the operations described in Paragraph 5(a)(1)(a) above, but has an Affiliate or Venture that is engaged in such operations, then such Affiliate or Venture shall be covered by all provisions of this Section.

6.	Bargaining in Newly-Organized Units

Where the Union is recognized pursuant to the above procedures, the first collective bargaining agreement applicable to the new bargaining unit will be determined as follows:

a.	The employer and the Union shall meet within fourteen (14) days following recognition to begin negotiations for a first collective bargaining agreement covering the new unit. In these negotiations, the Parties shall bear in mind the wages, benefits and working conditions in the most comparable operations of the Company (if any comparable operations exist), and those of unionized competitors to the facility in which the newly recognized unit is located.

b.	If after ninety (90) days following recognition the Parties are unable to reach agreement for such a collective bargaining agreement, they shall submit those matters that remain in dispute to the Chair of the Union Negotiating Committee and the Chair of the Company Negotiating Committee, who shall use their best efforts to assist the Parties in reaching a collective bargaining agreement.

c.	If after thirty (30) days following the submission of outstanding matters the Parties remain unable to reach a collective bargaining agreement, the matter may be submitted to final offer interest arbitration in accordance with procedures to be developed by the Parties.

d.	If interest arbitration is invoked, it shall be a final offer package interest arbitration proceeding. The interest arbitrator shall have no authority to add to, detract from or modify the final offers submitted by the Parties, and the arbitrator shall not be authorized to engage in mediation of the dispute. The arbitrator shall select one or the other of the final offer packages submitted by the Parties on the unresolved issues. The interest arbitrator shall select the final offer package found to be the more reasonable when considering (1) the negotiating guidelines described in Paragraph 6(a) above, (2) any matters agreed to by the Parties and therefore not submitted to interest arbitration and (3) the fact that the collective bargaining agreement will be a first contract between the Parties. The decision shall be in writing and shall be rendered within thirty (30) days after the close of the interest arbitration hearing record.

e.	Throughout the proceedings described above concerning the negotiation of a first collective bargaining agreement and any interest arbitration that may be engaged in relative thereto, the Union agrees that there shall be no strikes, slowdowns, sympathy strikes, work stoppages or concerted refusals to work in support of any of its bargaining demands. The Company, for its part, likewise agrees not to resort to the lockout of Employees to support its bargaining position.

7.	Dispute Resolution

a.	Any alleged violation or dispute involving the terms of this Section may be brought to a joint committee of one (1) representative each from the Company and the Union. If the alleged violation or dispute cannot be satisfactorily resolved by the Parties, either Party may submit such dispute to the Board of Arbitration. A hearing shall be held within ten (10) days following such submission and the Board shall issue a decision within five (5) days thereafter. Such decision shall be in writing and need only succinctly explain the basis for the findings. All decisions by the Board pursuant to this Section shall be based on the terms of this Section and the applicable provisions of the law. The Board’s remedial authority shall include the power to issue an order requiring the Company to recognize the Union where, in all the circumstances, such an order would be appropriate.

b.	The Board’s award shall be final and binding on the Parties and all Employees covered by this Section. Each Party expressly waives the right to seek judicial review of said award; however, each Party retains the right to seek judicial enforcement of said award.

c.	For any dispute under this Section and the interest arbitration procedure described in Paragraph 6 above, the Parties shall present such dispute to the Board of Arbitration which shall honor the time table set forth above for the hearing and the decision.

Section F. Contracting Out

1.	Guiding Principle

a.	The Guiding Principle is that the Company will use Employees to perform any and all work which they are or could be capable (in terms of skill and ability) of performing (Bargaining Unit Work), unless the work meets one of the exceptions outlined in Paragraph 2 below.

b.	Any individual or entity other than an employee who performs Bargaining Unit Work shall be referred to herein as an Outside Entity.

2.	Exceptions

In order for work to qualify as an exception to the Guiding Principle, such work must meet all aspects of one (1) of the definitions outlined below and the Company must be in full compliance with all of the requirements of the particular exception as outlined below.

a.	Work Performed in or Around the Plant

(1)	New Construction Work

New Construction Work is work associated with significant (in the context of the facility) projects involving the installation, replacement or reconstruction of any equipment or productive facilities which (a) is not regular, routine or day-to-day maintenance or repair work; (b) does not involve bundling unrelated work; and (c) does not involve any work not related to the project in question.

The Company may use Outside Entities to perform New Construction Work.

(2)	Surge Maintenance Work

Surge Maintenance Work is maintenance and repair work which is required, by bona fide operational needs, to be performed on equipment or facilities where: (a) the use of Outside Entities would materially reduce the duration of the work; and (b) the work cannot reasonably be performed by bargaining unit forces without delaying other work necessary to the Plant’s operations.

The Company may use Outside Entities to perform Surge Maintenance Work provided that the Company has first offered all reasonable and appropriate requested overtime on the Surge Maintenance Work to all qualified Employees.

b.	Work Performed Outside the Plant or its Environs

(1)	Fabrication and Repair Work

Fabrication Work is the creation outside of the Plant or its environs of items or parts used in the Company’s business, which are not themselves, either directly or after additional work is performed on them, sold to customers. Repair Work is the repair, renovation or reconstruction of those items.

Fabrication and Repair Work may be performed by Outside Entities only where the location of the work’s performance is for a bona fide business purpose and the Company can demonstrate a meaningful sustainable economic advantage to having such work performed by an Outside Entity.

In determining whether a meaningful sustainable economic advantage exists, neither lower wage rates, if any, of the Outside Entity, nor the lack of necessary equipment (unless the purchase, lease or use of such equipment would not be economically feasible) shall be a factor.

(2)	Production Work

The Company may use Outside Entities to perform production work outside the Plant and its environs provided the Company demonstrates that it is utilizing Plant equipment to the maximum extent consistent with equipment capability and customer requirements and the Company is making necessary capital investments to remain competitive in the steel business and is in compliance with Article Eleven, Section B (Investment Commitment).

(3)	Shelf Items

(a)	Notwithstanding the above, the Union recognizes that as part of the Company’s normal business, it may purchase standard components, parts or supply items, produced for sale generally (“Shelf Items”). No item shall be deemed a standard component or part or supply item if:

(1)	its fabrication requires the use of prints, sketches or detailed manufacturing instructions supplied by the Company or at the Company’s behest or by another company engaged in producing or finishing steel or it is otherwise made according to detailed Company specifications or those of such other company;

(2)	it involves a unit exchange; or

(3)	it involves the purchase of electric motors, engines, transmissions, or converters under a core exchange program (whether or not title to the unit passes to the vendor/purchaser as part of the transaction), unless such transaction is undertaken with an original equipment manufacturer, or with one of its authorized dealers, provided that the items in the core exchange program that are sold to the Company are rebuilt using instructions and parts supplied by the original equipment manufacturer (or, if the part or parts are not stocked by the original equipment manufacturer, approved by such manufacturer).

(b)	It is further provided that adjustments in the length, size, or shape of a Shelf Item, so that it can be used for a Company specific application, shall be deemed for the purposes of this Section to be Fabrication Work performed outside the Plant.

(c)	With respect to Shelf Items, the Company may purchase goods, materials, and equipment, where the design or manufacturing expertise involved is supplied by the vendor as part of the sale.

(4)	Shelf Item Procedure

(a)	No later than June 1, 2004, and annually thereafter, the Company shall provide the Union members of the Contracting Out Committee with a list and description of anticipated ongoing purchases of each item which the Company asserts to be a Shelf Item within the meaning of Paragraph 3 above. If the Union members of the Committee so request, the list shall not include any item included on a previous list where the status of that item, as a Shelf Item, has been expressly resolved.

(b)	Within sixty (60) days of the submission of the list, either the Union members or the Company members of the Contracting Out Committee may convene a prompt meeting of the Committee to discuss and review the list of items, and, if requested, the facts underlying the Company’s assertion that such items are Shelf Items.

(c)	The Contracting Out Committee may resolve the matter by mutually agreeing that the item in question either is or is not a Shelf Item. With respect to any item which the Union members of the Committee agree is a Shelf Item, the Company shall be relieved of any obligation to furnish a contracting out notice until the next review following such agreement and thereafter, if the Union has requested that a resolved item be deleted from the Shelf Item list in accordance with Paragraph 4(a) above.

(d)	If the matter is not resolved, any dispute may be processed further by filing, within thirty (30) days of the date of the last discussion, a grievance in Step 2 of the Grievance Procedure described in Article Five, Section I.

(e)	An item which the Company asserts to be a Shelf Item, but which was not included on the list referred to in Paragraph 4(a) above because no purchase was anticipated, shall be listed and described on a notice provided to the Union not later than the regularly scheduled meeting of the Contracting Out Committee next following purchase of the item. Thereafter, the Parties shall follow the procedures set forth in Paragraphs 4(c) and (d) above.

c.	Warranty Work

Warranty Work is work which is not a service contract and which is performed pursuant to a pre-existing warranty on new or rehabilitated equipment or systems (1) in order to assure that seller representations will be honored at no additional cost to the Company; (2) within eighteen (18) months of the installation of such warranted equipment unless longer warranties are the manufacturer’s published standard warranties offered to customers in the normal course of business; and (3) for the limited time necessary to make effective seller guarantees that such equipment or systems are free of errors or will perform at stated levels of performance.

The Company may use Outside Entities to perform Warranty Work provided the Company is not responsible for the cost of such work.

3.	Commitment

In addition to the understandings described in Paragraphs 1 and 2 above, the Company agrees that:

a.	Where total hours worked by employees of Outside Entities in or outside the Plant reach or exceed the equivalent of one (1) full time employee, defined as forty (40) hours per week over a period of time sufficient to indicate that the work is full time, the work performed by Outside Entities will be assigned to Employees and the number of Employees will be appropriately increased if necessary, unless the Company is able to clearly demonstrate that the work cannot be performed by the addition of an Employee(s), or that assignment of the work to Employees would not be economically feasible. In determining whether the assignment of the work to Employees is or is not economically feasible, the lower wage rates, if any, of an Outside Entity shall not be a factor.

b.	The Parties agree that the Union may at any time enforce the obligations described above, irrespective of the Company’s compliance with any other obligation in this Section or any other part of the Agreement, and that an arbitrator shall specifically require the Company to meet the above Commitment, including imposing hiring orders and penalties.

c.	The Company shall supply the Contracting Out Committee (as defined below) with all requested information regarding compliance with the Commitment.

4.	Contracting Out Committee

At each Plant, a committee consisting of four (4) employees, two (2) individuals designated by each of the Parties, shall be constituted to serve as the Contracting Out Committee. The Committee shall meet as required but not less than monthly to:

a.	review bargaining unit force levels for the Plant;

b.	review historical contractor utilization by the Plant;

c.	review projections for contractor utilization by the Plant;

d.	monitor the implementation of new programs or hiring to reduce contractor utilization; and

e.	develop new ideas and implementation plans to effectively reduce contractor usage in accordance with the terms of this Section.

5.	Notice and Information

a.	Prior to the Company entering into any agreement or arrangement to use Outside Entities to perform Bargaining Unit Work, except in the case of emergencies, the Company will provide written notice to the Contracting Out Committee. In all cases other than emergencies (where the notice shall be provided as soon as practicable) and day-to-day maintenance and repair, such notice will be provided in sufficient time to permit a final determination, using the Expedited Procedure, of whether or not the proposed use of Outside Entities is permitted. Such notice shall include the following:

(1)	location, type, duration and detailed description of the work;

(2)	occupations involved and anticipated utilization of bargaining unit forces;

(3)	effect on operations if the work is not completed in a timely fashion; and

(4)	copies of any bids from Outside Entities and any internal estimating done by or on behalf of the Company regarding the use of the Outside Entities.

b.	Should either the Union or the Company believe a meeting to be necessary, a written request shall be made within five (5) days (excluding Saturdays, Sundays and holidays) after receipt of such notice. The meeting shall be held within three (3) days (excluding Saturdays, Sundays and holidays) thereafter. At such meeting, the Parties shall review in detail the plans for the work to be performed and the reasons for using Outside Entities. The Union shall be provided with all relevant information available to the Company concerning the use of Outside Entities at issue.

c.	Should the Company fail to give notice as provided above, then not later than thirty (30) days from the later of the date of the commencement of the work or when the Union becomes aware of the work, a grievance relating to such matter may be filed.

6.	Mutual Agreement

a.	On the effective date of the 2003 Basic Labor Agreement, all agreements, understandings or practices of any kind that directly or indirectly permitted the use of Outside Entities to perform Bargaining Unit Work were agreed to be null and void.

b.	In the event the Contracting Out Committee resolves a matter in a fashion which in any way permits the use of Outside Entities, such resolution shall be final and binding only as to the matter under consideration and shall not affect future determinations under this Section.

c.	No agreement entered into subsequent to the effective date of the 2003 Basic Labor Agreement, whether or not reached pursuant to this Section, which directly or indirectly permits the use of Outside Entities on an ongoing basis, shall be valid or enforceable unless it is in writing and signed by the President/Unit Chair and the Grievance Committee Chair/Unit Grievance Committeeperson of the affected Local Union.

7.	Expedited Procedure

In the event the Union or the Company requests an expedited resolution of any dispute arising under this Section, it shall be submitted to the Expedited Procedure in accordance with the following:

a.	Within three (3) days (excluding Saturdays, Sundays and holidays) after either the Union or the Company determines that the Contracting Out Committee cannot resolve the dispute, the moving Party must advise the other in writing that it is invoking this Expedited Procedure.

b.	An expedited arbitration must be scheduled within three (3) days (excluding Saturdays, Sunday and holidays) of such notice and heard at a hearing commencing within five (5) days (excluding Saturdays, Sundays and holidays) thereafter.

c.	The Board shall render a decision within forty-eight (48) hours (excluding Saturdays, Sundays and holidays) of the conclusion of the hearing.

d.	Notwithstanding any other provision of this Agreement, any case heard in the Expedited Procedure before the work in dispute was performed may be reopened by the Union if such work, as actually performed, varied in any substantial respect from the description presented in arbitration. The request to reopen the case must be submitted within seven (7) days of the date on which the Union knew or should have known of the variance.

8.	Quarterly Review

a.	Not less than quarterly, the Contracting Out Committee shall meet with the Local Union President/Unit Chair and the General Manager of the Plant, or his/her designee, for the purpose of reviewing all work for which the Company anticipates utilizing Outside Entities at some time during the next or subsequent quarters. The Union shall be entitled to review any current or proposed contracts concerning such work and shall keep such information confidential.

b.	During the review, the Contracting Out Committee may (1) agree on items of work that should be performed by Outside Entities for which Notice under Paragraph 5 above is therefore not required; or (2) disagree on which items of work should be performed by Employees and which should be performed by Outside Entities for which notice under Paragraph 5 is therefore required.

c.	During the quarterly review, the Company will provide to the Contracting Out Committee a detailed report showing work performed by Outside Entities since the last such report. For each item of work the report shall include the date and shift the work was performed; a description of the work; and the total number of hours worked by trade, craft or occupation.

9.	General Provisions

a.	Special Remedies

(1)	Where it is found that the Company (a) engaged in conduct which constitutes willful or repeated violations of this Section or (b) violated a cease and desist order previously issued by the Board of Arbitration in connection with this Section F, the Board shall fashion a remedy or penalty specifically designed to deter the Company’s behavior.

(2)	With respect to any instance of the use of an Outside Entity, where it is found that notice or information was not provided as required under Paragraph 5 above, and that such failure was willful or repeated and deprived the Union of a reasonable opportunity to suggest and discuss practicable alternatives to the use of an Outside Entity, the Board shall fashion a remedy which includes earnings and benefits to Employees who otherwise would have performed the work.

b.	Outside Individuals Testifying in Arbitration

No testimony offered by an individual associated with an Outside Entity may be considered in any proceeding unless the Party calling the outsider provides the other Party with a copy of each Outside Entity document to be offered in connection with such testimony at least forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before commencement of that hearing.

Section G. Printing of Contracts

1.	Immediately following the Effective Date of this Agreement, the Parties will create mutually acceptable labor and benefits agreements. These agreements shall, at the expense of the Company, be printed by a union printer in a form (size, paper stock, number of copies, etc.) and a manner of distribution reasonably designated by the Union. The distribution shall occur within three (3) months of the Effective Date.

2.	The Company shall provide the Union with electronic versions of all agreements between the Parties.

Section H. Hiring Preference

1.	In all hiring for bargaining unit positions, the Company shall, subject to its obligations under applicable equal employment opportunity laws and regulations, give consideration, to the full extent of interest, to applicants who are the direct relatives (children, children-in-law, step-children, spouse, siblings, grandchildren, nieces and nephews) of Employees who meet established hiring criteria.

2.	Such hiring shall conform to applicable lines of progression, bidding, promotion and other requirements under this Agreement.

3.	The Company shall, subject to these and other applicable provisions, make the final decision to accept or reject a particular applicant for employment.

Section I. Local Union Elections

Upon request and adequate notice, the Company will provide the Local Union with a suitable area on Company property for conducting a Union election. The Company will not be required to provide an area which will interfere with Plant operations or with ingress or egress.

ARTICLE Three—HEALTH, SAFETY AND THE ENVIRONMENT

Section A. Employee and Union Rights

1.	Employees have the right to a safe and healthful workplace, to refuse dangerous work, to adequate personal protective equipment, to safety and health training, to a proper medical program for workplace injuries and illnesses, and to a reasonable alcoholism and drug abuse policy.

2.	The Union has the right to participate in active and informed Joint Safety and Health and Environmental Committees, to appoint Union Health and Safety representatives, to join in regular safety audits and accident/incident investigations, to receive full and continuing access to all information related to the work of the Committees (including all OSHA reports), and to participate in programs which address certain special hazards. The Company will provide the Union Health, Safety and Environment Department (Union Safety Department) with prompt telephonic notification of the basic facts concerning any fatality at the worksite, followed by a written communication, and a copy of the fatal accident report.

3.	The Company will develop and implement, with the involvement of the Union as provided below, policies and programs for ensuring these rights.

Section B. The Right to a Safe and Healthful Workplace

1.	The Company will provide safe and healthful conditions of work for its Employees and will, at a minimum, comply with all applicable laws and regulations concerning the health and safety of Employees at work and the protection of the environment. The Company will install and maintain any equipment reasonably necessary to protect Employees from hazards.

2.	The Company will make every reasonable effort to ensure that all equipment is maintained in a safe condition. Its inspection and maintenance program will give top priority to equipment critical to Employee safety and health. Where faulty equipment creates an abnormal risk to Employees, the Company will take all necessary steps to eliminate the risk.

3.	The Company will provide suitable heating and ventilation systems and keep them in good working order.

Section C. The Right to Refuse Unsafe Work

1.	If an Employee, acting in good faith and on the basis of objective evidence, believes that there exists an unsafe or unhealthful condition beyond the normal hazards inherent in the operation (Unsafe Condition), s/he shall notify his/her immediate supervisor. The Employee and the supervisor will make every attempt to resolve the condition in the interest of safety. Thereafter, s/he has the right, subject to reasonable steps for protecting other Employees and equipment, to be relieved from duty on that job and to return to that job only when the Unsafe Condition has been remedied. The Company shall assign the Employee to other available work in the Plant, consistent with this Agreement and without displacing another Employee.

2.	If the Company disputes the existence of the allegedly Unsafe Condition, the Grievance Chair and the Plant General Manager or Plant Safety Manager or their designees will immediately investigate and determine whether it exists.

3.	If after the investigation it is determined that the condition existed, the Employee will be made whole for any lost time in connection with the condition. If after the investigation the Company does not agree that an Unsafe Condition exists, the Union has the right to present a grievance in writing to the appropriate Company representative and thereafter the Employee shall continue to be relieved from duty on that job. The grievance will be presented without delay directly to the Board of Arbitration, which will determine whether the Employee acted in good faith in refusing the work and whether the Unsafe Condition was in fact present.

4.	No Employee who in good faith exercises his/her rights under this Section will be disciplined for doing so. Should the Company contend that an Employee did not exercise his/her rights under this Section in good faith and discipline is issued, the protections of Article 5, Section I(9)(c) (Justice and Dignity) shall apply.

5.	If the Board of Arbitration determines that an Unsafe Condition within the meaning of this Section exists, it shall order that the Condition be corrected and that the correction occur before the Employee returns to work on the job in question and the Employee shall be made whole for any lost earnings.

Section D. The Right to Adequate Personal Protective Equipment

The Company will provide, without cost to the Employee, effective protective equipment in good working order, appropriate to environmental conditions, when required by law or regulation or when necessary to protect Employees from injury or illness. Consideration will be given for environmental conditions. Such equipment includes, but is not limited to, goggles, hard hats, safety glasses, hearing protectors, face shields, respirators, special-purpose gloves, protective clothing and harnesses. The Company may assess a fair charge to cover negligent loss or willful destruction by the Employee.

Section E. The Right to Safety and Health Training

1.	All Employees will be provided with periodic safety and health training. This training shall be no less than eight (8) hours annually. In addition, before the initial assignment to a particular job, Employees will receive training on the nature of the operation or process; the hazards of the job; controls in place; safe working procedures and the reasons for them; the purpose, use and limitations of the required personal protective equipment; and other controls or precautions associated with the job. Such training will also be provided when the job changes in a way that affects the nature or severity of the hazards.

2.	All Plant-specific safety and health training programs will be fully discussed and reviewed by the Joint Safety and Health Committee prior to implementation. The Company will make a reasonable effort to use qualified Employees chosen by the Union Chair of the Joint Safety Committee as trainers and will ensure that trainers are instructed in effective teaching techniques. Upon request, the USW Corporate-Level Safety and Health Coordinator will be provided with a copy of all safety and health training materials and be afforded the opportunity to review the training.

Section F. The Right to a Proper Medical Program for Workplace Injuries and Illnesses

1.	The Company will provide first aid equipment and trained personnel in close proximity to each of its facilities. The Company will provide Employees who are seriously injured on the job with prompt emergency transportation, in accordance with applicable first responder (EMT) protocols, to an appropriate treatment facility and return transportation to the Plant. Where such Employees are unable to safely transport themselves home and alternatives are not available, the Company will make arrangements for such Employees to be transported home.

2.	An Employee who, as a result of an occupational injury or illness, is unable to return to his/her assigned job for the balance of the shift, will be paid any earnings lost on that shift.

3.	The Company will make medical screening for occupational illnesses available to Employees or retirees of the Company where a government agency requires such screening.

4.	The Company will not require any Employee to submit to any medical test or answer any medical history question that is not related to the Employee’s ability to perform his/her job.

5.	The Company will maintain the privacy of reports of medical examinations of its Employees and will only furnish such reports to a physician designated by the Employee with the written authorization of the Employee; provided that the Company may use or supply such medical examination reports of its Employees in response to subpoenas, requests by a governmental agency authorized by law to obtain such reports and in arbitration or litigation of any claim or action involving the Company and the Employee. Upon written request by the Employee, the Company will provide the Employee with a copy of the Employee’s medical records at no cost to the Employee. All medical examinations will be conducted by or under the supervision of a licensed physician.

6.	If a Company physician detects a medical condition that requires further medical attention, s/he will advise the Employee of such condition.

Section G. The Right to a Reasonable Policy on Alcoholism and Drug Abuse

1.	The Parties desire a drug and alcohol-free workplace. Consistent with this objective, alcoholism and drug abuse are recognized by the Parties as treatable conditions. The Company and the Union agree to the need for an Employee Assistance Program (EAP), administered and funded by the Company to encourage and facilitate the rehabilitation of Employees afflicted with alcoholism or drug abuse. The EAP will utilize professional counselors and Employee advocates who will operate under conditions of strict confidentiality.

2.	The Company may require an Employee to submit to for cause drug and alcohol testing where there is a reasonable basis to believe the Employee is affected by drugs or alcohol (as established by the completion of the DA-1 form). Employees involved in an incident/accident will be tested only when based on the written assessment of the incident (Form DA-1) an error in their coordination or judgment could have contributed to the incident/accident. The Company may require Employees in their probationary period to submit to periodic drug and alcohol testing and may also require drug and alcohol testing as part of the physical examination of an Employee returning to work after an absence due to layoff in excess of ninety (90) days.

3.	Drug and alcohol tests will utilize scientifically accepted methods for evaluating use. Testing methods currently in use at U.S. Steel will be deemed to have met this standard. D.O.T cut-off levels will be used for purposes of determining whether a urine test is positive for drugs. When a biological sample is taken, a portion will be retained for retesting should the Employee dispute a positive result and request a retest. Hair testing will not be used for “for cause” testing as set forth in Paragraph 2 above.

4.	Employees (other than probationary Employees) who test positive for drugs or have a blood or breath alcohol level of .04 or greater will be offered an opportunity for rehabilitation in lieu of discipline pursuant to a Last Chance Agreement. However, this provision shall not affect the right of the Company to discipline Employees for other reasons.

5.	Employees will not be required to submit to drug or alcohol testing for any other reason, unless such testing is conducted pursuant to a Last Chance Agreement or is required by law.

Section H. The Union’s Right to Participate in a Joint Safety and Health Committee

1.	A Joint Safety and Health Committee (Joint Safety Committee) will be established at each facility to be composed of the Local Union President/Unit Chair, Plant Manager, and the Safety Manager and one (1) additional member for each department (but no less than three (3) additional members) as designated by each Chair, respectively. The Parties recognize the value of having highly qualified employees serve on the Joint Safety Committee. The Parties will designate their respective Chairs and provide each other with updated lists of the members of the Joint Safety Committee. Notwithstanding the foregoing, the Parties agree to maintain the local practices and agreements in effect as of September 1, 2008, with respect to the number of Employee members of the Joint Safety Committee at each Plant.

2.	The Joint Safety Committee will have the following Plant (Works) functions: participating in the design of safety and health programs including strategic planning; assisting in the establishment of safe job procedures; participating in safety and health audits; reviewing safety rules; participating in the investigation of workplace incidents/accidents; reviewing accident, injury, illness and other statistics related to safety and health; participating in the design of safety and health training programs; reviewing proposed changes in technology or operations for their impact on Employee safety and health; participating in Safety & Operating Inspections (SOIs); participating in the selection of personal protective equipment; participating in divisional safety activities; participating in hazard assessments; discussing the Company’s response to proposed regulations and legislation affecting safety and health; participating in and reviewing the results of safety and health inspections or industrial hygiene monitoring by OSHA, MSHA, and NIOSH; collecting and responding to safety and health concerns raised by individual members of the Joint Safety Committee or Employees; and working together to promote an awareness of safety and health hazards and safe work procedures. The Union Chair will meet with the Safety Manager on at least a weekly basis to discuss past and future Joint Safety Committee activities as well as other safety and health issues.

3.	The Joint Safety Committee will hold periodic meetings at times determined by the Chairs, but no less often than monthly. Either Chair may request a special meeting of the Joint Safety Committee, which request shall not unreasonably be denied. The Union members will be afforded time to meet privately as needed to prepare for meetings of the Joint Safety Committee.

4.	The Company and the Union will each keep minutes of meetings. Prior to every regular meeting, the Company will prepare a written response to concerns or action items noted at the previous meeting, as well as any open items from previous meetings. The two (2) sets of minutes, or a jointly agreed reconciled version, along with the Company’s written response to concerns and action items, will be included in the official record of the meeting.

5.	The Company will not implement any substantive changes to the Plant’s safety and health programs, policies or rules; introduce new protective equipment or eliminate existing protective equipment; or modify safety and health training, unless the Joint Safety Committee has been notified and the Union has been provided the opportunity to fully discuss the change and make recommendations which the Company will in good faith consider. Where substantive changes are made to Corporate standard safety practices, the USW Corporate-Level Safety and Health Coordinator will be notified and provided the same opportunities set forth above. Such notifications will be made at the earliest practicable time.

6.	The Joint Safety Committee will not handle grievances, although it may discuss safety and health issues that have led to a grievance.

7.	The Company, in cooperation with the Union Safety Department, will provide annual training for full-time Company paid members of the Joint Safety Committee. The Company will pay the reasonable cost of training materials and facilities, as well as necessary expenses and lost time in accordance with local Plant understandings. The training shall be held in conjunction with the annual meeting described below and will include four (4), eight (8) hour training sessions. The Union may, at its discretion, use one (1) of those sessions to deliver training to Union members only.

8.	Members of the Joint Safety Committee will be afforded access, consistent with their own safety and the safety of the operation, to all operational areas of the Plant for the purpose of conducting the legitimate business of the Committee, upon notification to the appropriate Company representative. The Director of the Union Safety Department or his/her designee will be allowed access to the Plant upon notification to the Company.

9.	The Company will provide an office in a convenient location in the Plant for the exclusive use of Union members of the Joint Safety Committee. The office will be equipped with a telephone and a computer.

10.	The Union members of the Joint Safety Committee will be compensated for lost time for all hours spent on Committee work as described in H-2 and H-3 above, in accordance with existing local Plant understandings and Appendix Q-6.

11.	The Parties will sponsor an annual safety and health meeting, attended by full-time Company paid Union members of the Joint Safety Committee from each Plant covered by this Agreement, Union Safety and Health Coordinators, appropriate Company counterparts and members of the Union Safety Department. The Company will pay reasonable travel expenses, other expenses and lost time for Employees determined in accordance with local Plant understandings.

Section I. The Union’s Right to Participate in Environmental Issues

1.	A Joint Environmental Sub-Committee of the Joint Safety and Health Committee will be established at each location, composed of an equal number of employees designated by the Union and the Company. The Joint Safety and Health Sub-Committee will meet regularly to discuss environmental issues affecting the Company and to make appropriate recommendations.

2.	The Company will make available for review to the Sub-Committee all non-confidential environmental reports, monitoring results, analyses, materials received from the EPA and other agencies, and any other relevant, non-confidential documents related to the Company’s environmental program and obligations.

Section J. The Right to Union Safety and Health Coordinators

1.	The full-time Safety and Health Coordinators selected by the Chair of the Union Negotiating Committee in accordance with Article Six, Section C will work in cooperation with the Plant Safety Manager on safety and health matters such as those identified in H-2 above. The Coordinator will participate in the weekly meetings between the Union Chairs of the Joint Safety Committee(s) and the Plant Safety Manager as described in H-2 above.

2.	The Joint Safety Committee, Company Safety and Health Department and Union Safety Department will cooperate in designing and implementing training for Union Safety and Health Coordinators.

Section K. The Union’s Right to Participate in Incident/Accident Investigations

1.	When an incident/accident occurs that results, or could have resulted, in a serious injury, the Company will immediately notify the Union Chair of the Joint Safety Committee who will have the right to immediately visit the scene, or to assign another Union member of the Joint Safety Committee to visit the scene, consistent with his/her safety. The Union Chair or designee will serve on the investigation team established to determine the cause of the incident/accident, and participate in the preparation of the report. The Company will provide the Joint Safety Committee with access to the site and any information relevant to understanding the causes of the incident/accident.

2.	If the Company requires an Employee to testify or be interviewed at the formal investigation into the causes of an incident/accident or disabling injury, the Employee will be advised that s/he may have a Union representative present. The Union will be furnished with a copy of such record as is made of the Employee's testimony or interview.

3.	No Employee will be disciplined or discriminated against in any way solely for suffering an injury or illness or for reporting an incident/accident in good faith. The Company will not establish any program, policy, practice or work rule that is likely to discourage Employees from reporting accidents, injuries or illness. The Company will adhere to the principles of progressive discipline when it imposes discipline for a safety violation, meaning it will take into account the gravity of the violation and the Employee’s prior discipline record, unless the violation results from malice, recklessness or knowing defiance of an established and properly communicated safety rule, policy or procedure.

4.	A joint safety and health audit shall be conducted at each Plant at least annually. The audit team shall not include individuals from that Plant, and shall have an equal number of managers and Employees. Audits will be conducted pursuant to existing protocols and understandings.

5.	A Union member of the Joint Safety Committee designated by the Union Chair shall be afforded the opportunity to participate in any safety inspection conducted by a government agency.

Section L. Carbon Monoxide Control, Toxic Substances and Harmful Physical Agents

1.	The Company will routinely perform engineering surveys of hazards, periodic in-Plant industrial hygiene sampling and testing for harmful physical agents at each location covered by this Agreement. The survey, to be conducted by qualified personnel, will list locations from which significant amounts of carbon monoxide, toxic substances and harmful physical agents could escape, the conditions which might cause such a release, and the steps necessary to minimize or control the hazard. The survey will be updated annually and whenever significant changes are made to the gas-handling system or procedure.

2.	Based on sampling and surveys, the Company will implement a program for the control of such hazards including engineering and equipment changes necessary to eliminate or reduce the hazards identified in the survey; necessary amendments to safe job procedures; the installation and regular testing of fixed automatic monitors equipped with alarms; the use of portable monitors; regular inspection and maintenance of testing equipment; provision of an adequate number of approved breathing apparatus appropriate for emergency operations and in locations readily accessible to Employees; Employee training including regular drills; an emergency rescue program with appropriate rescue and trained personnel; and the investigation by the Joint Safety Committee of all incidents which involve the accidental releases of such hazards, cause an alarm to trigger or result in an elevated level of carboxyhemoglobin in any exposed person. The Joint Safety Committee will review the survey and the program whenever it is updated.

Section M. Ergonomics

1.	The Parties will establish a program to identify ergonomic risks in the Plant and recommend controls.

2.	If the Company determines a contractor is needed to conduct an ergonomic study, a member of the plant Joint Safety Committee designated by the Union Chair will be consulted regarding the selection of said Contractor.

3.	The Joint Safety Committee will be provided with copies of any report completed in accordance with paragraph 2 above including photographs and videos.

4.	A Union member of the Joint Safety Committee designated by the Union Chair shall be afforded the opportunity to participate in any ergonomic study conducted pursuant to paragraph 2 above.

Section N. Safety Shoe Allowance

Each active Employee will be provided by the Company, in accordance with applicable laws, one (1) pair of Company-approved safety shoes for the Employee’s use at work or the full purchase price of such shoes. A voucher system may be used to provide such shoes. The Company shall also replace such shoes, as necessary.

Section O. No Union Liability

The Company has the exclusive legal responsibility for safety and health conditions in the Plant and for environmental matters. Neither the Union nor its representatives, officers, employees or agents will in any way be liable for any work-related injuries or illnesses or for any environmental pollution that may occur.

ARTICLE Four—CIVIL RIGHTS

Section A. Non-Discrimination

1.	The provisions of this Agreement shall be applied to all Employees without regard to:

a.	race, color, religious creed, national origin, disability, veterans disability or status as a veteran; or

b.	sexual orientation, gender identify, or sex or age, except where sex or age is a bona fide occupational qualification; or

c.	citizenship or immigration status, except as permitted by law.

2.	Harassment on the basis of any of the categories listed above may be considered discrimination under this Section.

3.	The Company shall not retaliate against an Employee who complains of discrimination or who is a witness to discrimination.

4.	There shall be no interference with the right of Employees to become or continue as members of the Union and there shall be no discrimination, restraint or coercion against any Employee because of membership in the Union.

5.	The right of the Company to discipline an Employee for a violation of this Agreement shall be limited to the failure of such Employee to discharge his/her responsibilities as an Employee and may not in any way be based upon the failure of such Employee to discharge his/her responsibilities as a representative or officer of the Union. The Union has the exclusive right to discipline its officers and representatives. The Company has the exclusive right to discipline its officers, representatives and employees.

6.	Nothing herein shall be construed to in any way deprive any Employee of any right or forum under public law.

Section B. Civil Rights Committee

1.	A Joint Committee on Civil Rights (Joint Committee) shall be established at each location covered by this Agreement. The Union shall appoint two (2) members, in addition to the Local Union President/Unit Chair and Grievance Chair. The Company shall appoint an equal number of members, including the Plant Manager, or his designated representative, and the Manager of Employee Relations. The Parties shall each appoint a Chair and shall provide each other with updated lists of the members of the Joint Committee.

2.	The Joint Committee shall meet as necessary and shall review and investigate matters involving Civil Rights and attempt to resolve them.

3.	The Joint Committee shall not displace the normal operation of the grievance procedure or any other right or remedy and shall have no jurisdiction over initiating, filing or processing grievances.

4.	In the event an Employee or Union representative on the Joint Committee brings a complaint to the Joint Committee, the right to bring a grievance on the matter shall be preserved in accordance with the following:

a.	The complaint must be brought to the attention of the Joint Committee within the same timeframe that a complaint must be brought to Step 1 of the grievance procedure.

b.	The Employee must provide the Joint Committee with at least forty-five (45) days to attempt to resolve the matter.

c.	At any time thereafter, if the Joint Committee has not yet resolved the matter, the Employee may request that the Grievance Chair file it as a grievance in Step 2 of the grievance procedure, and upon such filing the Joint Committee shall have no further jurisdiction over the matter.

d.	If the Joint Committee proposes a resolution of the matter and the Employee is not satisfied with such resolution, the Grievance Committee Chair may file a grievance in Step 2 of the grievance procedure, provided such filing is made within thirty (30) days of the Employee being made aware of the Joint Committee’s proposed resolution.

5.	The Union members of the Joint Civil Rights Committee shall be compensated for lost time spent in joint training related to the function of the Joint Civil Rights Committee.

Section C. Workplace Harassment, Awareness and Prevention

1.	All Employees shall be educated in the area of workplace diversity and harassment awareness and prevention on an annual basis.

2.	A representative of the Union’s Civil Rights Department and a representative designated by the Company’s Employee Relations Department will work together to develop joint harassment and prevention education, with input from the Plants and Local Unions.

3.	Members of the Joint Civil Rights Committee will be trained in matters relative to this provision.

4.	All new Employees (and all Employees who have not received such training) will be scheduled to receive one to two (2) hours of training as to what harassment is, why it is unacceptable, its consequences for the harasser and what steps can be taken to prevent it.

5.	All Employees shall be compensated in accordance with the standard local Plant understandings for time spent in training referred to in this Section.

Section D. Child Care, Elder Care and Dependent Care

1.	The Parties agree to identify programs that meet the changing needs of working families, particularly in regard to dependent care.

2.	At each location covered by this Agreement the Parties shall create a Dependent Care Committee, comprised of a Joint Efforts Coordinator and a designee of the Plant Manager and the Local Union President/Unit Chair. The Committee shall meet and be responsible for the identification and, where appropriate, development of dependent care programs. The Committee will utilize local community resources which are able to support the issues of child, elder and dependent care.

3.	The Committee's efforts shall include fact finding and identifying working model programs during the term of this Agreement, such as:

a.	twenty-four (24) hour resources and referral systems;

b.	subsidy and/or reimbursement provisions for dependent care services;

c.	pre-tax programs;

d.	near-site or on-site dependent care centers;

e.	before and after work care for extended workdays;

f.	holiday, emergency and sick care on workdays; and

g.	development of community-based groups with other unions and companies in the region to cost effectively provide dependent care services.

ARTICLE Five—WORKPLACE PROCEDURES

Section A. Local Working Conditions

1.	Local Working Conditions

The term Local Working Conditions as used in this Section means specific practices or customs which reflect detailed applications of matters within the scope of wages, hours of work or other conditions of employment, including local agreements, written or oral, on such matters. It is recognized that it is impracticable to set forth in this Agreement all of these working conditions, which are of a local nature only, or to state specifically in this Agreement which of these matters should be changed or eliminated. The provisions set forth below provide general principles and procedures which explain the status of these matters and furnish necessary guideposts. Any arbitration arising under this Section shall be handled on a case-by-case basis.

2.	Deprivation of Benefits

In no case shall Local Working Conditions deprive an Employee of rights under this Agreement and the conditions shall be changed or eliminated to provide the benefits established by this Agreement.

3.	Benefits in Excess

Should there be any Local Working Conditions in effect which provide benefits that are in excess of, or in addition to, but not in conflict with benefits established by this Agreement, they shall remain in effect for the term of this Agreement, except as they are changed or eliminated by mutual agreement or in accordance with Paragraphs 4 or 6 below.

4.	Right to Change

The Company shall have the right to change or eliminate any Local Working Condition if the basis for the existence of the Local Working Condition is changed or eliminated, thereby making it unnecessary to continue such Local Working Condition.

5.	Modification of Agreement

No Local Working Condition shall be established or continued which changes or modifies any provision of this Agreement, except as it is approved in writing by the Chairs of the respective Negotiating Committees.

6.	Additional Requirements

a.	After May 20, 2003, all Local Working Conditions must be reduced to writing and signed by the Plant Manager and the Local Union President/Unit Chair.

b.	A Local Working Condition established prior to May 20, 2003, which would interfere with the attainment of the workplace restructuring objective set forth in Appendix C-1: Workplace Restructuring and Productivity of the 2003 BLA will be eliminated or modified as appropriate. Those Local Working Conditions unaffected by the foregoing will be preserved.

Section B. New or Changed Jobs

As part of the workplace restructuring agreed to during the course of the 2003 collective bargaining between the Parties, six (6) new jobs were established to replace the existing jobs. The descriptions for these six (6) jobs are very broad in nature and apply to all of the Plants covered by this Agreement. Due to the manner in which these jobs are described, the Parties do not anticipate that it will be necessary to change these descriptions or their corresponding labor grades. The procedure set forth below is provided for in the unlikely event that a change would be required in the future.

1.	The jobs provided for under this Agreement are set forth in Appendix A-2.

2.	The job description and labor grade classification for each job in effect as of the date of this Agreement shall continue in effect unless changed in accordance with mutual agreement of the Chair of the Union Negotiating Committee and the Company’s Senior Vice President & Chief Human Resources Officer, or by a decision by the Board of Arbitration pursuant to Paragraph 9 below.

3.	The Chairs of the respective Negotiating Committees shall meet at least annually to discuss issues concerning the job descriptions.

4.	At each location covered by this Agreement, the Union shall designate up to two (2) individuals to serve on a Job Evaluation Committee. The Committee shall be provided with paid time off in accordance with standard local Plant understandings to conduct its business as described in this Section.

5.	In the event the Company chooses to modify the duties of an existing job or create a new job, it shall follow the procedure outlined below.

6.	The Company shall meet with the Job Evaluation Committee and present it with a written description of how it intends to modify an existing job or a complete description of a proposed new job. The description shall include:

a.	the requirements of such new or modified job in the areas of training, skill, responsibility, effort and surroundings (Requirements);

b.	the Company’s view as to how these Requirements compare to the Requirements for existing jobs at the Plant; and

c.	based on Paragraphs (a) and (b) above, at what rate the Company believes the job should be paid.

7.	The Job Evaluation Committee shall be provided with any additional information requested in connection with its assessment of the new or modified job.

8.	If the Parties are unable to agree upon the appropriate duties and rate of pay for the new or modified job, they shall submit their dispute to arbitration using a procedure to be developed by the Parties.

9.	The arbitrator shall base his/her decision on the Requirements of the new or modified job and how those Requirements compare to the Requirements for the existing jobs at the Plant and other Plants of the Company.

Section C. Hours of Work

1.	Normal Workday and Work Week

a.	The normal workday shall be any regularly scheduled consecutive twenty-four (24) hour period comprising eight (8) consecutive hours of work and sixteen (16) consecutive hours of rest. The normal work week shall be five (5) consecutive workdays beginning on the first day of any seven (7) consecutive day period. The seven (7) consecutive day period is a period of 168 consecutive hours and may begin on any day of the calendar week and extend into the next calendar week. On shift changes, the 168 consecutive hours may become 152 consecutive hours depending upon the change in the shift. This Section shall not be considered as any basis for the calculation or payment of overtime, which is covered solely by Article Five, Section D.

b.	Schedules showing Employees’ workdays shall be posted or otherwise made known to Employees not later than Thursday of the week preceding the calendar week in which the schedule becomes effective. The Company will establish a procedure affording any Employee whose last scheduled turn ends prior to the posting of his/her schedule for the following week an opportunity to obtain information relating to his/her next scheduled turn. This procedure will also be applicable with respect to Employees returning from vacation.

c.	Employees shall be paid for all shifts, which are part of their originally posted schedule, unless an Employee fails to work as scheduled for reasons such as disciplinary time off, absenteeism or report-off time for Union business.

d.	All shifts not included on the originally posted schedule shall be considered overtime shifts, except to the extent that such shifts are worked at the request of, or with the consent, of the Employee.

2.	Absenteeism

a.	It is expected that Employees shall adhere to their schedule. When an Employee has just cause to be late for or absent from work, s/he shall, as promptly as possible, contact the designated person and provide the pertinent facts and when the Employee expects to return to work.

b.	Reasonable rules for the implementation of these principles shall be developed by the Company and made known to Employees. Such rules will not deprive any Employee of any rights otherwise provided by this Agreement and shall be reasonably applied.

3.	Overtime

a.	The Parties recognize that schedules that regularly require a substantial level of overtime are undesirable and should be avoided where possible.

b.	Where local practices or agreements with respect to the distribution of overtime do not presently exist, the Company and the Local Union Grievance Committee shall promptly conclude an agreement providing for the most equitable overtime distribution consistent with the efficiency of the operation.

c.	The Company will consider an Employee’s request to be excused from overtime work and shall accommodate those requests which are practicable and reasonable under the circumstances.

4.	Full Week Guarantee

An Employee scheduled to work will receive, during a payroll week, an opportunity to earn at least forty (40) hours of pay (including hours paid for but not worked, work opportunities declined by the Employee, disciplinary time off, absenteeism and report-off time for Union business, but excluding overtime pay and premium pay). An Employee on an approved leave of absence or disability during any payroll week shall be considered as having been provided the opportunity for this guarantee during any such week, it being understood that the pay, if any, that such an Employee is entitled to receive while on approved leave of absence or disability is that provided by applicable law or the Agreement, not the earning opportunity set forth in this Paragraph.

5.	Full Day Guarantee

An Employee who is required to report and reports to work shall be paid for the greater of (a) eight (8) hours or (b) the hours actually worked, except as provided in other Sections of this Agreement or in cases where the Employee works less than eight (8) hours or the actual hours scheduled, as a result of the Employee voluntarily leaving work or as a result of disciplinary action.

6.	Alternative Work Schedule

The Company may adopt alternative work schedules consisting of ten (10) or twelve (12) hour per day scheduling with the approval of the Local Union President/Unit Chair and the Grievance Chair and sixty percent (60%) of the Employees who are impacted by the alternative schedule.

Approval of an alternative work schedule may be revoked at any time more than six (6) months after its implementation by a simple majority vote of the Employees who are impacted by that schedule. Following such revocation, the Company shall reinstate a normal schedule as promptly as possible.

Section D. Overtime

1.	Definitions

a.	The payroll week shall consist of seven (7) consecutive days beginning at 12:01 a.m. Sunday or at the shift-changing hour nearest to that time.

b.	The workday for the purposes of this Section is the twenty-four (24) hour period beginning with the time the Employee is scheduled to begin work.

c.	The Regular Rate of Pay as used in Paragraph 2 below (and in this Agreement) shall mean the Base Rate of Pay plus incentive earnings for the job on which the overtime hours are worked.

2.	Conditions Under Which Overtime Rates Shall Be Paid

Unless worked pursuant to an agreed upon Alternative Work Schedule, overtime at the rate of one-and-one-half times the Regular Rate of Pay shall be paid for:

a.	hours worked in excess of eight (8) hours in a workday;

b.	hours worked in excess of forty (40) hours in a payroll week;

c.	hours worked on a second reporting in the same workday where the Employee has been recalled or required to report to work after working eight (8) hours; and

d.	hours worked on the sixth or seventh workday of a seven (7)-consecutive-day period during which the first five (5) days were worked, whether or not all such days fall within a single payroll week; and provided that on shift changes the 7-consecutive-day period of 168 consecutive hours may become 152 consecutive hours depending upon the change in the shift.

Prior to the Effective Date, various Plant locations utilized certain schedules and schedule patterns that would have required the payment of sixth and seventh day overtime but were exempted from such overtime requirement by agreement of the local parties. As such, the local parties at a Plant location may continue to agree to waive the required payment of sixth and seventh day overtime for schedules and schedule patterns that would otherwise require such payment.

3.	Holidays

Recognized holidays, whether or not worked, shall be counted as a day worked in determining overtime; however, worked holidays shall only be paid as specified in Article Ten, Section A (Holidays).

4.	Non-Duplication of Overtime

Overtime shall not be duplicated by using the same hours paid at overtime rates more than once for the purpose of calculating overtime payments.

5.	Overtime Meal Allowance

Where meals are not provided and the local practice with respect to overtime meal arrangements is not in excess thereof, the overtime meal allowance, payable under the same circumstances as heretofore, will be $7.00 during the term of the 2022 Basic Labor Agreement.

Section E. Seniority

1.	Seniority Status of Employees

a.	The Parties recognize that promotional and other in-plant opportunities as provided for in this Section E and job security should increase in proportion to length of Continuous Service and that the fullest practicable consideration shall be given to Continuous Service in such cases.

b.	Continuous Service, as defined by Paragraph 3(a) below, shall be used for all purposes under the Basic Labor Agreement, unless explicitly provided otherwise; provided, however, that accumulation in excess of two (2) years during a period of layoff shall be counted only for purposes of this Section, including local agreements thereunder.

c.	In all cases of promotions, decreases in force and recalls after layoffs, the following factors shall be considered:

(1)	ability to perform the work and physical fitness; and

(2)	Plant Continuous Service (Plant Service).

Where factor (1) is relatively equal between Employees, Plant Service shall be the determining factor.

2.	Determination of Seniority Units

a.	Seniority shall be applied in the seniority units, which may be an entire Plant or any subdivision thereof, as established or agreed upon. A job may be in one seniority unit for one purpose such as promotions and may be in a different seniority unit for another purpose, such as layoffs.

b.	The seniority units, lines of progression, departments and rules for the application of seniority factors in effect as of the Effective Date shall remain in effect unless modified by a local written agreement signed by the Grievance Chair and the Manager of Employee Relations.

c.	Local seniority agreements shall provide that the opportunity to receive training necessary for promotions within the job sequence and all promotions (including step-ups), decreases in forces (including demotions and layoffs), recalls after layoff and other practices affected by seniority shall be in accordance with Plant Service; provided that (1) demotions, layoffs and other reductions in force shall be made in descending job sequence order, starting with the highest affected job and with the Employee on such job having the least length of Plant Service and (2) the sequence on a recall shall be made in the reverse order so that the same Employees return to jobs in the same positions relative to one another that existed prior to the layoff.

3.	Continuous Service

a.	Continuous Service shall be determined by the Employee’s date of first employment or reemployment following a break in service with the Company.

b.	Former Employees of National Steel

A USW-represented Employee accruing Basic Labor Agreement continuous service with National Steel at the closing of the sale of National Steel’s assets to the Company and hired by the Company upon the effective date of the 2003 Basic Labor Agreement as a direct result of such sale was credited with the amount of his/her Basic Labor Agreement service with National Steel for all Basic Labor Agreement purposes, except as otherwise provided by this Agreement or other agreements between the Parties.

c.	Plant Service shall be the length of time measured from the Employee’s first date of employment or reemployment following a break in Continuous Service in his/her Plant.

d.	Continuous Service (including Company Continuous Service and Plant Service) shall only be broken if an Employee:

(1)	quits;

(2)	retires;

(3)	is discharged for cause;

(4)	if on layoff, fails to report to the Employment Office within ten (10) days of registered mail notice;

(5)	is absent in excess of two (2) years, except as such longer period is provided for in paragraphs (6) and (7) below;

(6)	is absent because of layoff (including a layoff due to a permanent closure) or non-occupational physical disability for a period longer than the lesser of his/her length of Continuous Service at the commencement of such absence or five (5) years;

(7)	is absent due to a compensable disability incurred during the course of employment and does not return to work within thirty (30) days after final payment of statutory compensation for the disability or after the end of the period used to calculate a lump-sum payment. If the seniority of an Employee does not permit a return to work, the Employee will be placed on layoff and any break will be determined under Paragraph 5 above; or

(8)	accepts severance allowance.

4.	Probationary Employees

a.	New Employees hired after the Effective Date of this Agreement will serve a probationary period for the first 1,040 hours of actual work and will receive no Continuous Service credit during such period. For purposes of this provision “actual work” shall include hours spent in Company required training. Probationary Employees shall have access to the grievance procedure but may be laid off or discharged as exclusively determined by the Company; provided that such layoff or discharge may not violate Article Four, Section A (Non-Discrimination).

b.	Probationary Employees who continue in the service of the Company beyond the first 1,040 hours of actual work shall receive full Continuous Service credit from their original date of hire.

c.	Where a Probationary Employee is laid off and is subsequently rehired within one (1) year from the date of such layoff, the hours of actual work accumulated during the first employment shall be added to the hours of actual work accumulated during the second employment in determining when the Employee has completed 1,040 hours of actual work; provided, however, that his/her Continuous Service date will be the date of hire of the second hiring.

5.	Interplant and Intraplant Transfers

It is recognized that conflicting seniority claims among Employees may arise when Plant or department facilities are created, expanded, added, merged or discontinued. In the event the local parties are unable to resolve such conflicts, the International Union and the Company may reach such agreements as they deem appropriate, irrespective of existing seniority agreements, or submit the matter to arbitration under such conditions, procedures, guides and stipulations as to which they may mutually agree.

6.	Temporary Vacancies

a.	When it is necessary to fill temporary vacancies involving promotions within a seniority unit, known to be of three or more weeks duration, the Company shall to the greatest degree, consistent with efficiency of the operation and the safety of Employees, and the progression sequence, offer that temporary vacancy on the basis of seniority to an Employee in the unit who desires the assignment.

b.	In case of a permanent vacancy on a job, the assignment of a junior Employee to a temporary vacancy on such job shall not be used as a presumption of creating greater ability in favor of such junior Employee if such temporary vacancy should have been made available to the senior Employee.

7.	Posting of Job Openings

a.	When a permanent vacancy develops or is expected to develop, the Company shall, to the greatest degree practicable, post notice of such vacancy or expected vacancy, for such period of time and in such manner as may be appropriate at each Plant.

b.	Employees who wish to apply for the vacancy or expected vacancy may do so in writing in accordance with reasonable rules developed by the Company.

c.	The notice requirement in Paragraph 7(a) above shall also apply to inform Employees of the Company’s choice to fill the vacancy.

d.	The Company shall, if in its judgment there are applicants qualified for the vacancy or expected vacancy, fill same from among such applicants in accordance with the provisions of Paragraphs 1 and 2 of this Section.

8.	Seniority Status of Grievance Committee Members and Local Union Officers

When a decrease of force is effected, the Local Union President/Unit Chair and the members of the Grievance Committee shall, if they would otherwise be laid off, be retained at the lowest rated job in the unit that they represent. The intent of this provision is to retain in active employment individuals who can provide continuity in the administration of the Agreement; provided that an individual shall not be retained in employment unless work which s/he can perform is available.

9.	Administration of Seniority

a.	The seniority standings of Employees in a given department shall be kept on file in that department and the Local Union Zone Grievance Committeeman or Grievance Chair shall have access to the file in connection with any grievances.

b.	The Company shall post in each department, on a bulletin board maintained for that purpose, the Plant Service date of all Employees in that department.

10.	Permanent Vacancies and Transfer Rights

a.	An Employee who is assigned to a job for purposes of retention shall not be able to effectuate a permanent transfer to that unit by refusing a recall to his/her home unit. However, nothing contained herein shall preclude such an Employee from effectuating a permanent transfer by bidding for a permanent vacancy in such a unit or any other unit in accordance with established procedures.

b.	A permanent vacancy shall be filled from within the first step of competition (whether it be unit, line of progression, etc.). Each succeeding vacancy shall be filled in the same manner, and the resulting vacancy in the entry level job shall thereafter be filled on a departmental basis (the second step of competition) by Employees with at least six (6) months of Plant Service on the date the vacancy is posted.

c.	Resulting entry level departmental vacancies shall be filled on a plant-wide basis (the third step of competition) by Employees with at least twelve (12) months of Plant Service on the date the vacancy is posted. An Employee transferring under Article Eight, Section D (Interplant Job Opportunities) shall be eligible to bid on vacancies notwithstanding the twelve (12) months of Plant Service requirement set forth above.

d.	As an exception to the procedures for filling vacancies provided for in Paragraphs 10(b) and (c) above, all permanent vacancies in Maintenance Technician Learner jobs shall be filled on a plant-wide basis from among qualified bidding Employees. Similarly, permanent vacancies in Maintenance Technician jobs which are not filled by the promotion or assignment of Learner graduates, or by the transfer of a Maintenance Technician from one unit to another, shall be filled on a plant-wide basis from among qualified bidding Employees. An Employee shall not be disqualified from bidding on any such vacancy by reason of any minimum length of service requirement.

e.	Employees wishing to bid to a lower job within their Seniority Unit pursuant to a Step 2 bid may be considered to be eligible bidders, by mutual agreement of the local parties. In addition, the Company will consider an Employee’s request to waive incumbency to his/her current job and fill a vacancy on a lower job in his/her current line of progression.

f.	Should the Company deem it necessary to retain an Employee on his/her former job in order to continue efficient operation, it may do so, for a maximum of sixty (60) days, on the basis of establishing such Employee on the new job and temporarily assigning him/her to his/her former job until a suitable replacement can be trained for the job or its performance is no longer required. In such event, after two (2) weeks of being delayed the Employee shall be entitled to earnings not less than what s/he would have made had s/he been working on the new job on which s/he has been established and, where applicable, shall be paid as though such hours were credited to any trainee program. Additionally, where an Employee has been awarded a Step 3 bid but has been retained on their former job for greater than sixty (60) days, the Employee may submit a request to the Area Manager of the Department retaining the Employee for review. Upon such request, the Area Manager and a Human Resources representative shall meet with the Union to discuss the reason the Employee is being retained; the plan to address the issue(s) preventing their release, and to agree upon a release date. If the Parties are unable to agree upon a release date, one shall be set by the Plant Manager. If the Employee is held on their former job beyond the release date set by the Plant Manager, the Employee shall be paid the equivalent of the overtime rate for non-premium, straight time hours worked on the former job after the release date and until the time of transfer as a special allowance.

g.	If an Employee accepts transfer under this Paragraph, his/her rights in the unit from which s/he transfers will be canceled thirty (30) days after such transfer; provided, however, that within thirty (30) days following transfer, the Employee may voluntarily return to the unit from which s/he transferred, or the Company may return him/her to that unit because s/he cannot fulfill the requirements of the job or because the need to fill the position is deemed to be not necessary within thirty (30) days of the date of transfer.

h.	In the event an Employee accepts transfer under Paragraph 10 and remains on the new job for more than thirty (30) days, s/he may not again apply for transfer for one (1) year after such transfer.

i.	In the event an Employee refuses a transfer under Paragraph 10 after applying therefore, or voluntarily returns to the unit from which s/he transferred, s/he may not again apply for transfer to such unit for one (1) year after such event.

11.	Compensation for Improper Layoff or Recall

In the event of improper layoff or failure to recall an Employee in accordance with his/her seniority rights, the Employee shall be made whole for the period during which s/he is entitled to retroactivity.

Section F. Testing

1.	Where tests are used as an aid in making determinations of the qualifications of an Employee, such a test must in all events:

a.	be job related;

b.	comply with Article Four, Section A (Non-Discrimination);

c.	be uniformly applied within each respective Plant; and

d.	employ a passing grade that is no higher than that required to establish ability to perform the work.

2.	A job-related test, whether oral, written or in the form of an actual work demonstration, is one which measures whether an Employee can satisfactorily meet the specific requirements of that job including the ability to absorb any training which may necessarily be provided in connection with that job.

3.	Testing procedures shall in all cases include notification to an Employee of any deficiencies and an offer to counsel how to overcome the deficiencies.

4.	Where, in accordance with this Agreement, a test is used by the Company as an aid in making a determination of the Employee’s ability to perform the work and where the use of the test is challenged in the grievance procedure, the following shall pertain:

a.	The Company will furnish to a designated representative of the International Union either the test itself or examples of test questions, certified by a testing agency as equivalent in any relevant respects to questions used in the disputed test and sufficient in number to evaluate the test, and all such background and related materials as may be relevant and available. In cases where all or part of the test is non-written, a complete description of the test shall be provided along with all such background and related materials as may be relevant and available.

b.	All such test questions and materials will be held in strictest confidence and will not be copied or disclosed to any other person; provided that such test questions and materials may be disclosed to an expert in the testing field for the purpose of preparing the Union’s position in the grievance procedure and to an arbitrator, if the case proceeds to that step. All test questions and materials will be returned to the Company following resolution of the dispute.

c.	Copies of transcripts and exhibits presented in the arbitration of cases involving the challenge to a test will also be held in confidence and will not be copied or otherwise published.

Section G. Permanent Closures

1.	Before the Company decides to permanently close or discontinue a Plant, department or substantial portion thereof (a Closure), it shall give the Union advance written notice at least ninety (90) days prior to the proposed Closure date. Along with such notice, the Company shall provide the Union with a detailed statement of the reasons for the proposed action, all information on which the decision is based and how and where the work which was performed at the closed unit will be performed.

2.	Thereafter, the Company will meet with appropriate Union representatives in order to provide them with an opportunity to discuss the Company’s proposed course of action, provide the Union with any additional requested information related to the decision and bargain in good faith over any suggested alternatives.

3.	No less than thirty (30) days prior to the Closure date, the Company shall advise the Union of its final decision, which decision shall be the exclusive function of the Company.

4.	Any Employee affected by a Closure shall, after exercising any rights to which s/he may be entitled, be placed on layoff in accordance with this Agreement.

Section H. Manning of New Facilities

1.	In the manning of jobs at new facilities in existing Plants, the jobs shall be filled by qualified Employees who apply for such jobs in the order of length of Plant Service from the following categories in the following order but subject to the other provisions of this Section:

a.	Employees displaced from any facility being replaced in the Plant by the new facilities;

b.	Employees otherwise displaced as a result of the installation of the new facilities;

c.	Employees presently employed on like facilities in the Plant;

d.	Employees presently on layoff from like facilities in the Plant; and

e.	Employees in the Plant with two (2) or more years of Plant Service; provided, that if sufficient qualified applicants from this source are not available, the Company shall fill the remaining vacancies as it deems appropriate.

2.	The local parties shall meet to seek agreement on the standards to be used to determine the qualifications entitling Employees otherwise eligible to be assigned to the jobs in question.

3.	Should the local parties fail to agree on the standards for determining qualifications, an applicant otherwise eligible must have:

a.	the necessary reasonable qualifications for performing the job or the ability to obtain such qualifications with a reasonable amount of training, such training to be provided by the Company;

b.	the ability to absorb any additional training for the job as is necessary to enable the Employee to perform the job satisfactorily; and

c.	the necessary qualifications to progress in the promotional sequence involved to the next higher job to the extent that the Company needs Employees for such progression. In determining the necessary qualifications to advance in the promotional sequence involved, the normal experience that an Employee would acquire in such sequence shall be taken into consideration; provided, however, it is recognized that the Company can require that a sufficient number of occupants of each job in a promotional sequence be available to assure an adequate number of qualified replacements for the next higher job.

4.	Should the Company deem it necessary to assign an Employee to his/her regular job at the old facility in order to continue its efficient operation, it may do so, for a maximum of sixty (60) days, on the basis of establishing the Employee on the new job and then temporarily assigning him/her back to his/her former job until a suitable replacement can be trained for the job or its performance is no longer required. In such event, the Employee shall be entitled to earnings not less than what s/he would have made had s/he been working on the new job.

Section I. Adjustment of Grievances

1.	Purpose

Should any differences arise between the Company and the Union as to the interpretation or application of, or compliance with, the provisions of this or any other Agreement between the Company and the Union, prompt and earnest efforts shall be made to settle them under the following provisions.

2.	Definitions

a.	Grievance shall mean a complaint by an Employee or the Union, as applicable, which involves the interpretation or application of, or compliance with, the provisions of this or any other Agreement between the Company and the Union.

b.	Day as used in this Section shall mean a calendar day, excluding Saturdays, Sundays and holidays.

3.	Grievance Procedure

An Employee may informally discuss a complaint with his/her supervisor, with or without his/her Grievance Committeeman or Assistant Grievance Committeeman (Union Representative) being present. However, if the Employee wishes to use this grievance procedure, s/he shall report the matter to his/her Union Representative, who must refer it to Step 1 of the grievance procedure by completing a complaint form furnished by the Company and submitting it to the Employee’s supervisor within thirty (30) days of the date on which the Employee first knew or should have known of the facts which gave rise to the grievance.

The complaint form shall be signed by the Union Representative and the Employee. The supervisor shall sign and date the grievance form and return a completed copy to the Grievance Committeeman.

a.	Step 1 – Oral

(1)	A complaint received in Step 1 shall be discussed at a meeting with the Grievance Committeeman from the area and/or the Assistant Grievance Committeeman, the grievant and the grievant’s supervisor at a mutually convenient time within fifteen (15) days of receipt of the grievance form. Either Party may call witnesses who are employees of the Company.

(2)	The supervisor shall answer the complaint no later than five (5) days after the Step 1 hearing. The supervisor and the Union Representative shall have the authority to settle the complaint without prejudice or precedent. If settled in Step 1, the complaint form shall be so noted and signed and dated by the Union Representative involved and the grievant’s supervisor.

(3)	If not settled or withdrawn in Step 1, the Union shall, within five (5) days of the Company’s Step 1 response, provide the Company with a written record of the grievance, signed by the Grievance Committeeman, including the grievance number, a statement of the grievance, the Union’s understanding of the facts, its position and the reasons therefore, the remedy requested and the date submitted.

(4)	Upon receipt, the Company shall, within five (5) days, provide the Grievance Committeeman and the Chair of the Union’s Grievance Committee (the Grievance Chair) with its version of the written record of the grievance, signed by the Company, with the same set of information required of the Union. These two (2) completed forms shall comprise the Step 1 written record.

b.	Step 2 – Written

(1)	In order to be considered further, a grievance shall be appealed by the Grievance Chair to the head of the grievant’s department, or his/her representative, within ten (10) days of receipt of the Step 1 written record by proper notation on such record.

(2)	Such grievance shall be discussed at the next regular monthly meeting, which shall be held more frequently if necessary to maintain timely processing, with the grievant, the involved Grievance Committeeman, the Grievance Chair, the grievant’s supervisor and the involved department head, and/or his/her representative. Either Party may call witnesses who are employed by the Company.

(3)	In Contracting Out or safety grievances, a representative of the relevant committee shall also be present.

(4)	The department head, or his/her representative, shall provide the Grievance Chair with a written response (the Step 2 Answer) to the grievance within five (5) days of the Step 2 meeting.

(5)	If the Grievance Chair informs the department head in writing within five (5) days after receipt of the Step 2 Answer that the Union rejects the Step 2 Answer, the Company shall, within five (5) days, provide the Grievance Chair with Step 2 Minutes for the grievance which shall include: the date and place of the meeting; names and positions of those present; the number and description of the grievance discussed; background information and facts; a statement of the Union’s position as understood by the Company; and a statement of the Company’s position including its response to all claims, significant points of evidence, testimony and arguments presented by the Union as well as Company testimony and evidence, including past grievances and/or arbitration awards and the decision reached.

(6)	If the Grievance Chair disagrees with the accuracy of the minutes, s/he shall submit a signed written response to the Company covering points of disagreement within ten (10) days of the receipt of the Step 2 minutes.

(7)	The Local Union shall send a copy of the Step 2 minutes and any Union response to the designated representative of the International Union (the International Representative).

c.	Step 3 – Written

(1)	The International Representative shall send a written appeal of a Step 2 Answer to the Company Step 3 Representative within fifteen (15) days of the local Union’s receipt of the Step 2 Minutes.

(2)	The International Representative, the Grievance Chair and the Company Step 3 Representative shall meet at a mutually acceptable time within fifteen (15) days of the Company’s receipt of the International Representative’s appeal.

(3)	Grievances discussed at such meeting shall be answered in writing and sent to the International Representative within five (5) days after such meeting.

(4)	The International Representative may appeal a grievance to arbitration by sending a written notice to the Board of Arbitration and the Company Step 3 Representative within ten (10) days of the Union’s receipt of the Step 3 written answer.

4.	General Provisions

a.	The Company shall provide reasonable forms for filing and appealing grievances and documenting the Step 1 and Step 2 written records.

b.	The Company and the Union shall provide each other with updated written lists of their Step 1, Step 2 and Step 3 representatives and their designees who shall have the authority to settle grievances at their respective steps and, for the grieving Party, to withdraw or appeal such grievances.

c.	At each Step of the grievance procedure the Parties shall provide a full and detailed statement of the facts and provisions of the Agreement relied upon and the grieving Party shall provide the remedy sought. Facts, provisions or remedies not disclosed at or prior to Step 3 of the grievance procedure may not be presented in arbitration.

d.	The settlement or withdrawal of a grievance prior to Step 3 shall be without precedent or prejudice to either Party’s position.

e.	Any grievance filed directly in Step 2 or higher shall be initiated within thirty (30) days of the event upon which the grievance is based, or the date on which such event should reasonably have become known.

f.	Except as otherwise provided in the BLA, all grievances shall be initiated at Step 1 and grievances which are not initiated in the proper step shall be referred there for processing.

g.	A single grievance may be processed with the facts of alleged additional violations presented as well, in order to avoid the necessity of filing multiple grievances on the same subject or event or concerning the same alleged contract violation which occurred on different occasions. Additional claimants shall sign a special form to be supplied by the Company for this purpose. When the original grievance is resolved, the additional claims shall be reviewed in light of the resolved grievance. If the additional claims are not settled, they shall be considered as grievances and processed accordingly.

h.	In the case of a grievance that involves a large group of Employees, a reasonable number may participate in any discussion of the grievance.

i.	In any award or settlement involving cash payments amounts not paid within thirty (30) days of the date when the Parties identify the payees and the amount due to each payee will accrue interest from the date of settlement at the same rate as established at the local Federal Credit Union.

j.	If, for any reason, the time limits specified in Paragraph 3 above for:

(1)	meetings between the Parties are not met, the grievance shall be considered denied as of the last day within the time limit for such meeting and the appropriate Union representative shall have the right to move the grievance to the next step;

(2)	the Union to act are not met, the grievance shall be considered withdrawn; or

(3)	the Company to act are not met, then the grievance shall be considered granted with the requested appropriate contractual remedy to the grieving Party.

Neither Party shall seek to enforce the above time limits unless the appropriate representative of the defaulting Party is notified in writing and provided not less than six (6) days to take the required action.

By mutual agreement and for good cause, reasonable extensions of time will be given either Party in writing; agreement to such extension of time shall not be unreasonably denied.

k.	An Employee who is summoned to meet with a Company representative for the purpose of discussing possible disciplinary action shall be entitled to be accompanied by his/her Union Representative. If the Union Representative is not available for such meeting, the Employee may elect to defer such meeting for the time necessary to secure his/her attendance.

l.	No Employee shall be required to submit to a lie detector test. The results of lie detector tests will not be used by the Company or the Union. The Company and the Union shall not use, or make mention of either the results of a lie detector test or the refusal of an Employee to take a lie detector test in the grievance and arbitration procedure.

m.	Notwithstanding anything to the contrary, the grievance procedure may be utilized by the Union with or without an individual grievant to allege a violation of the obligations of the Company to the Union. Such grievances shall be filed in Step 2.

n.	In the event an Employee dies, the Union may process his/her grievance on behalf of his/her heirs.

o.	The Chair of the Union Negotiating Committee, the District Director and the International Representative shall have access to the Plant at reasonable times to investigate issues involving grievances with which they are concerned.

p.	In the event a grievance is sustained or granted at arbitration, the Company will pay for all lost time for the grievant and the designated Union representative for participation in Steps 1, 2 and 3 of the grievance procedure in accordance with local Plant understandings.

5.	Grievance Committee

a.	The Union shall provide the Company with an updated written list of individuals who comprise its Grievance Committee, including a chair and a secretary. The number of members of the Committee at each Plant shall be agreed upon by the Plant Manager or his/her designee and the Local Union President/Unit Chair, but in no case, shall there be less than three (3) nor more than ten (10) members, in addition to the Grievance Chair and Secretary, and no more than one member of the Committee shall be from any one department (excluding the Grievance Chair and Secretary). Committee members will be afforded time off upon reasonable notice and approval to:

(1)	attend scheduled committee meetings;

(2)	attend meetings pertaining to suspension or discharge or other matters which cannot reasonably be delayed; and

(3)	visit departments at reasonable times for the purpose of transacting the legitimate business of the Grievance Committee after notice to the head of the department to be visited and after reasonably granted permission from his/her own department head if the Grievance Committee member is at work.

b.	Where the Grievance Committee so decides, the Assistant Griever may be designated to aid the Committee. The Union shall provide the Company with an updated written list of such individuals, not to exceed one (1) for every 150 Employees. Each Assistant Griever shall:

(1)	be limited to the handling of grievances in Step 1 within the Plant unit represented by him/her; and

(2)	upon reasonable notice to and reasonable approval by his/her immediate supervisor, be afforded time off to investigate the facts essential to the settlement of any grievances.

6.	Board of Arbitration

a.	The Parties shall continue for the term of this Agreement the Board of Arbitration (the Board) consisting of one (1) mutually agreed upon Chairperson. The Parties shall utilize an agreed upon number of Arbitrators to hear grievances who shall serve with the mutual agreement of the Parties. In the event of the resignation, incapacity or death of the Chairperson of the Board, the Parties shall promptly agree upon a successor.

b.	The Board shall have the authority to hear and decide any grievance appealed in accordance with this Section I as well as disputes concerning the Insurance Agreement. The Board shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement or the Insurance Agreement.

c.	The Board, after consultation with the Company and the Union and subject to the procedures described in this Paragraph, shall adopt rules and regulations to govern its procedure and administration.

d.	A decision of the Board shall be final and binding upon the Company, the Union and all Employees concerned.

e.	Where the Parties are in disagreement with respect to the meaning and application of a decision, either Party may apply to the Board for a compliance hearing in accordance with rules that the Board shall prescribe. Such application shall be given priority and be resolved by the Board within thirty (30) days.

f.	Expenses connected with the administration of the Board shall be shared equally by the Company and the Union.

g.	If this Agreement is violated by the occurrence of a strike, work stoppage, or interruption or impeding of work at any Plant or subdivision thereof, the Board shall refuse to consider or decide any cases concerning Employees at such Plant involved in such violation while such activity is in effect.

7.	Arbitration Hearings

a.	Thirty (30) days prior to the start of each calendar quarter the Board shall provide the Parties with a calendar listing hearing dates for that quarter and be responsible for scheduling the hearings.

b.	The hearings shall be scheduled as required at each location, as close to the Plant site as is reasonable.

c.	On each hearing date the Parties shall, subject to the time available, attempt to present all cases scheduled for arbitration. The cases, unless agreed otherwise, shall be scheduled in the order in which they were appealed, provided that all pending discharge cases shall be scheduled first, and provided further that either Party may seek agreement from the other to have a case scheduled out of order for good cause, such request not to be unreasonably denied.

d.	Failure to present a case at a scheduled hearing shall constitute withdrawal of the grievance and failure to respond to a case when presented shall constitute granting of the grievance and agreement to the remedy sought, provided that a hearing may be postponed once if the Board determines that circumstances clearly require postponement. However, the Parties may agree to postpone a grievance scheduled for arbitration.

8.	Rules for Hearings

a.	The Parties agree that the prompt resolution of cases brought to arbitration is of the highest importance. Therefore, arbitration hearings shall be heard in accordance with the following rules:

(1)	the hearing shall be informal;

(2)	pre-hearing briefs shall be filed in accordance with current practices, and post hearing briefs may be filed by agreement or by order of the Board following a request by either Party;

(3)	there shall be no transcripts made unless the Parties agree otherwise;

(4)	there shall be no formal evidence rules;

(5)	the arbitrator shall have the obligation of assuring that the hearing is, in all respects, fair;

(6)	the Board shall issue a decision no later than thirty (30) days after conclusion of the hearing. The decision shall include a brief written explanation of the basis for the conclusion; and

(7)	the Board shall adopt such other rules as it deems necessary.

b.	The Company agrees that it shall not, in an arbitration proceeding, subpoena or call as a witness any bargaining unit Employee or retiree. The Union agrees not to subpoena or call as a witness in such proceedings any non-bargaining unit employee or retiree.

c.	The proposals made by each Party with respect to changes in the Basic Labor Agreements and the discussions had with respect thereto shall not be used, or referred to, in any way during or in connection with the arbitration of any grievance arising under the provisions of the Basic Labor Agreement.

9.	Suspension and Discharge Cases

a.	Suspensions of Four Days or Less

(1)	The affected Employee may grieve suspensions of four (4) calendar days or less directly to Step 2 of the Grievance Procedure within five (5) days of receiving notice of the suspension. Thereafter, the grievance will be processed in accordance with the regular Grievance Procedure described in Article Five, Section I(3).

(2)	An initial suspension for not more than four (4) calendar days to be extended or converted into a discharge must be extended or converted within the four (4)-day period, in which case the five (5)-calendar day period for requesting a preliminary hearing described below shall begin when the Employee receives notice of such extension or discharge.

b.	Suspension and Discharge Procedure

(1)	An Employee shall not be peremptorily discharged. In all cases in which the Company may conclude that an Employee’s conduct may justify suspension or discharge, he shall be suspended initially for not more than five (5) calendar days.

(2)	Before imposing a suspension or discharge, the Company shall give written notice of the suspension or suspension subject to discharge to the affected Employee. A copy of the discharge or suspension notice shall be promptly furnished to such Employee’s Grievance Committeeman.

(3)	If such initial suspension is for 5 calendar days and if the Employee affected believes he has been unjustly dealt with, he may request and shall be granted, during this period, a preliminary hearing and a statement of the offense. The Employee may choose to have the Grievance Committeeman present at the hearing,

(4)	The pertinent facts concerning the suspension, including copies of written statements relied upon by either party which are available at the time of the hearing, shall be made available and discussed by each party at the preliminary hearing.

(5)	After the preliminary hearing, or if no such hearing is requested, the Company may affirm, revoke, extend or modify the suspension or convert the suspension to a discharge. The Company shall provide notice of its decision to the affected Employee and the Grievance Chair within five (5) days of the preliminary hearing, or, if no hearing is requested, within five (5) days of the expiration of the time to request such hearing.

(6)	The affected Employee may file a grievance directly to Step 2 within five (5) days of receiving notice of the Company’s decision. Thereafter, the grievance will be processed in accordance with the regular Grievance Procedure described in Article Five, Section I(3).

c.	Justice and Dignity

(1)	In the event the Company imposes a suspension or discharge and the Union files a grievance within five (5) days after notice of the suspension, or in the case of a suspension subject to discharge requests a preliminary hearing pursuant to Paragraph 9(b)(3), the affected Employee shall remain on the job to which his/her seniority entitles him/her until there is a final determination on the merits of the case.

(2)	This Section 9(c) will not apply to cases involving offenses which endanger the safety of employees or the Plant and its equipment, including, but not limited to, use, possession and/or distribution on Company property of drugs, narcotics and/or alcoholic beverages; possession of firearms or weapons on Company property; destruction of Company property; insubordination as endangers the safety of other employees or members of supervision or the Plant and its equipment; threatening bodily harm to, and/or striking another employee; theft; violation of a last chance agreement; or activities prohibited by Article Five, Section K (Prohibition on Strikes and Lockouts).

(3)	When an Employee is retained pursuant to this Section 9(c) and the Employee’s discharge or suspension is finally held to be for proper cause, the removal of the Employee from the active rolls shall be effective for all purposes as of the final resolution of the grievance.

(4)	Notwithstanding anything in Article Ten, Section B-1-a-(3) to the contrary, when an Employee is retained pursuant to this Section 9(c), such Employee shall be eligible to schedule and take vacation to which he/she is otherwise entitled up to the date of the arbitration award.

(5)	When a discharged Employee is retained at work pursuant to this Section 9(c) and is discharged again for a second offense, the Employee will no longer be eligible to be retained at work under these provisions.

d.	The Company will not make use of any personnel records of previous disciplinary action against the Employee involved where the disciplinary action occurred three (3) or more years prior to the date of the event which is the subject of suspension or discharge.

e.	Should the Board determine that an Employee has been suspended or discharged without proper cause, the Board shall have the authority to modify the discipline and fashion a remedy warranted by the facts.

f.	Nothing in these provisions shall restrict or expand the Company’s right to relieve an Employee for the balance of such Employee’s shift under the terms of the Agreement.

10.	Mini-Arbitration

a.	Notwithstanding any other provision of this Agreement, the following mini-arbitration procedure is designed to provide prompt and efficient handling of grievances concerning written reprimands or suspensions of five (5) days or less, excluding discipline for concerted activity. Disputes involving Article Two, Section A-4, preferences pursuant to Appendix T, overtime distribution, or vacation scheduling, which do not present issues of the type described in paragraph e. below, will also be subject to this procedure. In addition, grievances concerning suspensions of more than five days may be referred to mini-arbitration by mutual agreement of the parties 3rd Step Representatives.

b.	The mini-arbitration procedure shall be implemented in light of the circumstances existing in each Plant, with due regard to the following:

(1)	Grievances appealed pursuant to this procedure will be so appealed by the Chairman of the Grievance Committee by written notice served simultaneously on the Administrative Secretary of the area panel and the Company’s Step 3 Representative within ten (10) calendar days of receipt of the Company Step 2 Minutes.

(2)	Hearings shall be held one (1) or more days per calendar month, provided at least one (1) grievance has been appealed to mini-arbitration. The Administrative Secretary of the area panel shall schedule the hearing at a date, time and place, mutually agreed to by the Parties. Thereafter the rules of procedure for mini-arbitration shall apply.

(3)	Where the local parties have an agreed upon panel of arbitrators, the Parties shall meet on an annual basis to review such panel

c.	The hearings shall be conducted in accordance with the following:

(1)	The hearing shall be informal.

(2)	No briefs shall be filed or transcripts made.

(3)	There shall be no formal evidence rules.

(4)	Each Party’s case shall be presented by a previously designated local representative.

(5)	The arbitrator shall have the obligation of assuring that all necessary facts and considerations are brought before him by the representatives of the Parties. In all respects, he shall assure that the hearing is a fair one.

(6)	If the arbitrator or the Parties conclude at the hearing that the issues involved are of such complexity or significance as to require further consideration by the Parties, the case shall be referred back to the Step 3 and it shall be processed as though appealed on such date.

d.	The arbitrator shall issue a decision no later than forty-eight (48) hours after conclusion of the hearing (excluding Saturdays, Sundays and Holidays). decision shall be based on the records developed by the Parties before and at the hearing and shall include a brief written explanation of the basis for his conclusion. These decisions shall not be cited as a precedent in any discussion or at any step of the grievance or arbitration procedure. Should it be determined by the arbitrator that an Employee has been suspended without proper cause, the arbitrator shall have jurisdiction to modify the degree of discipline imposed by the Company.

e.	Any grievance appealed to this mini-arbitration procedure must be confined to issues which do not involve novel problems and which have limited contractual significance or complexity. Where the Parties disagree with respect to whether a preference grievance is properly within the scope of mini-arbitration, the dispute shall be submitted to a designated Company Headquarters representative and a designated representative of the International Union for resolution of the jurisdictional issue. If the Union appeals a grievance to the Board of Arbitration under circumstances where it is clear from the issue embodied in the grievance that jurisdiction to resolve the grievance lies solely within the mini-arbitration procedure and should the Board conclude that it lacks jurisdiction over the grievance, the Union, after such award, may not thereafter appeal such grievance to mini-arbitration; provided, however, that if it is unclear from the issue embodied in such grievance whether jurisdiction to resolve the grievance lies solely within the mini-arbitration procedure, but the Board concludes that it lacks jurisdiction, the Union may appeal such grievance to mini-arbitration within ten (10) days of the date of such award.

Section J. Management Rights

The Company retains the exclusive rights to manage the business and Plants and to direct the working forces. The Company, in the exercise of its rights, shall observe the provisions of this Agreement.

The rights to manage the business and Plants and to direct the working forces include the right to hire, suspend or discharge for proper cause, or transfer, and the right to relieve Employees from duty because of lack of work or for other legitimate reasons.

Section K. Prohibition on Strikes and Lockouts

1.	There shall be no strikes or work stoppages or the interruption or impeding of work. No officer or representative of the Union shall authorize, instigate, aid or condone any such activities. No Employee shall participate in any such activities.

2.	The applicable procedures of this Agreement will be followed for the settlement of all complaints or grievances.

3.	There shall be no lockouts.

4.	There shall be no intimidation or coercion of employees into joining the Union or continuing their membership therein.

5.	There shall be no Union activity on Company time. Discussion of Union matters by Employees during authorized work breaks, which is not disruptive to Company business, shall not be deemed to be prohibited activity.

Section L. No Discipline for Wage Garnishments

No Employee shall be disciplined for having their wages garnished.

ARTICLE Six: JOINT EFFORTS

Section A. Partnership

1.	Purpose and Intent

The purpose of this Section is to create a framework for ongoing discussion between the Company and the Union about issues that arise during the term of the BLA, including changes in the market or business conditions, adjustments to business strategy and Workplace Changes.

In order to advance and maintain the objectives of this Section the Company and the Union agree to the use of off-site specialized joint training at each plant covered by the BLA as mutually agreed upon by the Union Chair of the Negotiating Committee and the Company’s Senior Vice President & Chief Human Resources Officer as follows;

a.	Conflict Resolution Training specifically designed to meet the challenges of labor-management relations, organizational change and the development of problem-solving skills.

b.	Cooperative Relationships and Communication Training to improve and develop relevant interpersonal skills, develop balance in the workplace, sort out systemic differences and to enhance understanding of the goals of the Employees, the Company and the Union.

c.	Such other training as mutually agreed to by the Parties that may benefit the Plant and work life of the Employees.

d.	Union participants will be compensated for lost time in accordance with local plant understandings while attending these training activities. All other costs associated with this training shall be borne by the Company.

2.	Access to Information

The Company shall provide the Union and its advisors with:

a.	full and continuing access to its short and long-term operating and financial results and forecasts including inputs relevant to the development of them;

b.	the earliest practicable notification and continuing updates of any contemplated material corporate transactions, including mergers, acquisitions, joint ventures and new facilities to be constructed or established; and

c.	information and continuing updates on any proposed Workplace Change.

Access to and the use of this information will be covered by a reasonable confidentiality agreement.

3.	Comprehensive Training and Education Program

a.	Company and Union representatives shall receive ongoing training developed and conducted by their respective organizations in the application of this Section.

b.	The Company shall fund all costs associated with joint training programs developed in accordance with this Section.

c.	Any training that is attended by both Employees and managers shall be jointly developed and implemented.

4.	Mechanisms

The Parties agree to the following to carry out this Section.

a.	Strategic Labor Management Committee

(1)	Appointment and Composition

A Joint Strategic Labor Management Committee (Strategic Committee) shall be established consisting of for the Company: the Chief Executive Officer, Senior Vice President & Chief Human Resources Officer and the highest ranking official at each of the Company’s facilities, and for the Union: the Chair of the Union’s Negotiating Committee, the Secretary of the Union’s Negotiating Committee, the District Director where each facility is located and the Local Union President(s) and Unit Chair(s) at each of the Company’s facilities. Each side shall designate a Chair and provide the other with an updated list of its members of the Committee.

(2)	Meetings

The Strategic Committee shall hold at least quarterly meetings in Pittsburgh (or at another location as agreed) of at least one (1) full day. These meetings will be for the purpose of reviewing and discussing the information described in Section A, Paragraph 2 above (it being understood that the Union Chair will be updated more frequently regarding time-sensitive information) as well as other information and updates reasonably requested by the Union.

(3)	Access to Board of Directors

The Union members of the Strategic Committee shall have the right to appear before and be heard by the Board of Directors on matters of concern to the Union.

b.	Plant Labor Management Committees

(1)	Appointment and Composition

The Parties shall establish a Plant Labor Management Committee (Plant Committee) at each of the Company’s facilities. The Plant Committee shall be composed of an agreed upon equal number of (between two (2) and five (5)) Union and Company representatives. The Company members of a Plant Committee shall include the Plant Manager and others as the Plant Manager designates. The Union members shall include the Local Union President/Unit Chair and such other members as the Local Union President shall appoint. The Plant Manager and Local Union Presidents/Unit Chairs will be the Chairs.

(2)	Meetings

The Plant Committee shall meet at least monthly. These meetings will be for the purpose of reviewing and discussing information concerning the operations, results and outlook for the Company, with emphasis on the particular facility, as well as information concerning Workplace Changes.

c.	Area Labor Management Committees

(1)	The Plant Committee may establish Area Labor Management Committees (Area Committees) in specific departments, operational units or divisions. The Area Committee Chair for the Union shall be the Grievance Committeeman/Committeemen for the area(s). The Chair for the Company shall be the Division Manager for the area (or his/her designee). Additional members of the Area Committee shall be drawn equally from the Company and Union. The Local Union President/Unit Chair (or designee) and the Plant Manager (or designee) may attend meetings of the Area Committees.

(2)	The Area Committees shall provide a forum for exchange of information and discussion of issues related to operations and Workplace Changes.

d.	The Parties may establish working groups at the shop floor level to meaningfully participate in decision making to support the Company’s ability to be the lowest cost producer of quality steel products and to improve the quality of work life for Employees. The working groups will meet regularly to discuss such matters described in Section A, Paragraph 2 above. The guidelines for problem solving at the working group level will be developed by the Plant Labor Management Committee at each division to facilitate what problems and issues are appropriately addressed.

e.	Problem Solving Teams

The Plant Committee or an Area Committee may create one or more Problem Solving Teams to study and report back on a specific problem or project.

f.	Company-Wide Meetings

(1)	In each calendar year the Parties will hold a two (2) day meeting (the first day for separate meetings for preparation) in proximity to a Company facility to review and discuss the information described in Paragraph 2 above with the Union’s leadership at the Plants, Districts and International.

(2)	The Strategic Committee shall agree on a level of disclosure appropriate for the group.

(3)	Union participants shall include the Chair of the Union Negotiating Committee, Secretary of the Union Negotiating Committee, the District Director where each facility is located, Local Union Presidents/Unit Chairs and Grievance Committee Chairs (or their designees) at each of the Company’s facilities. Company participants shall include the Company’s officers, Plant Managers and such others as the Company may designate.

(4)	The Company will provide lost time pay and expenses for the Local Union President/unit chair and Grievance Chair from each Plant covered by this Agreement for their attendance at the joint meeting day(s) of the Company-wide meeting set forth in Article Six, Section A-4(f) in the manner as agreed to by the Joint Chairs of the Negotiating Committee regardless of their full-time Union status.

5.	Workplace Change

a.	The Plant Committee and relevant Area Committee shall be provided with the earliest practicable notification of any plan to significantly modify or change machinery, equipment, controls, materials, software, work organization or any other work process that would impact Employees (a Workplace Change). Such notification shall include:

(1)	a description of the purpose, function and established timetable of the Workplace Change, and how it would fit into existing operations and processes;

(2)	the estimated cost of the proposed Workplace Change;

(3)	disclosure of any service or maintenance warranties or contracts provided or required by the vendor (if any);

(4)	the number and type of Bargaining Unit jobs which would be impacted;

(5)	the anticipated impact on the skill requirements of the workforce;

(6)	details of any training programs connected with the Workplace Change (including duration, content and who will perform the training); and

(7)	the expected impact on job content, method of work, safety and health, training needs and the utilization of Outside Entities.

b.	Union representatives on the Plant Committee and the relevant Area Committee may request and shall receive reasonable access to Company personnel knowledgeable about any proposed Workplace Change in order to review, discuss and receive follow-up information.

6.	Safeguards and Resources

a.	No entity created under this Section may amend or modify the Basic Labor Agreement, recommend or effect the hiring or discipline of any Employee or take any action with respect to contractual grievances.

b.	Service on any entity created under this Section shall be voluntary, and no Employee may be disciplined for lack of involvement or commitment to the matters covered under this Section.

c.	Employee participation or training contemplated in this Section shall normally occur during normal work hours.

d.	At the mutual invitation of the Chairs of any committee created under this Section, appropriate Union representatives and Company representatives may attend a committee meeting.

e.	All meeting time and necessary and reasonable expenses associated with any committee created under this Section shall be paid for by the Company and Employees attending such meetings in accordance with standard local Plant understandings.

f.	Joint committees may mutually agree to employ at the Company’s expense experts from within or outside the Company as consultants, advisors or instructors and such experts shall be jointly selected and assigned.

g.	All Union participants involved in any and all joint activities under this Section, or in any other joint committee involving members of a Union bargaining unit, shall be chosen and removed from the process exclusively by the Chair of the Union Negotiating Committee and the District Director where the facility is located.

h.	All current improvement, involvement and joint programs may not conflict and, if necessary will be restructured to be consistent with this Section. Following the Effective Date, new improvement programs involving Employee participation may not be implemented without approval of the Union and, where implemented, shall operate in a manner consistent with this Section.

i.	This Section shall in no way diminish the Union’s collective bargaining rights regarding changes in technology and work organization that impact Employees.

Section B. Public Policy Activities

1.	The Company and Union hereby agree to establish a jointly administered public policy fund (Public Policy Fund) meeting the following guidelines.

a.	The purpose of the Fund shall be to:

(1)	support public policies promoting the mutual interests of the Company and the Union on such subjects as health care, legacy costs, international trade, currency valuation, and other public policy issues of importance to the Parties;

(2)	contribute to and promote greater cooperation between labor and management; and

(3)	assist the Company and Union in solving problems of mutual concern that are not susceptible to resolution through collective bargaining.

b.	The Public Policy Fund will pursue its mission through labor-management cooperative endeavors such as public and political education, issue advocacy, research and the coordination of such activities with other like-minded groups.

c.	The Fund will have a six-person Governing Committee. The Company representatives shall include the Chairman and Chief Executive Officer of the Company or his designee, and two other senior officers of the Company (or one other senior officer of the Company if the Chairman is not the CEO of the Company.) The Union representatives shall include the International President of the USW or his designee, the Secretary of the Union’s Basic Steel Industry Conference and the USW District Director serving as the Chair of the Union Negotiating Committee.

d.	The Public Policy Fund will be financed by an accrual of $0.12 for each ton of steel shipped to third parties by the Company facilities covered by this Agreement, and for each ton of steel shipped to third parties from the Lone Star and Star Tubular Plants.

e.	All activities of the Public Policy Fund shall be subject to approval by the Governing Committee, provided that:

(1)	In the event that the Union members of the Governing Committee propose that the Union or its designee take responsibility for any or all aspects of the content, administration, delivery or implementation of any program or activities conducted under the auspices of the Fund, the Company members of the Governing Committee shall give recognition to the special advantages that such Union responsibility would contribute to such programs or activities including but not limited to the knowledge and experience of the Union, the familiarity of the Union with target audiences, and the added credibility that Union responsibility would add to such programs or activities.

(2)	The document creating the Governing Committee will contain a procedure for the quick and binding resolution of any dispute over the administration, delivery or implementation of programs or activities conducted under the auspices of the Fund.

2.	Stand Up for Steel

a.	The Company agrees to continue as a member of the Stand Up For Steel Labor/Management Committee (Stand Up For Steel).

b.	The Parties agree that Stand Up For Steel will serve as a focal point for industry-wide joint activities in combating unfair trade in steel, coke, iron ore and related products and other subjects as agreed to by the Parties. The Parties will continue to pursue other activities separately as appropriate and the funding and structure contemplated herein shall not be applicable to litigation to enforce the nation’s trade laws.

c.	Stand Up For Steel will have a Governing Board consisting of an equal number of Union and Company representatives. The Board will be co-chaired by the President of the USW and a CEO selected by the participating companies.

d.	All activities conducted under the banner of Stand Up For Steel shall be approved by the Governing Board.

e.	The Parties will jointly recruit all American steel (carbon and stainless) and iron ore companies and others to join the organization under the terms described in this Section. The Company agrees to work with the other participating companies so that the company representatives on the Governing Board will represent the interests of all participating companies.

3.	The Parties agree to create an Energy Efficiency and Carbon Emissions Task force at each identified Works location in accordance with the following:

a.	The purpose of the Task Force shall be to work jointly to identify, analyze, and make recommendations regarding ways to conserve energy, improve energy efficiency and reduce greenhouse gas emissions at the operating facilities of the Company.

b.	The Task Force shall work in conjunction with the joint efforts of the Parties on legislative initiatives related to these issues, as directed by the Public Policy Governing Committee.

c.	Two Employees from each Works location shall be jointly selected by the Chairs of the Negotiating Committee to work in conjunction with representatives from the Company’s Environmental and Energy Management programs at each Works location for the purpose of pursuing the activities set forth herein.

d.	For purposes of application of this provision, the Works locations are as follows: Gary, Great Lakes, Granite City, Minnesota Ore Operations, Mon Valley, and Fairfield.

Section C. Coordinators

1.	The Chairman of the Union Negotiating Committee shall select and direct up to 25 Employees to serve as full time coordinating resources (herein Coordinators) who shall be responsible for the coordination and oversight of joint undertakings of mutual interest to the Company and the Union. Employees selected as Coordinators shall be designated and assigned in the areas of Safety & Health, Joint Efforts (including assisting Employees and retirees with pension and benefit matters as well as Public Policy initiatives set forth in this Article Six) and Training (including functioning as a liaison with local ICD committees, the Joint Union/Management Maintenance Planning/Contracting Out Committee as well as Partnership training efforts contained within this Article Six) at each of the Plant Groupings established below.

2.	There shall be a total of nine (9) Safety & Health Coordinators with a minimum of one (1) established for each of the Plant Groupings. There shall be a total of nine (9) Training Coordinators with a minimum of one (1) established for each of the Plant Groupings. There shall be a total of seven (7) Joint Efforts Coordinators assigned in accordance with the Plant groupings unless otherwise mutually agreed by the Joint Chairs of the USS/USW Bargaining Committee.

3.	Each Employee selected as a Safety, Training or Joint Efforts Coordinator shall perform the duties of their designated assignment as set forth in the other relevant provisions of the Basic Labor Agreement or otherwise mutually agreed upon by the Parties. Coordinators shall meet with the Co-Chairs of their respective committees and/or their designees on a quarterly basis for purposes of review, planning, training and update. An Employee selected as a Coordinator shall be expected to primarily perform their duties within their assigned Plants and shall work closely and interact with the local USW Staff representatives, the Local Union Presidents and the Plant Manager and Manager of Employee Relations (or their designee) responsible for their Plant Grouping. Furthermore, Employees selected as Coordinators will be responsible for sharing best practices with respect to their designated area of assignment including regular monitoring, reporting and progress updates as required by the Parties.

4.	Unless otherwise agreed upon by the Parties, the Manager of Employee Relations shall be the primary administrative liaison for each Coordinator including the approval and reimbursement of reasonable expenses associated with their Coordinator assignment (subject to Company policy). An Employee selected as a Coordinator will be paid at a weekly rate equivalent to the Labor Grade 5 Base Rate of Pay and 13 overtime hours.

5.	Employees selected as Coordinators may not serve as Union President, Vice-President, Unit Chair, Grievance Chair or as a member of any committee involved directly in the administration of any provisions of the Basic Labor Agreement.

6.	Plant Groupings:

Fairfield Flat Roll, STO Fairfield Tubular Operations

Gary Sheet & Tin, Gary Steel, Midwest, ECT

Granite City

Great Lakes

STO Lorain Tubular Operations

Irvin, Edgar Thomson, Clairton, Fairless

Section D. New Employee Orientation

1.	The Parties agree to continue the orientation of new Employees hired by the Company within the bargaining units covered by the Basic Labor Agreement. The New Employee Orientation Program shall continue to include the following:

a.	an introduction of Plant Company officials, International Union officials and Local Union representatives as may be appropriate;

b.	distribution and discussion of the BLA, including any relevant local agreements;

c.	discussion of safety and health programs and safe working procedures;

d.	presentation and discussion on labor-management participation, problem solving, communications and the role of the Union and the workforce in quality and customer satisfaction;

e.	discussion of the history and achievements of the United Steelworkers and the particular Local Union;

f.	discussion of the structure of the United Steelworkers and the particular Local Union and the services that are provided by the various offices and committees;

g.	presentation on the history of the Company and Plant;

h.	review of the markets in which the Company participates, the products produced and the customers serviced; and

i.	discussion of the structure of the Company, the Plant organization and the functions and services that are provided by the various departments.

2.	This program shall be jointly presented, on Company time, to each new Employee of the Company during their probationary period. The Union will be allotted a portion of the program to address the new Employees as outlined below.

3.	All costs associated with developing this Program shall be borne by the Company.

4.	In addition, the Company shall compensate each new Employee at their Regular Rate of Pay, within the same timeframe as the joint orientation described above, to attend a four (4) hour orientation session conducted by the Joint Efforts Coordinator at a location designated by the Union.

ARTICLE Seven: TRAINING

Section A. Workforce Training Program

1.	Commitments

The Parties are committed to:

a.	the Company’s workforce being sufficiently skilled and trained so that all Bargaining Unit Work can be performed in accordance with this Agreement by Employees; and

b.	Employees receiving sufficient training to allow for all reasonable opportunities to progress within the workforce and maximize their skills to the greatest extent possible.

2.	Plant Training Committees

a.	Appointment and Composition

The Parties shall establish a Plant Training Committee at each of the Company’s facilities. The Plant Training Committee shall be composed of three (3) Union representatives who are Employees of the Company and an equal number of Company representatives. The Company members of each Plant Training Committee shall include the Plant Manager, or his/her designee (who shall serve as the Company Chair). The Company Members of the Committee shall be selected and serve at the pleasure of the Plant Manager. The Union members of each Plant Training Committee shall include the Local Union President/Unit Chair (who shall serve as the Union Chair), or his/her designee during temporary periods when the Local Union President is unavailable. The Union members of the Committee shall be selected and serve at the pleasure of the Local Union President/Unit Chair at the Plant.

b.	Training Coordinator

Consistent with Article Six, Section C (Coordinators) there shall be nine (9) Full Time Training Coordinators appointed by the Union Co-Chair of the Negotiating Committee at least one of which will be established for each grouping of Plant locations set forth in Article Six Section C and will be responsible for coordination and oversight of the Plant Training Programs.

3.	Study of Workforce Training Needs

Each Plant Training Committee shall complete a report (Report) of the expected training needs of the workforce over the term of the Agreement, given the Commitments outlined in Paragraph 1 above. Such Report shall include Findings and Recommendations as described below. All relevant and available information to complete the Findings set forth below will be provided to the Plant Training Committee.

a.	Findings

(1)	an age and service profile and the anticipated attrition rates of the workforce over the life of the Agreement;

(2)	an assessment of the current skill requirements (both competencies and anticipated demand) of the Plant, the availability of such skills within the existing workforce and any training practices or programs necessary to assure that the workforce can meet the Plant’s anticipated requirements;

(3)	an evaluation of the appropriateness of existing training programs and the necessity of developing additional training programs, giving due consideration to changing technology and future skill needs;

(4)	an examination of current overtime levels and an assessment of whether Employees in certain positions are working excessive overtime;

(5)	an examination of methods by which productivity can be improved through additional training of Employees;

(6)	an examination of the Plant's business plan, including projected capital spending, planned or potential new technology or technological change and other relevant factors over the term of the Agreement; and

(7)	an assessment of the work practices and the training practices at the Plant, as compared to those of other steel producers represented by the Union.

b.	Recommendations

Based on its Findings, the Plant Training Committee shall develop a comprehensive training program, including a detailed implementation plan and all necessary resources for administration, implementation, delivery and evaluation (Training Program) designed to, on a practical and timely basis, meet the commitments outlined in Paragraph 1 above.

c.	Update

Each year the Plant Training Committee shall prepare an Update that reviews the Findings and modifies them based on changed circumstances, measures the success of the Training Program against its objectives and modifies the Training Program accordingly.

In preparation of the Update, the Company will provide to the Union members of the Committee an updated age and service profile of the workforce.

d.	Separate Statements

The Report and each Update will include separate statements by the Parties with respect to any Finding or Recommendation as to which they disagree.

4.	Administration and Union Role

a.	In accordance with Section A(1) and to facilitate the provisions of Section A(3)(b), each Plant Training Committee shall jointly oversee the administration and delivery of its Training Program, the expenditure of Company funds necessary for its operation and an annual audit of such activity.

b.	In the event that the Union members of the Plant Training Committee propose that the Union take responsibility for any or all aspects of the administration, delivery or implementation of the Training Program, the Company members of the Committee shall give recognition to the special advantages that such Union responsibility would contribute to the Training Program, including but not limited to the knowledge of the Union concerning the Program and its development, the familiarity of the Union with the capabilities and learning styles of Employees and the added credibility that Union responsibility would add to the program. Any dispute over aspects of the administration, delivery or implementation of the Program shall be a matter for resolution under Paragraph 6 below.

5.	Safeguards and Resources

a.	The Plant Training Committee shall meet no less than monthly unless otherwise agreed upon by the Parties. The Company shall provide the members of the Plant Training Committee and the Training Coordinator with such training as is necessary to enable them to perform their responsibilities under this Section with a high degree of competence. Employee participation in the Plant Training Committee shall normally occur during normal work hours. All meeting time and necessary expenses of the Plant Training Committee shall be paid for by the Company. The Company will pay necessary expenses and lost time in accordance with local Plant understandings.

b.	Union members of the Plant Training Committee shall be entitled to adequate opportunity on Company time to caucus for purposes of study, preparation, consultation and review, and shall be compensated in the same manner as set forth in Paragraph (a) above. Requests for caucus time shall be made to the appropriate Company representative in a timely manner, and such requests shall not be unreasonably denied.

c.	To the extent that Company facilities are available and appropriate for Training Program activities, they will be made available.

d.	The Parties will sponsor an annual meeting, attended by the members of the Plant Training Committees covered by this Agreement and appropriate Company counterparts. The Company will pay reasonable travel expenses and lost time for Employees attendance at such meeting in accordance with the mutual understandings of the Chairs of the USS/USW Negotiating Committee. The meeting shall be one day in duration unless otherwise agreed. The purpose of this meeting shall be to share best practices through joint presentations by each Plant Training Committee; to discuss opportunities to improve training processes; and to review programs and processes that support continuous improvement in training Employees.

6.	Dispute Resolution

a.	In the event that the Plant Training Committee is unable to reach agreement on any matter involving the Training Program or Update, the Plant Training Committee shall submit those matters on which they do not agree to the Chairs of the USS/USW Negotiating Committee (or their designees) for resolution. In the event that agreement cannot be reached, the Chair of the USW Negotiating Committee may submit those matters to the Board of Arbitration pursuant to procedures to be agreed upon by the Parties. If the Parties are unable to reach such agreement, they shall be determined by the Board.

b.	The dispute will be resolved on the basis of a final offer submission by the Parties at a hearing. The Board will determine which of the submissions best meets the Commitments outlined in Paragraph 1 above, in light of the Findings referred to in Paragraph 3(a) above. The Board shall have the power to determine the procedures pursuant to which the hearing is conducted.

Section B. Institute for Career Development

1.	Establishment

The Union and the Company hereby establish the USW/USS Institute for Career Development (the Institute) which, in conjunction with similar programs negotiated by the Union with various other employers, will be administered under the rules and procedures of the Institute for Career Development (ICD).

2.	Purpose

The purpose of the Institute is to provide resources and support services for the education, training and personal development of the Employees of the Company, including upgrading their basic skills and educational levels.

3.	Guiding Principles

The Institute and ICD shall be administered in a manner consistent with the following principles:

a.	workers must play a significant role in the design and development of their jobs, their training and education and their working environment;

b.	workers should be capable of reacting to change, challenge and opportunity and this requires ongoing training, education and growth; and

c.	worker growth and development can only succeed in an atmosphere of voluntary participation in self-designed and self-directed training and education.

4.	Financing

The Institute will be financed by $0.15 for each hour worked by all Employees. The Parties will also seek and use funds from federal, state and local governmental agencies.

5.	Administration

a.	The Institute will be administered jointly by the Company and the Union in accordance with procedures, rules, regulations and policies agreed to by the Parties.

b.	Training is separately provided for in the Agreement. The Company may, however, contract with the Institute to provide services and resources in support of such training.

c.	The Company agrees to participate fully as a member of ICD in accordance with policies, rules and regulations established by the ICD. The Company’s financial contributions to the Institute will continue to be separately tracked. ICD will continue to be under the joint supervision of the Union and participating employers with a Governing Board consisting of an equal number of Union and employer appointees.

6.	Reporting, Auditing, Accountability and Oversight

The following minimum requirements shall govern reporting, auditing, accountability and oversight of the funds provided for in Paragraph 4.

a.	Reporting

(1)	For each calendar year quarter, and within thirty (30) days of the close of such quarter, the Company shall account to the ICD, the International Union President and the Chair of the Union Negotiating Committee for all changes in the financial condition of the Institute. Such reports shall be on form(s) developed by the Institute broken down by Plant and shall include at least the following information:

(a)	The Company's contribution, an explanation thereof and the cumulative balance; and

(b)	a detailed breakdown of actual expenditures related to approved program activities during said quarter.

(2)	The Company and Union Chairs of each of the Local Joint Committees shall receive a report with the same information for their Plant or Local Union, as the case may be.

b.	Auditing

The Company or the Union may, for good reason, request an audit of the Company reports described in Paragraph 6(a) above and of the underlying Institute activities made in accordance with the following: (1) the Company and the Union shall jointly select an independent outside auditor; (2) the reasonable fees and expenses of the auditor shall be paid from ICD funds and (3) the scope of audits may be Company-wide, Plant-specific, or on any other reasonable basis.

c.	Approval and Oversight

Each year, the Local Joint Committees shall submit a proposed training/education plan to the Chairs of the Union and Company Negotiating Committees or their designees. Upon their approval, said plans shall be submitted to the Institute. The Institute must approve the plan before any expenditure in connection with any activities may be charged against the funds provided for in this Agreement. An expenditure shall not be charged against such funds until such expenditure is actually made.

7.	Dispute Resolution Mechanism

a.	Any dispute regarding the administration of the Institute at the Company or Plant level shall be subject to expedited resolution by the Chairs of the Union and Company Negotiating Committees and the Executive Director of ICD who shall apply the policies, rules and regulations of the Governing Board and the provisions of this Section in ruling on any such dispute. Rulings of the Executive Director may be appealed to the Governing Board, but shall become and remain effective unless stayed or reversed by the Governing Board.

b.	Within sixty (60) days of the Effective Date, the Parties will develop an expedited dispute resolution mechanism that resolves disputes within two (2) weeks.

ARTICLE Eight: EARNINGS SECURITY

Section A. Employment Security

1.	Objective

The Parties agree that it is in their mutual interest to provide all Employees, who have at least three (3) years of Continuous Service, with the opportunity to earn at least forty (40) hours of pay each week. The protections afforded by this Section shall not apply to any Employee affected by the permanent shutdown of a Plant or department, or a substantial portion thereof.

2.	Layoff Minimization Plan

The Company agrees that, prior to implementing any layoffs of Employees with more than three (3) years of Continuous Service, it shall review and discuss with the Union:

a.	documentation of a clear and compelling business need for the layoffs (Need);

b.	the impact of the layoffs on the bargaining unit, including the number of Employees to be laid off and the duration of the layoffs (Impact); and

c.	a Layoff Minimization Plan which shall address at least the following elements:

(1)	a reduction in the use of Outside Entities;

(2)	the elimination of the purchase or use of semi-finished and hot-rolled steel from outside vendors that can be reasonably produced by the Company;

(3)	the minimization of the use of overtime;

(4)	a program of voluntary layoffs;

(5)	the use of productive alternate work assignments to reduce the number of layoffs;

(6)	a meaningful program of shared sacrifice by management, including senior management; and

(7)	any plan suggested by the Local Union to create the opportunity for Employees to exercise seniority to bump junior Employees on jobs within a pool of sufficient Labor Grade 1 positions to provide meaningful protection from long term layoff for senior Employees.

(8)	a modification of the Full Week Guarantee defined in Article Five Section C-4 to allow for the scheduling of a 32-hour week schedule. Such modification shall be for a period of no longer than twelve (12) weeks. Such reduced schedules may only be extended upon the written mutual agreement of both Parties, or where part of a Layoff Minimization Plan upheld in final offer arbitration.

3.	Employee Protections

Reference to the elements of a Layoff Minimization Plan in Paragraph 2 above shall not be construed to impair in any way any protection afforded to Employees under other provisions of this Agreement.

4.	Union Response

The Union shall be provided with sufficient information to reach its own judgment on whether there is a Need, the appropriate Impact and to develop its own proposed Layoff Minimization Plan.

5.	Dispute Resolution

a.	In the event the Parties cannot reach agreement on whether there is a Need, the appropriate Impact and the terms of a Layoff Minimization Plan, the Company may implement its plan and the Union may submit their dispute to an expedited final offer arbitration under procedures to be developed by the Parties. If the Company lays off Employees in violation of this Section, such Employees shall be made whole.

b.	The arbitrator’s ruling shall address whether the Company demonstrated a Need and if it did, whose proposed Impact and Layoff Minimization Plan was more reasonable, given all the circumstances and the objectives of the Parties.

Section B. Supplemental Unemployment Benefits

1.	Eligibility

An Employee shall be eligible for a weekly Supplemental Unemployment Benefit (Weekly Benefit) for any week beginning on or after the Effective Date, if s/he:

a.	has completed three (3) years of Continuous Service at the time of layoff;

b.	is and remains an Employee within the meaning of this Agreement;

c.	does not receive sickness and accident benefits or salary continuance under an agreement between the Company and the Union;

d.	does not receive vacation pay from the Company;

e.	has not refused suitable employment pursuant to other sections of this Agreement;

f.	is not on FMLA leave;

g.	applies for state unemployment benefits for the week and takes all reasonable steps to receive such benefits; provided, however, that this requirement will not apply if s/he has exhausted state unemployment benefits, receives other compensation in an amount that disqualifies him/her for state unemployment benefits, has insufficient employment to be covered by the state system, fails to qualify for state unemployment benefits because of a waiting week, is unable to work by reason of disability, or is participating in a federal training program; and

h.	either

(1)	is on layoff for any week in which, because of lack of work (not including layoff due to any strike, slowdown, work stoppage, picketing or concerted activity), s/he does not work at all for the Company;

(2)	is on layoff during a Plant shutdown period and s/he is not entitled to vacation during the shutdown; or

(3)	became disabled while on layoff and is not physically able to return to work.

2.	Amount of Weekly Benefits

a.	Weekly Benefits are equal to:

(1)	forty (40) multiplied by the Employee’s Base Rate of Pay; and

(2)	the applicable percentage shown in the following table:

Supplemental Unemployment Benefit Percentage

	Weeks
Continuous Service (at the time of layoff)	1 to 26	27 to 52	53 to 104
3 but less than 10	60%	40%	0%
10 but less than 20	70%	50%	25%
20 and over	80%	60%	40%

b.	Notwithstanding the above table, the Weekly Benefits applicable to an Employee who becomes disabled while on layoff and is not physically able to return to work shall be limited to fifty-two (52) Weeks beginning with the week the Employee is recalled to work.

c.	The amount of a Weekly Benefit may be offset only by the amount of state unemployment benefits including dependency allowance, Trade Adjustment Allowance and any other compensation, but in no event, will the total Weekly Benefit be less than $250.00 per week.

d.	An Employee shall have 1 Week of Weekly Benefits reinstated for every 2 weeks worked, not to exceed a balance of 104 Weeks. Weekly Benefits Weeks shall be reinstated in the reverse order that they were applied. Any period during which Weekly Benefits Weeks are applicable shall commence with the last Week reinstated. For purposes of this paragraph, a week worked shall include any week during which a minimum of 32 hours is worked (including hours paid but not worked).

Example:

An Employee with 25 years Continuous Service is on layoff status for 27 consecutive weeks and 27 Weeks of Weekly Benefits are applied. His/her Benefit Percentage for the first 26 Weeks of Weekly Benefits is 80% and for the 27th Week is 60%. S/he returns to work. After 2 weeks worked, the 27th Week of Weekly Benefits is reinstated. After 4 more weeks worked, the 26th and 25th Weeks of Weekly Benefits are reinstated. If s/he is then again laid off and eligible for a Weekly Benefit, the first Week of Weekly Benefits to be applied is Week 25 (at 80%) followed by Week 26 (at 80%) and so forth.

3.	Company Payment

The Company shall make reasonable calculations of Weekly Benefits and pay such benefits provided an Employee provides ongoing documentation establishing his/her eligibility for such benefits.

4.	Disputes

In the event an Employee believes that his/her Weekly Benefit or eligibility determination has been made in error, the Employee may file a grievance, as outlined in the grievance procedure of this Agreement.

5.	Administration of the Plan

Subject to and in accordance with the terms and conditions outlined in this Section, the Company shall administer the Supplemental Unemployment Benefits Plan (Plan) and may prescribe reasonable rules and regulations. The costs of administering the Plan shall be borne by the Company.

6.	Finality of Determination

The Company shall have the right to recover overpayments and correct underpayments to Employees. However, any benefit determination shall become final six (6) months after the date on which it is made if (a) no dispute is then pending and (b) the Company has not given notice in writing of an error. The foregoing shall not prevent the Company from making a new benefit determination based on facts not previously known or information fraudulently furnished or withheld by an Employee.

7.	Termination

Notwithstanding the provisions of Article One, Section B (Term of the Agreement), this Section and the Plan on which it is based shall expire five (5) months after the Termination Date.

8.	Documentation

The Parties shall adopt a mutually agreed upon Plan Brochure to provide an explanation of the benefits described in this Section.

Section C. Severance Allowance

1.	Right to Severance Allowance

Employees meeting the conditions outlined below shall, upon request, receive a Severance Allowance as described herein.

2.	Eligibility

a.	In order to be eligible for a Severance Allowance, an Employee must have completed his or her probationary period and satisfied Paragraphs 2(b) and (c) below.

b.	An Employee must be on layoff (other than voluntary layoff) and have been:

(1)	on layoff for six (6) consecutive months,

(2)	offered, under the terms of the Agreement, less than 520 hours of straight time work in a twelve (12) month period, or

(3)	on layoff due to a Permanent Closure as defined in this Section.

c.	An Employee must request Severance Allowance within ninety (90) days of the date the Company sends notification to the Employee that the requirement in Paragraph 2(b) is satisfied.

3.	Employment in Lieu of Severance

a.	In lieu of Severance Allowance, within thirty (30) days of an Employee’s request for Severance Allowance, the Company may offer such Employee a regular full-time job in at least the same labor grade at the Employee’s Plant or within one hundred (100) miles of that Plant if:

(1)	the job is in a bargaining unit represented by the Union;

(2)	the job is not a temporary job or a job known to be of limited duration;

(3)	the Employee is physically qualified to perform the job; and

(4)	the Employee has the ability and skills required to perform the job or has the ability to absorb such training for the job as is offered and is necessary to enable the Employee to perform the job satisfactorily.

b.	Except as otherwise provided in Paragraph 3(c) below, in the event the Employee refuses an offer made under Paragraph 3(a) above, the Employee will forfeit his/her right to Severance Allowance and become ineligible for any other layoff benefit to which s/he may be entitled, such as Supplemental Unemployment Benefits.

c.	In the case of Paragraph 2(b)(3) above, an Employee accruing service under the U.S. Steel Pension Agreement as of the date of the Permanent Closure may refuse an offer made under Paragraph 3(a) above, unless it is for a job s/he is entitled to under Article Five, Section E (Seniority) in at least the same labor grade in the Employee’s Plant, and continue to receive any benefits to which s/he may be entitled.

4.	Amount and Form

a.	Except as otherwise provided under Paragraphs 4(b) and 4(c), an eligible Employee shall receive a single lump sum payment equal to one (1) week of pay at the Employee’s Vacation Rate of Pay for each year of Continuous Service or portion thereof, up to a maximum of eight (8) weeks.

b.	An eligible Employee other than an Employee accruing service under the U.S. Steel Pension Agreement shall receive:

(1)	One (1) week of pay at the Employee’s Vacation Rate of Pay for each year of Continuous Service or portion thereof but not less than three (3) weeks; and

(2)	In the case of Paragraph 2(b)(3) above, an additional two (2) weeks of pay at the Employee’s Vacation Rate of Pay for each year of service over fifteen (15) years of Continuous Service or portion thereof.

c.	In the case of Paragraph 2(b)(3) above, the Severance Allowance payable to an Employee accruing service under the U.S. Steel Pension Agreement will be reduced by the amount of any Supplemental Unemployment Benefits paid for the sixty (60) days ending with the request for Severance Allowance.

d.	Notwithstanding any other provision of this Agreement, any Severance Allowance payable to an Employee who is eligible for an immediate unreduced pension under the U.S. Steel Pension Agreement shall be reduced by (1) the present value of the incremental pension benefits as defined below; and (2) the value of retiree health benefits as determined in accordance with the Age Discrimination in Employment Act as amended. As used in the preceding sentence, “the present value of the incremental pension benefits” shall be understood to mean the present value of the difference between (1) the total amount of pension payable to such Employee prior to age 62; and (2) the portion of such pension not attributable to the occurrence of the contingent event of Permanent Closure. The interest rates used to determine present value shall be the PBGC rates for single life annuities in effect for the month in which Severance Allowance would otherwise be paid.

5.	Definitions

For the purposes of this Section:

a.	Continuous Service means the Employee’s Continuous Service as that term is defined in Article Five, Section E (Seniority, Paragraph 3 of the Basic Labor Agreement), at the time of the Permanent Closure or, in the case of Paragraph 2(b)(1) or 2(b)(2), the date of the Employee’s request for Severance Allowance; and

b.	Permanent Closure means the permanent closure of a Plant or permanent discontinuance of a department of a Plant or substantial portion thereof. In addition to an announced Company decision providing therefore, a Permanent Closure shall be deemed to have occurred wherever the Company is not operating the subject Plant, department, or substantial portion thereof and cannot clearly demonstrate reasonable plans or expectations to resume operations in the foreseeable future.

6.	Consequence of Acceptance

Any Employee who requests and accepts a Severance Allowance shall permanently terminate employment with the Company.

Section D. Interplant Job Opportunities

1.	An Employee with more than three (3) years of Continuous Service on the date of his/her layoff and who is continuously on layoff for at least sixty (60) days and not expected to be recalled within sixty (60) days, shall be given priority over new hires and probationary Employees for permanent job vacancies at a Plant other than his/her own Plant, as described below:

a.	The Employee must file with his/her home Plant, on a form provided by the Company, a written request for such transfer specifying the other Plant or Plants at which s/he would accept employment.

b.	Employees who apply shall be given priority for permanent vacancies at other Plants which are not filled from within the particular Plant in the order of their Continuous Service (the earlier date of birth to control where such service is identical), provided the Employee has the necessary qualifications to perform the job and advance in the promotional sequence. In determining qualifications, the Employee shall be treated as if the job were an opening at his/her home Plant.

c.	An Employee laid off from his/her Plant who is offered and accepts a job at another Plant, will have the same obligation to report for work there as though s/he were a laid-off Employee at that Plant. During his/her employment at that Plant, s/he will be subject to all the rules and conditions of employment in effect at that Plant. S/he will be considered as a new Employee at that Plant and therefore such Employee’s Plant Service shall be defined in accordance with Article Five, Section E(3)(c).

d.	An Employee shall be deemed to reject such job if s/he does not affirmatively respond within five (5) days of the time the offer is made, which offer shall be directed to his/her last place of residence as shown on the written request referred to in Paragraph (a) above. If an Employee rejects such job pursuant to this provision, his/her name shall be removed from those eligible for priority hereunder, and he/she may apply, pursuant to Section D(1)(a), for reinstatement.

e.	An Employee who accepts employment at another Plant under this Section will continue to accrue Plant Service for seniority purposes at his/her home Plant in accordance with the applicable seniority rules for a maximum period of six (6) months from the date of transfer. If within the six (6) month period, s/he is recalled to work at his/her home Plant and s/he elects to return, his/her Continuous Service for seniority purposes at the other Plant will be cancelled. If s/he elects to remain at the other Plant, his/her Continuous Service for seniority purposes at his/her home Plant will be cancelled.

f.	When an Employee is recalled to his/her home Plant, the Company may require the Employee to remain at such other Plant for the calendar week following the calendar week during which such recall occurs.

2.	An Employee who accepts a job at another Plant, pursuant to this Section, more than 100 miles from his/her home Plant will receive a relocation allowance of $500 promptly after the commencement of employment at the Plant to which s/he is relocated.

ARTICLE Nine– ECONOMIC OPPORTUNITY

Section A. Wages

1.	Definitions:

a.	The Regular Rate of Pay as used in this Agreement shall mean the Base Rate of Pay plus incentive earnings.

b.	The Base Rate of Pay for the respective labor grades shall be those set forth in Appendix A-1 of this Agreement.

c.	The Base Rate of Pay shall be used for incentive calculation purposes.

2.	In the event an Employee is assigned temporarily at the request or direction of the Company from his regular job to another job, such Employee, in accordance with the provisions of this Section, shall receive the established rate of pay for the job performed. In addition, while performing work under such circumstances, such Employee shall receive such special allowance as may be required to equal the earnings that otherwise would have been realized by the Employee. This provision shall not affect the rights of any Employee or the Company under another provision of this Agreement.

Section B. Incentives

1.	Objective

The Parties agree it is desirable to reduce the number of incentive plans and where necessary, to install new and simpler plans so as to reward sustained effort and maximum productivity. Such plans shall be subject to Paragraph 3 below. The Parties agree that a conversion program using existing incentive plans shall be utilized. It is not the intent of the Parties that Employees should receive earnings increases solely as the result of the conversion program set forth below rather than as the result of an improvement in productivity by Employees.

2.	Existing Incentives

a.	A “Conversion to Base Rate of Pay factor” (CBF) will be used to convert existing incentive plan performance to a percentage of Base Rate of Pay. This conversion is calculated by multiplying the incentive plan percent performance above the August 1, 1999 USS-USW Basic Labor Agreement incentive calculation rate (ICR) by the CBF. The CBF shall be 0.37 as of the Effective Date of this Agreement.

Conversion Example

 Example plan average performance = 155%
 Percent Performance above the ICR = 55%
 Conversion to a percentage of Base Rate of Pay:

 55% x 0.37 (CBF) = 20 % of Base Rate of Pay.

b.	Incentive earnings shall be calculated by multiplying the CBF by the incentive plan percent performance above the ICR and multiplying the resultant product by the appropriate Base Rate of Pay.

Incentive Calculation Example

Labor Grade 3 Base Rate of Pay = $23.55 Percent Performance above ICR= 55% Incentive earnings: (55% x 0.37 (CBF)) x $23.55= $4.79 Regular Rate of Pay: $23.55+$4.79 = $28.34/HR

3.	Incentive Administration

a.	The Company shall adjust an incentive plan to preserve its integrity when it requires modification to encompass new or changed conditions which are not sufficient enough to require cancellation and replacement of the incentive plan and which result from mechanical improvements made by the Company in the interest of improved methods or products, or from changes in equipment, manufacturing processes or methods, materials processed, or quality or manufacturing standards. In all other circumstances, existing incentive plans shall remain unchanged.

b.	In the event that the changes defined in Paragraph 3(a) above, are of such magnitude that replacement of such incentive is required, the Company shall cancel the existing plan(s), install an interim rate equal to the average pay performance of the six (6) pay periods immediately preceding cancellation and/or develop a replacement plan which preserves integrity.

c.	Replacement plans developed pursuant to Paragraph 3(b) above will be submitted and explained to the Local Union Incentive Committee along with such additional Employees as the Committee shall deem appropriate. The explanation shall include information reasonably required to understand how the replacement plan was developed. The Union shall be afforded a full opportunity to be heard with regard to the plan. Should agreement on the replacement plan not be reached, the plan may be installed and the Employees affected shall give the plan a fair trial. The Local Union Incentive Committee Chair may file a grievance at any time after ninety (90), but within 180 days from the date of installation of the replacement plan. Such grievance shall be filed in Step 2 of the grievance procedure. Any such grievance shall include a statement of the alleged changed condition(s), including approximate date(s) of such alleged change(s). If the Board decides that a change has occurred which requires new standards, it shall order the Company to develop and install an appropriate new plan and to appropriately compensate the grievant(s).

Section C. Transition Program

1.	Earnings Protection for Incentive Rated Jobs

a.	During the course of the 2003 Basic Labor Agreement Employees who incurred an earnings loss as a result of the initial comparative slotting of their previous job into the new position box or rotation and training through functional assignments (former jobs) encompassed within that position box that had a lower incentive earnings opportunity than their former incumbent job prior to restructuring, received an Earnings Protection adjustment. This Earnings Protection adjustment was calculated as set forth below:

The Employee’s pay period average actual earnings per hour (Base Rate of Pay + incentive) was compared to the Employee’s 2003 hourly vacation rate in effect just prior to the Effective Date of the 2003 Basic Labor Agreement. Those Employees who remain eligible for Earning Protections as set forth in this Section C-1 will continue to receive the higher of their pay period average actual earnings per hour or the 2003 hourly vacation rate for all hours paid in the pay period.

b.	Earnings Protection will not be paid for any Employee hired after May 20, 2003. Active Employees as of the effective date of this Agreement will continue to be eligible to receive Earnings Protection as long as they remain on the original job into which they were slotted pursuant to Workplace Restructuring in 2003 or promote within their applicable line of progression. Further, an Employee shall not receive Earnings Protection if unit productivity or incentive performance is lower than what was reasonably attainable.

c.	In the event that an Employee is assigned temporarily at the request or direction of the Company from his/her incumbent job to another job, such Employee will receive the Regular Rate of Pay for the job worked or his/her incumbent rate of pay whichever is higher. This provision shall not affect the rights of any Employee or the Company under any other provisions of this Agreement.

2.	Hourly Differential (Red Circle) for Non-Incentive Rated Jobs

a.	Should an Employee hired prior to May 20, 2003, who has remained in the original job to which s/he was initially slotted during Workplace Restructuring in 2003, continue to have an incumbent standard hourly wage rate under the August 1, 1999 Basic Labor Agreement (the 1999 Hourly Rate) that is higher than the established hourly Base Rate of Pay for the original position box to which his/her former incumbent job was slotted during workplace restructuring, an hourly differential (Red Circle) shall be determined for each Employee and added to all hours paid whether or not such hours are worked.

b.	Such Red-Circle adjustment shall not be applicable to Employees who receive Earnings Protection pursuant to Article Nine, Section C(1) and shall cease to apply upon the occurrence of any of the following events:

(1)	the Base Rate of Pay of the Employee’s new job meets or exceeds his former Standard Hourly Wage Rate, or

(2)	the Employee moves from the job into which he/she was originally slotted as a result of promotion, demotion, or for any other reason.

Section D. Correction of Errors

Notwithstanding any other provisions of this Agreement, errors in applications of rates of pay or incentives shall be corrected.

Section E. Shift Premium

Employees shall receive a shift premium of twenty-five cents ($0.25) for all hours worked by Employees designated as Shift Workers. Shift Workers are those Employees who are routinely scheduled more than half their shifts on other than the day shift (all eight (8) hour shifts starting between 6:00 a.m. and 9:00 a.m. are defined as the day shift).

Section F. Sunday Premium

All hours worked by an Employee on Sunday shall be paid for on the basis of one and one-half times the Employee’s Regular Rate of Pay. For the purpose of this Section, Sunday shall be deemed to be the twenty-four (24) hours beginning with the shift change hour nearest to 12:01 a.m. Sunday.

Section G. Profit Sharing

1.	Introduction

The Parties agree that the Profit Sharing Plan outlined in Article 9 – Section G of the Basic Labor Agreement between the Parties dated September 1, 2018 and as amended herein, will continue for the term of the 2022 Basic Labor Agreement.

2.	Level of Payout

The Company agrees that it will create a profit sharing pool (the Overall Pool) consisting of the following percentages of the Company's Quarterly Profits, as defined below, and to distribute the Pool within forty-five (45) days of the end of each fiscal quarter, in the manner described below. The fourth (4th) quarter payment will be distributed within fifteen (15) days following the date of public release of the Company's annual audited financial statements, which may include an adjustment for the correction of errors in prior quarters.

a.	Seven and one-half percent (7.5%) of all Profits between $10 and $50 of Profit per Ton Shipped;

b.	Fifteen percent (15.0%) of all Profits above $50 of Profit per Ton Shipped.

3.	Calculation of Profits

a.	Profit shall be defined as Income from Operations of the Company, calculated on a consolidated basis in accordance with the United States Generally Accepted Accounting Principles (GAAP) or any successor reporting requirements such as International Financial Reporting Standards, with the following exclusions:

(1)	Income or loss related to any charges or credits (whether or not identified as special credits or charges) for unusual, infrequently occurring or extraordinary items, including credits or charges for Plant closures, business dispositions and asset sales that are not normal operating charges or credits of the Company;

(2)	To neutralize the effects of the adoption of ASU 2017-07 by the Company on January 1, 2018, items which had previously been included in Income from Operations as an “item not allocated to segments”, will be subtracted from Income from Operations (if an expense) or added to Income from Operations (if a benefit). For the term of the agreement, income from operations will be calculated as described above and in accordance with U. S. GAAP as in existence at September 1, 2018. Additionally, if changes to U. S. GAAP are enacted that change the classification of expenses included or excluded from income from operations, the Parties will mutually agree upon any necessary adjustments to ensure that neither Party is unintentionally advantaged or disadvantaged.

(3)	Any cost or expense associated with the Profit Sharing Plan; and

(4)	Any payments, fees or other expenses that are not in the normal course of business paid directly or indirectly to any person or entity who directly or indirectly owns or controls any equity or equity-like interest in the Company.

b.	Tons Shipped shall be defined as tons of steel products shipped by the Company on a consolidated basis to third parties.

c.	For purposes of this Section, the Company is defined as all businesses included in the financial results as of August 31, 2018 but excluding U. S. Steel Kosice and all businesses acquired as part of U. S. Steel Canada, Inc., and excluding any acquisitions closed after September 1, 2018. However, in the event any new USW represented facilities that are built or acquired by the Company are added to the list of Plants in Appendix Y, they will be covered by this provision.

4.	Individual Entitlement

The Profit Sharing Pool will be divided among all Employees covered by this Agreement or by the 2018 agreement between the Union and U. S. Steel Tubular Products, Inc., covering the Lone Star and Star Tubular plants (Participants) on the basis of the Hours (as defined below) of each such Participant in the calendar weeks within each fiscal quarter.

a.	Hours shall include the following, but shall not exceed forty (40) hours for any week for any Participant: hours worked (including straight time and overtime hours), vacation and holiday hours at the rate of eight (8) hours for each holiday or day of vacation; hours on Union business; hours, at the rate of eight (8) hours a day, while receiving Workers' Compensation benefits (based on the number of days absent from work while receiving such benefits); hours, at the rate of eight (8) hours a day while on Union Leave pursuant to Article 10, Section E(2); hours, at the rate of eight (8) hours a day, while on Military Leave of Absence; hours while on Jury or Witness Duty Leave; and hours while on Bereavement Leave. Participants who worked reduced 32-hour weeks pursuant to a Layoff Minimization Plan under Article 8 shall be credited with an additional eight (8) hours worked during such weeks for purposes of this subsection, subject to the forty (40) hour limitation.

b.	Any payments made to a Participant pursuant to this Plan shall not be included in the Participant's earnings for purposes of determining any other pay, benefit or allowance of the Participant.

5.	Administration of the Plan

a.	The Plan will be administered by the Company in accordance with its terms and the costs of administration shall be the responsibility of the Company. Upon determination of each Quarterly Profit calculation, such calculation shall be forwarded to the Chair of the Union Negotiating Committee accompanied by a Certificate of Officer signed by the Chief Financial Officer of the Company, providing a detailed reconciliation between the consolidated statement of operations as reported and the calculations and adjustment made to Income from Operations in accordance with this Section, including a detailed description of any such adjustments and stating that Profit was determined in accordance with GAAP or any successor reporting requirements and that Quarterly Profit was calculated in accordance with this Section.

b.	The Union, through the Chair of its Negotiating Committee or his/her designee, shall have the right to review and audit any information, calculation or other matters concerning the Plan. The Company shall provide the Union with any information reasonably requested in connection with its review and the Union and any outside consultants that it uses shall not disclose any portion of such information that is confidential. The reasonable actual costs incurred by the Union in connection with any such audit shall be paid from the Pool and deducted from the amount otherwise available under the Pool for distribution to Employees.

c.	In the event that a discrepancy exists between the Company's Profit Sharing calculation and the results obtained by the Union’s review, the Chairs of the Union and Company Negotiating Committees shall attempt to reach an agreement regarding the discrepancy. In the event that they cannot resolve the dispute, either Party may submit such dispute to final and binding arbitration under the grievance procedure provided in this Agreement.

6.	Prompt Payment

Notwithstanding Paragraph 5, the Company shall comply with the requirements of Paragraphs 2 through 4 based on its interpretation of the appropriate payout. If the process described in Paragraph 5 results in a requirement for an additional payout, said payout shall be made no more than fourteen (14) days after the date of the agreed upon resolution or issuance of the arbitrator's decision.

7.	Summary Description

The Parties will jointly develop a description of the calculations used to derive profit sharing payments under the Plan for each quarter and distribute it to each Participant.

Section H. Inflation Recognition Payment

1.	General Description

The below general description is qualified in its entirety by Paragraphs 2 through 6 below.

The purpose of the Inflation Recognition Payment (IRP) is to make quarterly lump-sum payments to Employees if cumulative inflation, as measured over the life of the Basic Labor Agreement, exceeds three percent (3%) per year.

At the end of each calendar quarter, the Consumer Price Index (CPI) for the final month of that quarter will be compared to a CPI Threshold (as found in the Table in Paragraph 5 below) which represents what the CPI would be if total inflation since the beginning of the Agreement had averaged three percent (3%) per year. If the actual CPI is higher than the CPI Threshold, a lump sum payment shall be made equal to each full one percent (1.0%) by which the actual CPI is higher than the CPI Threshold, multiplied by the Regular Rate of Pay (overtime rates if applicable) for each position worked by an Employee for all hours actually worked in full calendar weeks in the fiscal quarter (hereafter referred to as “Earnings”).

Thus, if in a given quarter three percent (3%) annual inflation since the beginning of the Agreement would have produced total inflation of ten percent (10%) and the actual CPI indicates that inflation since the beginning of the contract has been twelve percent (12%) and an Employee had Earnings as defined in the paragraph above during the quarter of $15,000, then that Employee would receive a lump-sum payment of two percent (2%) (12% actual inflation minus a 10% CPI Threshold) times $15,000 or $300.

2.	IRP Payments

a.	Beginning the period ending December 31, 2022, the Company shall, on each Payment Date, make to each Employee an IRP payment equal to:

(1)	their total Earnings as defined above for the Covered Period, multiplied by

(2)	each full percentage (1.0%), by which the CPI for the Measurement Month exceeds the CPI Threshold for the Measurement Month.

b.	No IRP will be made for any Covered Period unless the CPI for the Measurement Month is greater than the CPI Threshold; in the event the CPI is lower than the CPI Threshold there shall be no recoupment of any kind.

The IRP shall be a lump-sum payment and shall not be part of the Employee’s Base Rate of Pay or used in the calculation of any other pay, allowance or benefit.

3.	Definitions

a.	CPI shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W), U.S. City Average, All Items, Not Seasonally Adjusted (1982-84=100) as published by the Bureau of Labor Statistics. If the Consumer Price Index in its present form and on the same basis as the last Index published prior to June 2022 becomes unavailable, this Section shall be adjusted to produce as nearly as possible the same result as would have been achieved using the Index in its present form.

b.	Payment Date shall be the forty-fifth (45th) day after the last day of the Measurement Month.

c.	Measurement Month shall be the last month of a Covered Period.

d.	Covered Period(s) shall be as shown in Paragraph 5 below.

e.	CPI Threshold(s) shall be as shown in Paragraph 5 below, based on the formula in Paragraph 6 below.

4.	Example:

Covered Period	10-01-23 – 12-31-23
Measurement Month	December 2023
Hypothetical CPI in Measurement Month	316.566
CPI Threshold for the Covered Period	310.358
The amount, of full percentage point(s), by which the CPI for the Measurement Month exceeds the CPI Threshold for the Covered Period
((316.566– 310.358)/310.358) = 2.0%
Earnings in Covered Period	$15,000
IRP Payment ($15,000 x 2.0%) = $300

5.	Covered Periods and CPI Thresholds

Covered Period	CPI Threshold
07-01-22 – 09-30-22	None
10-01-22 – 12-31-22	301.318
01-01-23 – 03-31-23	301.318
04-01-23 – 06-30-23	301.318
07-01-23 – 09-30-23	310.358
10-01-23 – 12-31-23	310.358
01-01-24 – 03-31-24	310.358
04-01-24 – 06-30-24	310.358
07-01-24 – 09-30-24	319.669
10-01-24 – 12-31-24	319.669
01-01-25 – 03-31-25	319.669
04-01-25 – 06-30-25	319.669
07-01-25 – 09-30-25	329.259
10-01-25 – 12-31-25	329.259
01-01-26 – 03-31-26	329.259
04-01-26 – 06-30-26	329.259
07-01-26 – 08-31-26	339.136

6.	Formula to Calculate CPI Threshold

The CPI Threshold shown in the Table above is the CPI for the month of June, 2022 multiplied by 1.03 per year as expressed in the following formula:

CPI-W for June 2022 x (1.03)n

Where n is the number of Covered Years from the first calendar year of 2022 to the Covered Year in which the calculation is made.

ARTICLE Ten—PAID TIME OFF AND LEAVES OF ABSENCE

Section A. Holidays

1.	An Employee shall be paid two and one-half (2 ½) times his/her Regular Rate of Pay for all hours worked on any of the holidays specified below.

January 1

Martin Luther King, Jr.’s Birthday

Good Friday

Memorial Day

July 4

Labor Day

Thanksgiving Day

Day after Thanksgiving Day

Day Preceding Christmas Day

Christmas Day

Floating Holiday

2.	In the event a holiday falls on Sunday, it shall be observed on Monday. A holiday is the twenty-four (24) hour period beginning at the shift-changing hour nearest to 12:01 a.m. on the day so observed.

3.	Pay for a Recognized Holiday Not Worked

a.	An eligible Employee who does not work on a holiday shall be paid eight (8) times his/her Regular Rate of Pay.

b.	As used in this Section, an eligible Employee is one who (1) has worked thirty (30) calendar days since his/her last hire; (2) performs work or is on vacation in the payroll period in which the holiday is observed; or if s/he is laid off for such payroll period, performs work or is on vacation in either the payroll period preceding or the payroll period following the payroll period in which the holiday is observed; and (3) works as scheduled or assigned on both his/her last scheduled workday prior to and his/her first scheduled workday following the day on which the holiday is observed, unless s/he has failed to so work because of sickness or other good cause.

c.	When any holiday is observed during an eligible Employee’s vacation, s/he shall be entitled to pay for the unworked holiday.

d.	If an eligible Employee works on a holiday for less than eight (8) hours, s/he shall be paid for time not worked for the remainder of the eight (8) hours, pursuant to paragraph 3(a) of this Section.

e.	It is understood that no Employee shall receive more than double time and one-half for hours worked on a holiday.

4.	Floating Holiday Scheduling

a.	The Floating Holiday and this paragraph 4 shall be effective January 1, 2023.

b.	Each Employee shall receive one Floating Holiday each calendar year which is to be scheduled with the Employee’s supervisor no later than Tuesday of the week preceding the week the Floating Holiday is requested. The Company has discretion to limit the number of Floating Holidays scheduled on the same day. Where there are more Floating Holiday requests for the same day and cannot be accommodated, the Employee(s) with the earliest Plant Service will be scheduled for the Floating Holiday.

c.	Should an Employee’s Floating Holiday not be scheduled by December 1st, it will be paid in the last pay period of that year.

Section B. Vacations

1.	Eligibility

a.	To be eligible for a vacation in any calendar year, an Employee must:

(1)	have completed their probationary period;

(2)	have worked for at least 520 hours during the preceding calendar year (except for initial eligibility upon completion of the probationary period), including lost time hours spent on Union Business; and

(3)	not have quit, retired, died or been discharged for cause prior to January 1 of the vacation year.

2.	Length

a.	The amount of vacation due an eligible Employee for calendar year 2023 and thereafter shall be based on his/her Continuous Service as follows:

Years of Service	Weeks of Vacation
After probationary period	1
1 but less than 5	2
5 but less than 15	3
15 but less than 24	4
24 but less than 30	5
30 or more	6

b.	A week of vacation shall consist of seven (7) consecutive days.

3.	Scheduling

a.	On or promptly after October 1 of each year, each Employee entitled or expected to become entitled to vacation in the following year shall receive a Company form asking him/her to specify in writing the desired vacation period or periods. The Employee shall return the form to the Company within thirty (30) days.

b.	Vacations will, so far as practicable, be granted at times most desired by Employees (longer service Employees being given preference as to choice), but the final right to allot vacation periods, including on a level load basis, and to change such allotments is reserved to the Company.

c.	Employees will be provided with their vacation schedule at least sixty (60) days prior to the start of their vacation period, but in all cases no later than January 1 of the year in which the vacation is to be taken.

d.	Where an Employee transfers from one seniority unit to another, s/he shall take his/her vacation in accordance with the schedule established in his/her old seniority unit, except as orderly operations of his/her new seniority unit preclude it, and his/her transfer shall not be a basis for altering the schedule established prior to his/her transfer.

e.	Consistent with Paragraphs 3(a) through 3(d) above, Employees shall be permitted to use up to two (2) weeks (i.e., ten (10) days) of their allotted vacation on a day-at-a-time basis.

f.	With the consent of the Employee, the Company may pay him/her vacation allowance, in lieu of time off for vacation, for any weeks of vacation in excess of two (2) weeks in any one (1) calendar year.

g.	The Company may schedule vacations during a shutdown period if it provides affected Employees with forty-five (45) days notice.

h.	At the time of his/her retirement, an Employee may elect to receive a lump-sum payment for any unused vacation entitlement.

4.	Grievances

Grievances regarding vacation scheduling must be referred directly to Step 2 of the grievance procedure not later than fifteen (15) days after notification to the Employee of the scheduled vacation (or changed scheduled vacation) is given to the Employee and shall be handled in a manner that assures resolution prior to the disputed date(s).

5.	Vacation Rate of Pay

a.	Employees will be paid for each week of vacation the greater of:

(1)	forty (40) multiplied by the Base Rate of Pay of the Employee’s permanent job as of January 1, of the vacation year, or

(2)	two percent (2%) of their W-2 earnings in the preceding year excluding profit sharing payments (such amount Vacation Rate of Pay).

b.	The Daily Vacation Rate of Pay of each Employee shall be the Vacation Rate of Pay divided by five (5).

c.	The Hourly Vacation Rate of Pay of each Employee shall be the Vacation Rate of Pay divided by forty (40).

d.	Any Employee who did not work in the prior year shall have his/her Vacation Rate of Pay computed on the basis of his/her last calculated Rate.

6.	Minimum Vacation (Employees Other Than New Hires)

Notwithstanding the above, an Employee with one (1) year or more of Continuous Service who is not eligible for vacation based on the above and who works at least 520 hours in a calendar year, including hours worked on Union Business, shall receive one (1) week of vacation during that calendar year. The Company shall make reasonable efforts to schedule that vacation at the time desired by the Employee, provided it does not disrupt the vacation schedule already established hereunder.

7.	Vacation Bonus

A vacation bonus of $250 per week will be paid to Employees for each week of vacation taken from work in the ten (10) consecutive calendar week period beginning with the first full week following the calendar week containing New Year's Day.

Section C. Bereavement Leave

1.	In the event of the death of any of the relatives listed below, an Employee, upon request, will be excused and paid for scheduled shifts as detailed below, which fall within a consecutive day period, provided however that one such calendar day shall be the day of the funeral, cremation, or memorial service and it is established that the Employee attended.

Relation	Scheduled Shifts Off
Legal Spouse, Parent, Sibling, Grandchild, Child or Step-Child who lived with the Employee in an immediate family relationship	5
Step-Parent and Step-Siblings who have lived with the Employee, Mother or Father in-law, or Grandparent	3
Sister-in Law or Brother-in-law	1

2.	Payment shall be eight (8) times the Employee’s Regular Rate of Pay. An Employee will not receive bereavement pay when it duplicates pay received for time not worked for any other reason. Time thus paid will not be counted as hours worked for purposes of determining overtime or premium pay.

Section D. Jury or Witness Duty

An Employee who is called for jury service or subpoenaed as a witness shall be excused from work for the days on which s/he serves. Service, as used in this Section, includes required reporting for jury or witness duty when summoned, whether or not the Employee is used. The Employee shall receive, for each such day of service on which s/he otherwise would have worked, the difference between the payment received for such service and the amount calculated by multiplying eight (8) times his/her Regular Rate of Pay. To receive payment the Employee must present proof that s/he did serve, report for service or was subpoenaed and reported as a witness and the amount of pay, if any, received therefore.

Section E. Leave of Absence for Employment with the Union

1.	Leaves of absence for the purpose of accepting positions with the International Union or Local Unions shall be made available to a reasonable number of Employees. Employees who intend to apply for such leaves shall give the Company adequate notice to enable it to fill the jobs vacated.

2.	Leaves of absence for the purpose of accepting or continuing in a temporary position with the International Union shall be for periods of two (2) months and shall be extended upon request; provided, however, in no event shall an Employee be entitled under this provision to a leave of absence exceeding two (2) years.

3.	Leaves of absence for the purpose of accepting permanent positions with the International Union shall be for a period concurrent with the individual’s permanent employment with the International Union. When an individual is made a permanent employee of the International Union (by completing his/her probationary period), s/he shall, from that point forward, retain his/her leave of absence status with the Company but shall accrue Continuous Service only for purposes of Article 5, Section E of this Agreement and s/he shall not be entitled to actually receive any contractual benefits during the period of the leave of absence.

4.	Leaves of absence for the purpose of accepting positions with the Local Unions shall be for a period not in excess of three (3) years and may be renewed for further periods of three (3) years each.

5.	Except as set forth above in Paragraph 3, Continuous Service shall continue to accrue for all purposes under the Basic Labor Agreement and shall not be broken by a leave of absence under this Section.

Section F. Service with the Armed Forces

1.	Reemployment Rights

An Employee who leaves Company employment to enter the service of the Armed Forces of the United States (the Armed Forces) shall be granted all statutory rights to reemployment and other benefits.

2.	Training

An Employee shall be provided with a reasonable program of training in the event s/he does not qualify to perform the work on a job, which s/he might have attained except for his/her service in the Armed Forces.

3.	Educational Leave of Absence

Any Employee entitled to reemployment under this Section who applies for reemployment and who desires to pursue a course of study in accordance with a federal law granting such opportunity shall be granted a leave of absence for such purpose. Such leave of absence shall not constitute a break in Continuous Service provided the Employee reports promptly for reemployment after the completion or termination of such course of study. Any such Employee must notify the Company and the Union in writing at least once each year of his/her continued interest to resume active employment with the Company upon completing or terminating such course of study.

4.	Disabled Returning Veterans

Any Employee entitled to reemployment under this Section who returns with a service-connected disability which makes returning to his/her prior job onerous or impossible shall be provided a reasonable accommodation on that job, or be assigned to an existing vacancy for which s/he is qualified (with a reasonable accommodation if needed) during the continuance of such disability.

5.	Vacation Pay

a.	An Employee who did not receive but was entitled to paid vacation during the calendar year in which s/he enters the Armed Forces shall be paid an amount equal to the vacation pay to which s/he was entitled.

b.	Notwithstanding any other provisions of this Agreement to the contrary, an Employee who is reemployed after being honorably discharged shall be entitled to paid vacation for the calendar year in which s/he is reemployed, provided that no Employee shall be afforded more than one (1) vacation allowance for any one (1) calendar year, at a rate of pay based on his/her earnings for the last full year in which s/he worked prior to his/her serving.

6.	Pay Differential and Continuation of Benefits

An Employee with six months or more Continuous Service who is a member of the National Guard or Reserves and is called to active duty and is in active pay status and working will receive a pay differential and continuation of certain benefits in accordance with Company policies on such matters while on an approved Military Leave of absence from work.

7.	Military Encampment Allowance

An Employee who is required to attend an encampment of the Reserve of the Armed Forces or the National Guard shall be paid, for a period not to exceed two (2) weeks in any one (1) calendar year, the difference between the amount paid by the government (not including travel, subsistence and quarters allowance) and his/her Regular Rate of Pay for the number of days s/he would have been scheduled to work during such encampment.

8.	Veterans Outreach

For the term of the 2022 BLA, the Company agrees to share information regarding outreach efforts for recruitment of qualified United States Military Veterans. Union participation in this effort shall be facilitated through local Human Resources representative and Joint Efforts Coordinator.

Section G. Family and Medical Leave Act

The Company shall comply with the Family and Medical Leave Act of 1993 (FMLA) and further agrees to the following regarding Employee eligibility and entitlement. Nothing in this Section shall be construed to provide lesser treatment than that required under the FMLA or to deprive any Employee of any right or forum thereunder.

1.	General

a.	A copy of a summary of the law and Employee rights thereunder is available at the Company’s Personnel Services Office for review and will be issued upon request and at the time any FMLA leave is requested. The required posting under the FMLA will be maintained by the Company.

2.	Eligibility and Entitlement

a.	Leave under this Section shall be available to any Employee who has twelve (12) months or more of Continuous Service calculated pursuant to the Seniority provisions of this Agreement. There shall be no hours-worked requirement for eligibility.

b.	Any eligible Employee shall be entitled to up to twelve (12) weeks of unpaid leave for FMLA eligible reasons in any twelve (12) month period. This period shall be measured on a rolling twelve (12) month basis, measured backward from the date any FMLA leave is used. Any time taken off in connection with any of the situations covered by the FMLA shall be counted toward the twelve (12) week period, except as otherwise excluded.

3.	Pay During FMLA Leave

a.	Employees seeking FMLA leave under this Section may be required to utilize up to one (1) week of unused paid vacation.

b.	An Employee may request to utilize additional paid vacation during the FMLA leave time. The Company reserves the right to approve such a request where it involves a change in the vacation schedule.

c.	Except for the substitution of paid vacation and the utilization of Sickness and Accident, or Workers' Compensation benefits, all time off provided shall be unpaid and shall be considered as time not worked for all other matters.

d.	An Employee on FMLA leave is not eligible for Supplemental Unemployment Benefits in the event of a layoff, until following the termination of the leave.

4.	Continuous Service

Leaves of absence under this Section shall not constitute a break in Continuous Service and the period of such leave shall be included in an Employee’s length of Continuous Service under this Agreement and all benefit agreements.

5.	Benefit Continuation

a.	All Employees’ benefit coverage will continue during such leave, provided the Employee is otherwise eligible for such coverage under provisions of the FMLA or this Section and the Employee continues making any normally-required premium or other payments in a manner acceptable to the Company. In the event the Employee fails to make such payments, all benefit coverage shall terminate.

b.	In the event an Employee fails to return to work or quits after the Employee’s FMLA leave period has been concluded, the Company waives its right to recover the cost of health insurance coverage provided by the Company during such leave.

Section H. Parental Leave

1.	The Company will grant Employees with at least one (1) year of Continuous Service, two (2) consecutive weeks of paid parental leave at the Employee’s Base Rate of Pay of their incumbent job and ten (10) weeks of unpaid leave following the birth or adoption of their child or placement of a foster child provided the child is the Employee’s niece, nephew, or grandchild. Paid parental leave must be taken within six (6) months of the birth, adoption or foster placement of the child and the paid portion of leave is in addition to any leave granted for physical disability related to pregnancy or birth. This leave shall run concurrent with FMLA if the Employee has available FMLA time.

2.	Employees are required to apply for Parental Leave in accordance with procedures established by the Company and must provide fourteen (14) days advance notice of intended leave dates.

3.	Parental leave for foster care may only be utilized once during the term of the Basic Labor Agreement.

Section I. Domestic Violence and Abuse Leave

1.	The Parties recognize that domestic violence or abuse by a family member towards any Employee can negatively impact the workplace and are committed to supporting Employees who are victims of domestic violence. The Parties further recognize that the employment relationship should not be impacted due to such situations that are beyond an Employee’s control.

2.	In recognition of the above, if an Employee is a victim of domestic violence or abuse, the Company will grant up to twelve (12) working days of paid leave in a rolling twelve (12) month period at the Employee’s Base Rate of Pay for the following reasons:

a.	to seek medical care or counseling for physical or psychological injuries resulting from such violence;

b.	to obtain services from victim service organizations or domestic violence shelters;

c.	to seek the assistance of law enforcement;

d.	to attend legal proceedings;

e.	to relocate temporarily or permanently to prevent further violence against the Employee or their child(ren); or

f.	to make alternative childcare arrangements for the safety of the child(ren).

3.	Except in cases of imminent danger, an Employee will be required to provide at least one week notice prior to requesting paid leave. This leave will be in addition to existing leave entitlements, such as S&A and vacation, and may be taken in consecutive or single days.

4.	An Employee requesting paid leave related to domestic violence will be required to provide one of the following forms of documentation in accordance with procedures developed by the Company:

a.	A protective order or other documentation issued by a court as a result of the abusive behavior against the Employee or the Employee’s child(ren);

b.	A document under the letterhead of the court, provider or public agency that the employee attended for the purposes of acquiring assistance as it relates to the abusive behavior against the Employee or their child(ren);

c.	A police report or statement of a victim or witness provided to police, including a police incident report, documenting the abusive behavior against the Employee or their child(ren);

d.	Medical documentation of treatment resulting from the abusive behavior.

5.	The Parties recognize that domestic and family violence situations are highly sensitive and such information will be treated as confidential by the Company.

ARTICLE Eleven—CORPORATE GOVERNANCE

Section A. Investment Commitment

1.	The Company agrees to make the capital expenditures, as set forth in Appendix M, required to make the facilities covered by this Agreement world class and to maintain them as such.

2.	The Union agrees to contribute to the competitiveness of the facilities and work with the Company to maintain the competitive nature of the facilities.

3.	The Company agrees that no Plant covered by this Agreement will operate its facilities at other than full capacity, except during maintenance and repair outages, downturns, or for legitimate business reasons, and directly or indirectly replace the product which could have been produced on such facilities with product obtained from other than Canadian or United States facilities that provide base wages, benefits and protections such as just cause and seniority that are substantially equivalent to those provided in this Agreement. This provision shall not apply with respect to directly or indirectly replacing product with product obtained from United States Steel Corporation facilities or affiliates.

4.	The Company will furnish the Union with at least 60 days’ written notice, or the earliest practicable notification under the circumstances, of any material acquisition involving steel or steel-related assets in North America. The parties will, as necessary, enter into a reasonable confidentiality agreement covering the transmission of such notice and confidential information relevant thereto.

5.	The Strategic Committee established under Article Six, Section A – Partnership of the Agreement shall be responsible for the oversight and implementation of the commitments outlined above.

Section B. Upstreaming

1.	The Company agrees that it will only Upstream in an amount consistent with: the Company’s historical, current and projected financial performance and capital spending requirements; the terms of any preferred stock sold for full and fair value and paying a market rate dividend (at the time of issuance); and the maintenance of a reasonable financial position.

2.	Without in any way limiting the applicability of Paragraph 1 above, the Company agrees that all transactions (including, without limitation, sales, loans, purchases, leases, guarantees, fees of any kind, and equity transactions) between the Company and any equity holder or any Affiliate of any equity holder, shall be conducted on an arm’s-length basis, on commercially reasonable terms not less favorable to the Company than those that could be obtained from an unrelated third party, and in accordance with any shareholders agreement of the Company. In addition, any loan or similar transaction to any such person shall only be made if it is beneficial to the Company and on terms consistent with the business relationship between such person and the Company. Subject to the foregoing, the Company may engage in transactions with its equity holders and their Affiliates.

3.	For the purposes of this Section, Upstreaming includes directly or indirectly, paying any dividends on, or making any distributions, exchanges, conversions, retirements, repurchases or redemptions, in respect of the Company’s stock.

Section C. Right to Bid

1.	Should the Company decide or be presented with a bona fide offer to sell or otherwise transfer a controlling interest in the corporate entity which owns one or more of its facilities covered by this Agreement, (a Controlling Interest) or all or a portion of one or more of its facilities covered by this Agreement (Facilities) (either or both, the Assets), it will provide the USW with the earliest practicable notification concerning such transactions and grant to the USW the right to organize a transaction to purchase the Assets (a Transaction).

2.	The Company will provide the USW with any information provided to other bidders so that the Union may determine whether it wishes to pursue a Transaction. All such information shall be subject to an executed Confidentiality Agreement.

3.	The Company shall promptly notify the USW of the schedule and/or timetable for consideration by the Company of any possible transaction. The Company will provide the USW with forty-five (45) days to submit an offer for the Assets.

4.	During the period described in Paragraph 3 above, the Company will not enter into any contract regarding the Assets with another party.

5.	In the event that the USW submits an offer pursuant to the above, the Company shall not be under any obligation to accept such offer. However, the Company may not enter into an agreement with regard to the Assets with an entity other than the USW unless that transaction is superior to the USW offer. The Company may only deem a proposed transaction superior if its Board of Directors reasonably determines that such transaction is more favorable to the Company and/or its shareholders, taking into consideration such factors as price, form of consideration, certainty of payment, conditions precedent to closing, competitive factors, and other factors which influence which of the transactions is in the best interests of the Company and/or its shareholders.

6.	This Section shall not cover any public offering of equity or the transfer of any assets between the Company and its wholly-owned subsidiaries.

7.	The rights granted to the USW in this Section may be transferred or assigned by the USW but only on a Transaction specific basis and provided further, that:

a.	in the event the person or entity to whom such right is transferred or assigned is a competitor of the Company, then the Company may reasonably manage the provision of confidential information to said entity;

b.	the Union and such person or entity have entered into an agreement satisfying the successorship provisions of Article Two, Section D of this Agreement; and

c.	in the event of a transaction that does not involve a Controlling Interest and where the Company decides to only pursue, for legitimate business reasons, a transaction which will result in a sale of less than 100% of the Company’s interest in the Assets, the USW’s transferee or assignee must be reasonably acceptable to the Company.

Section D. Lean Management

The Company agrees to minimize the ratio of non-bargaining unit employees at the facilities covered by the Agreement, including full-time or full-time equivalent contractors of any sort performing services historically performed by the Company’s non-bargaining unit employees and other employees of the Company who work at other locations but whose work is associated with, related to or supports the activities at the facilities (Non-Bargaining Unit employees), to bargaining unit Employees and shall take all reasonable actions (including transferring responsibilities and duties to bargaining unit Employees) with the objective of achieving a ratio of no more than one (1) Non-Bargaining Unit employee for each five (5) bargaining unit Employees, with an absolute commitment to a ratio of no more than one (1) Non-Bargaining Unit employee for each four (4) bargaining unit Employees.

Section E. General Provisions

1.	In the event of any disputes under this Article Eleven the International President of the Union and the Company’s Chairman of the Board and Chief Executive Officer, or their designees shall meet and in good faith attempt to resolve the dispute.

2.	If they are unable to do so, they may agree upon an arbitration or other mechanism to resolve the dispute. If such alternative arrangements are not agreed to, either Party may proceed to file a lawsuit in the United States District Court for the Western District of Pennsylvania.

3.	Each Party hereby irrevocably consents to the jurisdiction of such court and waives any and all objections they may have concerning venue or similar issue.

UNITED STATES STEEL CORPORATION

Scott Buckiso Senior Vice President & Chief Manufacturing Officer - NAFR J. Michael Williams Vice President & Chief Human Resources Officer Donald J. Payne Director-Labor Relations	Karl G. Kocsis Vice President & Chief Labor Relations Officer, Chair of Negotiating Committee Charles J. Shuster Senior Director of Labor Relations R. A. Brown Director-Labor Relations

UNITED STEELWORKERS OFFICERS

Thomas M. Conway President	David McCall Vice President, Administration
Kevin Mapp Vice President, Human Affairs	John E. Shinn Secretary-Treasurer

USW NEGOTIATION COMMITTEE

Michael R. Millsap

Director District 7 and Chair Negotiating Committee

Daniel Flippo

Director District 9 and Secretary Negotiating Committee

Donnie Blatt District Director, District 1	Bernie Hall District Director, District 10
Emil Ramirez District Director, District 11	Cary Burnell, Senior Technician, Collective Bargaining, Pension and Benefits Department

STAFF REPRESENTATIVES

District 7 Jacob Cole Rick Bucher Jason Chism Michael P. Young	District 9 Kevin Key
District 10 Ross McLellan, Jr

LOCAL UNIONS

District	Locals
1	1104
2	1299
7	1014, 1066, 1899, 6103
9	1013, 2122
10	1219, 1557, 2227, 4889, 404

APPENDIX A—WAGES BONUSES AND JOB DESCRIPTIONS

APPENDIX A-1: WAGES & LUMP SUM BONUSES

Base Rates of Pay

Labor Grade	Job	9/1/2022	9/1/2023	9/1/2024	9/1/2025
1	Utility Person	$24.64	$25.88	$27.17	$28.53
2	Utility Technician	$26.97	$28.32	$29.74	$31.23
3	Operating Technician I	$29.66	$31.15	$32.70	$34.34
4	Operating Technician II Maintenance Technician	$31.22	$32.78	$34.42	$36.14
5	Senior Operating Technician	$33.16	$34.82	$36.56	$38.39

Starter Base Rate of Pay

Probationary Employees, excluding Maintenance Technicians and Maintenance Technician Learners, hired on or after January 1, 2019, are subject to the Starter Base Rate of Pay equal to 80% of the applicable Base Rate of Pay, Employee shall advance to the full Base Rate of Pay beginning the pay period following the completion of their probationary period.

Lump Sum Bonuses

A Lump Sum Bonus of $4,000 shall be payable within 30 days of ratification of the 2022 Collective Bargaining Agreement to each Employee accruing Pension Service, as defined by the Pension Agreement between the Parties, on December 20, 2022.

Probationary Employees hired before December 20, 2022, shall not be eligible for the Lump Sum Bonus until such time as they have successfully completed their probationary period.

Lump Sum Bonuses shall not be used in the calculation of any other pay, allowance or benefit and shall be subject to all required withholdings and Union dues.

Appendix A-2: Job Descriptions

Position Title:      Senior Operating Technician

Labor Grade 5

Operates and is responsible for a major producing unit (such as Hot Strip Mill) as a member of the operating team. Directs other operating and support crew members, performs administrative duties, and communicates with maintenance, as required, to maximize production. Performs and assists in production and maintenance tasks and functions necessary to assure maximum production, quality, and inspection. Performs or leads maintenance activities as required with operating crew members and coordinates and works in conjunction with Maintenance Technicians.

Position Title:      Maintenance Technician (Mechanical or Electrical)

Labor Grade 4

Performs all maintenance functions (mechanical or electrical/electronic) necessary to maintain all operating and service equipment using standard and specialized tools and equipment including mobile equipment as required. Operates equipment in conjunction with repairs and provides assistance in operating functions as necessary to maintain continuity of operations. May work alone, with minimal supervision or with other Maintenance Technicians and coordinates and works in conjunction with operating team members in the performance of maintenance tasks.

Position Title:      Operating Technician II

Labor Grade 4

Operates and is responsible for a significant producing unit (such as Galvanizing Line) or operates and assists Senior Operating Technician on a major producing unit as a member of the operating team. Directs other operating and support crew members, performs administrative duties, and communicates with maintenance, as required to maximize production. Performs and assists in production and maintenance tasks and functions necessary to assure maximum production, quality and inspection. Performs or leads maintenance activities as required with operating crew members and coordinates and works in conjunction with Maintenance Technicians. Includes hybrid operating/maintenance jobs, such as former Equipment Tender.

Position Title:      Operating Technician I

Labor Grade 3

Operates and is responsible for producing and support units other than those described above or operates key sections of a producing unit and assists Operating Technician II or Senior Operating Technician as a member of the operating team. Directs support crew members, performs administrative duties, and communicates with maintenance, as required to maximize production. Performs and assists in production and maintenance tasks and functions necessary to assure maximum production, quality, and inspection. Performs or leads maintenance activities as required and coordinates and works in conjunction with Maintenance Technicians.

Position Title:      Utility Technician

Labor Grade 2

Operates equipment and performs tasks that support operations of the various producing units and works with materials and equipment to handle, transport and process product and materials. Directs the flow of material to and from producing units and inspects material. Operates equipment associated with producing units such as roll grinders, etc. and operates material handling equipment such as overhead electric cranes, feeders, etc. and mobile equipment such as tractors, trucks, heavy equipment, dozers, loaders, boom trucks, mobile cranes (various sizes and types), etc. Inspects and performs maintenance on all associated equipment.

Position Title:      Utility Person

Labor Grade 1

Operates equipment and performs tasks such as operating labor, general labor and light mobile equipment operation required to support and maintain Plant operations. Supports and assists in maintenance activities.

APPENDIX A-3: FORMER LIMITED SCOPE MASON AND CARPENTER JOBS

The Parties recognize that there may be a small number of Employees continuing to be assigned to the former limited scope carpenter and mason maintenance jobs on a full-time basis. To the extent that a Plant continues to have Employees assigned in such a fashion and they are currently paid less than Labor Grade 3, their pay shall be adjusted to Labor Grade 3 for performing such work.

APPENDIX A-4: FORMER LIMITED SCOPE MAINTENANCE JOBS

The Parties recognize that there may be a small number of Employees performing former limited scope maintenance work who chose not to become fully qualified Maintenance Technicians with the implementation of the 2003 BLA. To the extent that any such Employees remain in a limited scope capacity, they shall continue to be paid at a Labor Grade 3 rate of pay while performing such work.

APPENDIX A-5: SYSTEMS REPAIRMEN SKILLS TESTING

Qualified Employees who are paid as Maintenance Technicians or Operating Technician II Electrical Hybrids and who pass the Systems Repairman test will be paid Labor Grade 5.

APPENDIX A-6: EARNINGS PROTECTION/RED CIRCLE ADJUSTMENT

1.	The Parties recognize that despite a significant increase in Wage rates during the term of the 2008 Basic Labor Agreement, certain Employees could be paid solely under their “Earnings Protection” or “Red Circle” hourly rate as provided in Article Nine Section C.

2.	Notwithstanding the provisions of the above described Section, the Parties have agreed to the following:

a.	Employees with a quarterly average “Earnings Protection” hourly Adjustment or “Red Circle” hourly Adjustment, as calculated pursuant to the BLA for the 2nd quarter of each calendar year which is greater than the scheduled Base Rate of Pay increase for a Labor Grade 4 in that calendar year, will be paid a quarterly additive.

b.	This quarterly additive will be the equivalent of the Base Rate of Pay increase for a Labor Grade 4 (set forth in the table below) multiplied by the actual hours paid during the quarter plus any prior quarterly additives resulting from this agreement. Each quarterly additive will be paid no later than the 3rd pay period following the end of each quarter.

3.	Following is the schedule of Base Rate of Pay increases for additive calculation:

9/1/08	$1.00/hr.
9/1/09	$0.88/hr.
9/1/10	$0.92/hr.
9/1/11	$0.95/hr.

4.	Example Calculation:

In the 2nd Quarter of 2010 Employee has an Average Regular Rate of $26.00/hour. Employee has a 2003 hourly Vacation Rate of $27.25/hour.

2nd Quarter average “Earnings Protection” hourly Adjustment:

$27.25/hr. - $26.00/hr. = $1.25hr.

9/1/10 Base Rate of Pay increase is $0.92/hr.

Employee qualifies for quarterly additive because “Earnings Protection” hourly Adjustment exceeds Base Rate of Pay increase.

Cumulative quarterly additives = $1.88/hr.

Current quarterly additive = $.92/hr.

Total quarterly additive: $1.88 + .92 = $2.80/hr.

4th Quarter 2010 actual hours paid = 565 hours.

Quarterly Additive: $2.80/hr. x 565 hours = $1582.

Appendix B - CONTRACTING OUT AGREEMENTS

Appendix B-1: Interpretation of Certain Contracting out Language

1.	During the negotiation of the 2003 Basic Labor Agreement, the Parties recognized that certain language changes could mistakenly be interpreted to connote a substantive change where none was intended.

2.	The Parties hereby expressly agree that the capability standard described in Article Two, Section (F)(1)(a), as well as the headings of Article Two, Sections F(2)(a) and 2(b), are to be interpreted as having the same meanings as those determined by the Board of Arbitration pursuant to the counterpart language set forth in the 1999 Basic Labor Agreement.

APPENDIX B-2: BASE MANNING LEVELS AND FABRICATION AND REPAIR WORK OUTSIDE THE PLANT

During negotiations for the 2003 Basic Labor Agreement (BLA) the Parties reached the following understandings regarding Base Manning Levels for Shops Maintenance Employees and the use of contractors to perform Fabrication and Repair work outside the Plant.

1.	A base manning level for Shops Maintenance Employees (“Base Manning Level”) will be set by identifying for each shop at each Plant the number of “Shops Maintenance Employees” performing fabrication and repair work historically done by the shops who remain in employment following implementation of workplace restructuring and the Transition Assistance Program (“TAP”).

2.	The Base Manning Level shall be the aggregate number of post-TAP Shops Maintenance Employees. Should the TAP offering result in an aggregate reduction of less than twenty-five percent (25%) the Base Manning Level may be reduced to that level by natural attrition. Should the TAP offering result in an aggregate reduction of more than twenty-five percent (25%) and less than thirty-five percent (35%), the Base Manning Level shall be set at that level. In no event shall any shop be reduced by more than thirty-five percent (35%).

3.	The number of hours offered to the Shops Maintenance Employees will be set using the average number of hours per week worked by the total number of Shops Maintenance Employees during the three-month period immediately prior to May 20, 2003. These hours will be reduced by the same percentage as the percentage of Shops Maintenance Employees who accept the TAP.

4.	Notwithstanding the provisions of Article Two, Section F(2)(b)(1), the Company may use contractors to do Fabrication and Repair Work outside the Plant and its environs without limitation but only so long as (1) the Base Manning Level is maintained, and (2) the number of hours set above is worked or offered on work of the type that has historically been performed by the shops.

5.	No notice will be required under Article Two, Section F(5) for outside Fabrication and Repair Work so long as the Base Manning Level is maintained. Compliance with the Base Manning Level commitment shall be measured at the beginning of each calendar quarter following implementation of the TAP. The Company shall be given a reasonable period of time to replace maintenance Employees who leave the workforce in order to maintain the Base Manning Level. The Company shall be allowed to make-up during the following calendar quarter any shortfall in the number of hours offered. If the Base Manning Level is not maintained, Article Two, Section F(2)(b)(1) shall apply to all Fabrication and Repair Work which is done outside the Plant during the period of non-compliance, until such time as the Company comes back into compliance.

6.	Notwithstanding contrary provisions in Article Two, Section F(8)(c), even if the Company is not in compliance with the Base Manning Level, it shall not be obligated to provide the following information to the Contracting Out Committee in regard to work performed outside the Plant or its environs: the date and shift the work was performed or the total number of hours worked by trade, craft or occupation.

7.	The “shelf items” provisions of the 1999 BLA will remain in effect.

8.	Any disputes regarding the application or interpretation of this letter agreement shall be handled using the Expedited Procedure provided for in Article Two, Section F.

9.	Compliance with the Base Manning Level shall fully satisfy the Commitment provisions of Article Two, Section F(3) for Fabrication and Repair Work outside the Plant and its environs.

10.	It is understood that the Base Manning Level does not represent a minimum crew size or manning guarantee.

APPENDIX B-3: WORK SUBJECT TO TRANSFER

In Appendix B-3 of the 2003 Basic Labor Agreement (“BLA”), the Parties agreed to a process whereby certain full-time work (“WST”) would become subject to transfer from Outside Entities to Employees. In satisfaction of any obligations which the Company may have had thereunder, the Parties agree as follows:

1.	The Company shall add a total of 110 USW-represented jobs (other than Maintenance Technicians), no less than 35 of which shall be located at the Mon Valley Works, no less than 5 of which shall be located at the Fairfield Works and no less than 30 of which shall be located at Gary Works (including the Midwest Plant and the East Chicago Tin Plant). At least 20 of the new jobs shall be located within the Salaried Office and Technical and Plant Protection bargaining units. The new jobs will be created by retrieving work done in and around the Plants by Outside Entities during the term of the 2003 BLA. The Company shall begin hiring Employees to fill such jobs within three (3) months following the effective date of the September 1, 2008, BLA.

2.	The Union will take all necessary steps and provide the Company with any necessary assistance to facilitate the accomplishment of the hiring commitment described above.

3.	In consideration of the above, any work that may have constituted WST may continue to be performed by Outside Entities without restriction. Work contracted out pursuant to this agreement shall not be subject to the provisions of Article Two, Section F(3), Commitment.

Appendix B-4: Non-Core Work

1.	The Parties have agreed that non-core work including janitorial, grounds keeping, trash and garbage removal, general plant housekeeping which is not directly associated with general labor work on a production facility, and road maintenance services may be contracted out as the number of current incumbents performing such work is reduced by attrition and provided that there are no Employees on layoff at the Plant. Attrition is defined as any permanent move of a current incumbent from such job, including promotion or transfer to another job, as well as leaving the workforce.

2.	Work contracted out pursuant to this agreement shall not be subject to the provisions of Article Two, Section F(3), (“Commitment”) of the Basic Labor Agreement.

APPENDIX B-5: MEMORANDUM OF UNDERSTANDING CONCERNING MAINTENANCE MANNING, TRAINING, AND CONTRACTING OUT MATTERS

1.	At each Plant a committee of four (4) employees, comprised of an RCM Manager, Maintenance Manager, the Local Union Contracting Out Chair, and a Maintenance Planner selected by the Local Union President shall be constituted to serve as the Maintenance Planning Committee (MPC). It is anticipated that the committee will participate in the ongoing support of Reliability Centered Maintenance efforts and the regularly scheduled plant “resource sharing” meetings for the purpose of:

a.	reviewing the upcoming planned work and the anticipated staffing requirements;

b.	reviewing the availability of Maintenance Technicians, including solicited overtime hours, considering the impact, if any, on other areas within the plant from which bargaining unit forces may be available; and

c.	discussing appropriate allocation of Maintenance Technicians, overtime levels consistent with planned maintenance requirements, and any necessary supplementation of the plant maintenance forces with contractors.

In conjunction with these efforts, it is anticipated that the committee members may interact daily and meet not less frequently than weekly. The Union members of the MPC shall be reimbursed by the Company for all lost time and expenses incurred in conducting the ongoing business of the MPC. The MPC may periodically utilize additional area resources as necessary. It is the intent that the MPC shall work in good faith to improve the effectiveness and priority use of Bargaining Unit Maintenance Technicians in performing full time Bargaining Unit maintenance and repair work inside the plant and to significantly reduce the use of contractor employees performing such work.

2.	On a monthly basis, the Company shall furnish all information regarding the contracting out of full time Bargaining Unit maintenance and repair work inside the plant. Such information will be provided in a standardized format consisting of the names of Outside Entities, dates of work, description of work, general area of work, man-hours and occupations. Thereafter, on a monthly basis, the Plant Labor Management Committee shall meet to review said information and upcoming projects and Maintenance Technician availability, and make recommendations regarding maintenance planning and how to appropriately utilize Plant maintenance resources. The Company, in accordance with the Parties stated intent in paragraph 1 above, shall give full consideration to suggestions offered by the Union with respect to reducing contractor utilization, improving maintenance planning efforts, equipment scheduling, staffing matters, overtime availability, productivity, and efficient Maintenance Technician utilization. The Notice and Information requirements of Article Two, Section F-5, and the Commitment provision of Article Two, Section F-3, shall be suspended, but only with respect to maintenance and repair work inside the Plant.

3.	Beginning January 2016 and semi-annually thereafter, the Plant Labor Management Committee shall meet for the purpose of reviewing full time Bargaining Unit work inside the Plant, otherwise subject to Article Two, Section F-3 “Commitment,” that was contracted out during the previous twelve (12) months. It is the Parties intent to utilize bargaining unit forces to accomplish full time Bargaining Unit maintenance and repair work contemplated by this Appendix. Accordingly, the purpose of the review shall be to determine whether additional Maintenance Technicians are necessary to perform full-time maintenance and repair based upon an application of the terms of the Commitment provision the anticipated maintenance needs of the Plant and opportunities to improve the utilization of the bargaining unit. Where applying this analysis would result in an addition of Maintenance Technicians, the Parties shall promptly develop a plan for accomplishing the addition, taking into consideration any significant practical constraints associated with the availability of Maintenance Technician new hires and timelines associated with training bargaining unit Employees to become Maintenance Technicians. The Parties shall further continue to develop and deliver learner programs and recruit as their reviews necessitate the addition of Maintenance Technicians. The primary focus shall be on internal development of skilled Maintenance Technicians utilizing the Maintenance Training Program. The Parties recognize that as maintenance practices and predictability become more widely and successfully applied, the number of Maintenance Technicians may vary. If the Parties are unable to agree on a plan covering all aspects of this MOU including, but not limited to, reduced full-time contractor utilization levels, appropriate Maintenance Technicians staffing, efficient Maintenance Technician utilization, adequate training facilities or capabilities and offered overtime obligations, the dispute may be referred to the Chairpersons of the Negotiating Committee for resolution. If the Chairpersons are unable to resolve the dispute, it will be subject to resolution under paragraph 7 below. Should the Local Union submit a final offer proposal, the Company shall respond with its final offer proposal within thirty-five (35) days of the date of the Union’s submission to the Chairpersons of the Negotiating Committee.

4.	For purposes of this agreement, Maintenance Technicians shall be comprised of those incumbent Maintenance Technicians at each Plant that are not counted for purposes of compliance with Appendix B-2 of the BLA. The Parties agree that the use of contractor employees shall be as a supplement to the Bargaining Unit forces and that the overall intent of this agreement is to provide for sufficient Bargaining Unit plant forces to perform full time Bargaining Unit work inside the plant on an ongoing basis. It is recognized that this effort will require intensive and continuing training of the existing and newly hired workforce in order to develop skilled Maintenance Technicians to accomplish such work. Accordingly, the Union will not contest the use of contractors to perform maintenance and repair work inside the plant during the period this Memorandum is in effect.

5.	A minimum of fifty-six (56) hours of work opportunity per week will be offered to each active Maintenance Technician, and fifty-six (56) hours to each Shops Maintenance Employee as described in Appendix B-2, as well as to each incumbent Op Tech II–Hybrid and Limited Scope Maintenance Employees as appropriate. Such opportunity shall be defined as hours worked, hours paid for but not worked, work opportunities declined, disciplinary time off, hours absent or on leave, and time spent on Union business. This opportunity shall not apply during any weeks in which an Employee takes more than one (1) day of vacation. If an Employee takes one (1) day of vacation, s/he will be considered to have received eight (8) hours of the overtime portion of the work opportunity if such overtime opportunity would have been available under this Appendix. Notwithstanding anything in Article Two, Section F-3 to the contrary, any determination of equivalent full time Employees pursuant to paragraph 3 herein, shall be based upon forty hours plus the average number of overtime hours worked by Maintenance Technicians. The MPC will manage overtime canvassing in such a manner as to provide for enough advance notice of availability of Technician forces to cover anticipated maintenance needs. The minimum work opportunity as described above shall not be construed as the maximum number of hours that an Employee may work in a week.

6.	Disputes concerning capability, as that term is used in Article Two, Section F shall continue to be subject to the provisions of Article Two, Section F and Appendix B-1.

7.	Where the Parties are unable to agree as described in Paragraph 3, the USW Chair may appeal the matter to the Board of Arbitration for Final Offer Arbitration before the Chairman of the Board, with concurrent notice to the other Party.

a.	In such event, the local parties shall submit to each other their respective final offer packages within thirty days of the appeal. Final offer packages shall be limited to a statement of the Party’s position with respect to the application of Paragraph 3 herein, taking into account any practical considerations.

b.	Hearings shall be conducted in accordance with the provisions set forth in Article Five, Section I-8 of the BLA.

c.	The Interest Arbitrator shall select one or the other of the final offer packages submitted by the Parties on issues properly raised pursuant to paragraph a. herein. The Interest Arbitrator shall have no authority to add to, subtract from, or modify the final offer packages submitted by the Parties.

8.	This Agreement shall not be applied in such a way as to affect the application of Article Two, Section F-2-a(1).

Except as expressly modified by this MOU, the terms and conditions of BLA provisions regarding contracting out shall remain in effect.

Appendix B-6: Fairfield Works Contracting Out Agreement

The Parties reached certain understandings during negotiations for the 2003 Basic Labor Agreement regarding the use of contractors to perform certain full-time work inside the Plant at Fairfield Works. It is agreed that the Company may no longer rely on provisions in the December 24, 1983 Fairfield Works Agreement to have contractors perform full-time maintenance and repair work inside the Plant. Accordingly, the Parties have agreed to the following process to displace said contractor employees:

1.	The Company will use its best efforts to add a total of twenty (20) Employees to the Bull Gangs (Maintenance Technicians, Labor Grade 4) within thirty (30) days of the Effective Date of the 2003 Basic Labor Agreement. The twenty (20) may be comprised of internal bidders from across Fairfield Works, IJOP transfers or new hires, including individuals currently performing work at Fairfield for a contractor.

2.	Promptly following the Effective Date of the 2003 Basic Labor Agreement, the Company will post a notice at its other Plants advising IJOP-eligible Employees of potential Maintenance Technician opportunities at Fairfield Works.

3.	Promptly following the Effective Date of the 2003 Basic Labor Agreement, the Company will inform the employees of Fairfield Southern by way of an appropriate posting of Maintenance Technician opportunities for qualified candidates at Fairfield Works. Qualified employees of Fairfield Southern will be considered before other non-Employees.

4.	Promptly following the Effective Date of the 2003 Basic Labor Agreement, the Company will solicit interest from among current contractor employees for Maintenance Technician opportunities at Fairfield.

5.	Promptly following the Effective Date of the 2003 Basic Labor Agreement, appropriate Company representatives will meet with Contract Coordinator Mullins to discuss implementation of a Maintenance Technician learner/trainee program. Unless otherwise agreed, the Company shall implement a program based upon the Clairton Works program for Mechanical and Electrical Repairmen. The program established for Fairfield shall conform to the provisions of Appendix A-3 of the 2003 Basic Labor Agreement. The trainee/learner program shall be designed to produce a fully qualified Maintenance Technician.

6.	During the sixty (60) days following the Effective Date of the 2003 Basic Labor Agreement, the local parties shall jointly review contractor utilization inside Fairfield. The purpose of this review shall be to identify the amount of full-time maintenance and repair work being done by contractors and to determine the number of Employees that need to be added to the Bull Gangs to absorb such work. For the Union, this effort will be led by Coordinator Mullins, who may be assisted by a representative from each of the affected Local Unions appointed by the Local Union Presidents. The Parties agree that limited scope maintenance personnel need to become qualified Maintenance Technicians and shall be provided with the opportunity for training to make that possible. It is understood that the Company shall not be required to hire or train Employees to be limited scope maintenance personnel such as Carpenters. It is agreed that the shops other than the Line Crew Shop and Electronic Shop may continue to be phased out through attrition. During the phase out of these shops, it is agreed that work in the category of each of these shops that is not capable of being performed by the Bull Gangs may be contracted out, provided that the Employees remaining in those shops post-TAP are offered forty (40) hours of work per week plus reasonable overtime opportunity.

7.	Displacement of such full-time contractors shall be accomplished through a combination of assignment of such work to existing Employees, hiring and the trainee/learner program. Contractor employees performing this full-time work will be displaced as quickly as possible, consistent with the need for stable operations.

8.	The Bull Gangs may be assigned throughout Fairfield Works without restriction, so long as they are not assigned to a department on a full-time basis to replace qualified maintenance Employees who are laid off.

9.	Employees must achieve a passing score on the test utilized to determine ability to perform the work of a Maintenance Technician at the standard rate in order to qualify for the Labor Grade 4 rate of pay.

10.	The local parties shall be required to provide periodic reports, as requested by the Chair of the respective Negotiating Committees, concerning the training and hiring of Maintenance Technicians at Fairfield and the progress toward displacing the contractor employees as described above.

11.	In addition to the above, the Company agrees to cease using contractor employees for crane lubrication work.

12.	If the local parties cannot agree on matters involving the implementation of this agreement, the dispute will be referred to the Chairs of the Negotiating Committees. If the Chairs are unable to resolve the matter, it may be appealed by the Union to the Board of Arbitration. The Board shall decide the matter based on the terms set forth in this agreement.

13.	Notwithstanding Article Two, Section F(6)(a), other than as modified by this agreement, agreements permitting contracting out in effect at Fairfield prior to the Effective Date of the 2003 Basic Labor Agreement shall remain in effect. Compliance with this agreement fully satisfies the provisions of Article Two, Section F(3).

14.	The use of contractor employees to perform the full-time work covered by this agreement may continue only until such employees are phased out and replaced by Bull Gang Employees, which must be done as quickly as practical.

APPENDIX B-7: CONTRACTING OUT MATTERS AT FAIRFIELD WORKS

During negotiations for the 2008 Basic Labor Agreement, and amended for the 2015 Basic Labor Agreement, the Parties reached the following understandings regarding contracting out matters at Fairfield Works:

1.	The "Memorandum of Understanding Concerning Maintenance Manning, Training and Contracting Out Matters" (Appendix B-5) shall apply to all Fairfield Works Plants.

2.	Appendix B-6 shall not apply so long as the above-referenced MOU remains in effect at Fairfield.

3.	For purposes of application of Appendix B-2, the Line Crew Shop and the Electronic Shop shall be the only Shops recognized by the Parties. Effective September 1, 2022, there will be no minimum Base Manning Level for the Line Crew Shop or the Electronic Shop. The Company will be deemed to be in compliance with Appendix B-2.

4.	All shops other than the Line Crew Shop and the Electronic Shop, such shops known collectively as the "Attrition Shops," may continue to be phased out through attrition. Attrition Shops work other than the work that the bargaining unit is capable of performing shall not be included in the review or analysis of full-time Bargaining Unit work under the "MOU" referenced in paragraph 1 above.

5.	The Parties agree that Article Two, Section F-6 shall apply to Fairfield Works.

APPENDIX B-8: MEMORANDUM OF AGREEMENT CONCERNING THE APPLICATION OF APPENDIX B-5

During the negotiations leading to the 2015 Basic Labor Agreement, the Parties had lengthy discussions concerning the work opportunity to be afforded pursuant to Appendix B-5 paragraph 5 in furtherance of the Parties’ objective of utilizing the Bargaining Unit to perform full-time maintenance and repair work inside the Plant. It was agreed that such work opportunity is not appropriate under all circumstances. Accordingly, it is agreed that, during any week where the Company will not utilize contractor employees to perform Bargaining Unit maintenance and repair work inside the plant, other than by mutual agreement or in emergency circumstances, the overtime portion of such work opportunity may be reduced. During any such week, the remaining provisions of Appendix B-5 shall remain in effect.

The Company and the local union shall work jointly within the Plant Labor Management Committee to monitor and advise each other as to ongoing conditions, projections and likely duration of the circumstances triggering any such modification to the Appendix B-5-5 work opportunity. Any disputes arising under the provisions of this Memorandum of Agreement should be submitted to the Chairs of the Negotiating Committee (or their designees), who shall promptly meet and attempt to resolve any such dispute. Should the dispute remain unresolved, it may be submitted for resolution through an expedited arbitration process pursuant to procedures to be developed by the Parties. Where it is determined that the Company has improperly reduced the overtime portion of the Appendix B-5 work opportunity in reliance on this Appendix an appropriate monetary remedy shall be fashioned by the arbitrator for hours performed by contractors on maintenance and repair work inside the plant that otherwise would have been performed by Maintenance Technicians, assuming availability of up to 65-70 hours per week.

Appendix B-9: Evaluation of Appendix B-2 Shops

work using Carnegie Way Method

During the course of the 2018 negotiations the Parties discussed there may be work of a significant, ongoing nature historically performed by an Appendix B-2 Shop, which is being performed by contractors outside a plant and which may be able to be more cost effectively performed by the Shop.  Accordingly, the Company agrees that where the local union members of the MPC present a proposal with sufficient basis to review such work, the Parties will engage in a joint review and evaluation using the Company’s Carnegie Way Method.  Where, through this Method, it is determined that there is a meaningful, sustainable economic advantage to having such work performed by the Shop, the Company will in good faith consider opportunities to have the work performed by the Shop employees.

APPENDIX B-10: MAINTENANCE PLANNING COMMITTEE ASSESSMENT TEAM

During negotiation of the September 1, 2022 Basic Labor Agreement, the Parties discussed the effectiveness of the Appendix B-5 Maintenance Planning Committees ("MPCs). While the Parties recognize that the processes outlined in Appendix B-5 are appropriate, it was also acknowledged that the effectiveness of the Committees could be improved at some facilities. The Parties agreed that sharing best practices among the Plants relevant to MPC meetings and processes could further the objectives of Appendix B-5, and as such, the Parties agree to the structured process detailed below for the term of the 2022 BLA.

A Union or Company representative on a Plant MPC may request a review of the functioning/processes of their MPC by an Assessment Team, up to one time per year. The request must include a written description of any areas of concern. Upon such request, a USW International representative designated by the Union and a Corporate representative designated by the Company shall select an MPC Assessment Team, consisting of one management and one maintenance Employee chosen from a well-functioning Plant MPC. The Assessment Team's function is to review the Plant MPC process and provide recommendations based on their knowledge and experience to improve the functionality of the Plant MPC. The Assessment Team shall have no authority to resolve matters at the requesting Plant.

Within sixty (60) days of the assignment, the Assessment Team shall conduct its review, after which it shall submit a joint report to the requesting plant MPC members outlining key findings and recommendations. Assessments may be conducted in person (must be at least once), virtually, or in some combination depending on business needs. Following the assessment and review of findings, the Plant MPC shall review the recommendations, determine appropriate corrective actions and develop an implementation plan. The Plant Manager will receive a copy of all audit findings along with this plan and may be asked to attend an MPC meeting for further discussion.

The Union representative on the Assessment Team will be paid their Regular Rate of Pay for hours worked on joint Assessment Team work, in addition to travel time while in transit, and shall be reimbursed for approved travel expenses pursuant to U.S. Steel travel and expense policies.

APPENDIX C—OPERATING TECHNICIAN II POSITIONS FILLED BY MAINTENANCE TECHNICIANS AND/OR HYBRID OPERATING TECHNICIAN IIs

1.	Filling Operating Technician II positions with Maintenance Technicians and/or hybrid Operating Technician IIs should be limited to situations where the Company can regularly take advantage of their maintenance skills. Operating Technician II positions should not be filled with Maintenance Technicians and/or hybrid Operating Technician IIs with the intention of having them function mainly as Maintenance Technicians with little or no operating responsibility. This Operating Technician II may be assigned to perform any functions of that position or those below it.

2.	Filling Vacancies: When filling Operating Technician II positions with Maintenance Technicians and/or hybrid Operating Technician IIs, the Company shall first post such as “hybrid” Operating Technician II vacancies (mechanical and/or electrical requirement) and fill such vacancy from qualified Maintenance Technicians and/or hybrid Operating Technician IIs with the required mechanical or electrical skill set necessary to perform the work in accordance with Article Five, Section E. Successful bidders shall become incumbent to the seniority unit and line of progression to which they bid. If hybrid vacancies remain unfilled following the posting process, the Company may exercise its right to transfer the most junior qualified Maintenance Technicians to such vacancies. In such cases, the Employees so transferred similarly shall become incumbent to the seniority unit and line of progression to which they are transferred. Such transferred Employees shall have a priority right to bid for return to their former Maintenance Technician positions in their former seniority unit to fill future posted vacancies therein.

3.	Incentive Coverage and Earnings Protection

a.	Hybrid Operating Technician II positions will receive operating incentive coverage based upon the operating unit and relevant line of progression. The relevant incentive coverage will be indicated on hybrid Operating Technician II postings.

b.	Maintenance Technicians who are eligible for Earnings Protection as set forth in Article Nine, Section C and who bid or are transferred into hybrid Operating Technician II positions will retain eligibility for Earnings Protection while working as a hybrid Operating Technician II.

c.	The local parties may agree to provide secondary indirect or “maintenance” incentive coverage for hybrid Operating Technician II positions. Such “maintenance” incentive coverage shall be limited to hybrid Operating Technician II Employees who are assigned to perform maintenance work on scheduled repair turns in their operating unit. No such agreement shall restrict the Company’s right to require other operating Employees to participate in maintenance activities in accordance with the BLA. Such agreement must be in writing and signed by the Plant Manager of Employee Relations.

4.	Regression Rights: The local parties may agree in writing to provide additional regression rights in the event of a force reduction within their line of progression for Maintenance Technicians who become incumbent to Operating Technician II positions. Such additional regression rights will be limited to situations involving force reductions wherein hybrid Operating Technician II Employees are forced out of their line of progression and may provide that such Employees then may exercise seniority rights to the Maintenance Technician seniority unit from which they bid to a hybrid Operating Technician II position. Employees filling hybrid Operating Technician II positions shall not be permitted to voluntarily regress or “waive” off such positions.

5.	Promotional Rights:

a.	In the case of a Step 1 promotional opportunity on a Senior Operating Technician position within an operating line of progression, incumbent hybrid Operating Technician II Employees shall not be considered for such promotion until after any more senior qualified operating employee who was an incumbent of the line of progression as of May 20, 2003, and who holds the position of Operating Technician or higher has had an opportunity to exercise his/her rights to bid on such position.

b.	Incumbent hybrid Operating Technician II Employees shall be eligible to bid on future plant-wide postings for Maintenance Technicians.

c.	A successful bidder to a hybrid Operating Technician II position from a hybrid Operating Technician II position, shall not be eligible to bid to another hybrid Operating Technician II job for a period of three (3) years from the date of his/her transfer to such position.

APPENDIX D-FORMER NATIONAL FACILITIES

Appendix D-1: Incentive Plans at Former National Steel Facilities

The following shall apply to the former National Steel Facilities

1.	The CBF for incentive plans in effect as of the Effective Date of this Agreement shall be 0.35.

2.	The Base Rate of Pay established as of the Effective Date of this Agreement shall be used for all incentive calculation purposes for the duration of this Agreement and shall not be escalated in accordance with the general wage increases set forth in Appendix A.

Appendix D-2: Transitional Matters Applicable to USW Represented Employees at Former National Steel Facilities

The document concerning transitional matters applicable to USW represented Employees at former National Steel plants is part of this Basic Labor Agreement by reference and may be found in Exhibit C-1 to Appendix EE of the 2003 Settlement Agreement.

APPENDIX E—TRANSITION MATTERS

The Transition Assistance Program and related documents are part of this Basic Labor Agreement by reference and are included in Appendix EE of the 2003 Settlement Agreement.

APPENDIX F—UNION OFFICER BIDDING RIGHTS

1.	The Parties recognize that Employees should be neither advantaged nor disadvantaged because of their involvement in the Union. The Parties also recognize the legitimacy of the Company's need to insist upon making regular and dependable attendance a requirement when making assignments to jobs, where maintaining continuity is an important element of the position.

2.	This will confirm our understanding that, in order to balance and accommodate the concerns referenced above, no Local Union officer eligible to bid for a promotion shall be denied a job award and incumbency status on the position sought solely because of that Employee's unavailability for work due to the duties attendant their Local Union position. However, where a Local Union officer is awarded a job and becomes incumbent to a position that otherwise would have been denied to him because of unavailability due to his Local Union position, the Company, at its discretion, may decide to withhold assigning such Employee to that position until such time as he is available to perform the job as required. Instead, during any period of unavailability, the Company may assign another Employee, who can meet the job's attendance requirements, to work the position. When a Local Union officer is working below his incumbency status solely because of such Company action he shall receive a special allowance reflecting any difference in wages between what the Local Union officer earned while at work on the lower position and what the Employee, assigned by the Company to work on his incumbent position, was paid on turns when the Local Union officer was working on the lower position.

3.	This understanding supersedes prior inconsistent arbitration awards. It will apply to permanent vacancies awarded on or after the Effective Date of this Agreement.

APPENDIX G-ROLLER, BLOWER AND MELTER

APPENDIX G-1: STATUS OF ROLLER, BLOWER AND MELTER POSITIONS

During negotiations, the Parties reached the following understandings concerning the transfer of certain work currently performed by management personnel on the positions of Roller, Blower and Melter.

1.	Roller duties will be transferred to the bargaining unit as the current complement of non-represented Rollers attrition out, transfer off the job or enter the bargaining unit but no later than February 1, 2004.

2.	Melter duties will be transferred to the bargaining unit no later than February 1, 2005, provided a selection and training process is developed and agreed upon by the local parties for individuals who will perform these duties.

3.	Blower positions and duties will continue to remain excluded from the bargaining unit. However, the Chairs of the Company and Union Negotiating Committee commit to continue discussion with the target of transferring these duties to the bargaining unit.

4.	If wage or incentive issues are presented upon the transfer of such work to the bargaining unit, the Chairs of the respective Negotiating Committees will meet and resolve them.

APPENDIX G-2: CORPORATE MELTER ACADEMY

The Company and Union recognize the value of formal training for Bargaining Unit Employees performing the Melter function. Accordingly, the Parties mutually agree that the Company will provide opportunities for such Employees to fill available class openings for the Corporate Melter Academy, as appropriate. A minimum of one Employee assigned to perform the Melter function from each of the four Plant locations with Bargaining Unit Employees performing that function will be provided such opportunity to participate in Melter Academy training programs conducted during the term of the 2022 BLA.

APPENDIX H—GRIEVANCE SCREENING PROCEDURE

1.	The Parties recognize that it is desirable to resolve grievances without the need to resort to arbitration. In furtherance of that recognition the Parties agree to establish a Grievance Screening Procedure (hereinafter “Procedure”) for the term of the 2022 Basic Labor Agreement.

2.	The Parties agree that it would be desirable to attempt to reduce the backlog of grievances docketed at the Board of Arbitration and to implement procedures aimed at preventing future backlogs. To this end, it is agreed that this Grievance Screening Procedure may be invoked by the Plant Manager of Employee Relations or the International Union Staff Representative (screening representatives) with respect to grievances docketed by the Board as of the Effective Date of this Agreement at each location where a given Local Union has in excess of 75 grievances so docketed.

3.	With respect to grievances docketed by the Board of Arbitration subsequent to the Effective Date of this Agreement, it is agreed that as of the end of the first calendar month where the number of such grievances from a given Local Union docketed by the Board reaches 75, the Procedure may be invoked by either screening representative with the result that the number of such docketed grievances remaining unscreened is reduced to no more than 30. Thereafter, the number of docketed unscreened grievances from that Local Union will be counted at the end of each succeeding month and where the number of such grievances exceeds 75, the Procedure similarly will be invoked so that the number of docketed, unscreened grievances counted for that month will be reduced to no more than 30.

4.	The logistics surrounding the implementation of the Procedure at each location will be agreed to by the screening representatives. Where appropriate, the Parties may agree to pre-screening procedure meetings where matters such as the types of issue involved and opportunities for settlement may be discussed.

5.	The screening representatives shall mutually schedule dates for Procedure meetings (hereinafter “screening meetings”) and agree upon case agendas. No grievance shall be eligible for consideration under the Procedure until docketed for arbitration or unless mutually agreed to by the Parties designated Step 3 representatives.

6.	The screening representatives shall mutually select the arbitrator (hereinafter “screening arbitrator”) who will make determinations in accordance with this Procedure.

7.	The screening representatives will jointly submit the official grievance record(s) of each scheduled case to the designated screening arbitrator no later than 30 days prior to the date of the screening meeting.

8.	Attendance at the screening meeting shall be limited to: the screening arbitrator, a representative from the International Union, no more than two representatives of the local Union, the Plant Manager of Employee Relations or his/her representative, and one other Headquarters or Plant Labor Relations staff member.

9.	The Company, Union and screening Arbitrator will review and analyze the issue presented by each grievance in an effort to fully determine its merit or lack of merit.

10.	The screening Arbitrator will immediately advise the Parties as to his/her interpretation of the issues presented and as to how s/he would decide the case if such case were presented to arbitration. The Parties are not obliged to follow the screening arbitrator’s recommendations, but are encouraged to do so.

11.	If a grievance is not resolved pursuant to the Procedure, the screening arbitrator’s recommendation and statements, as well as all positions and arguments advanced by either Party concerning that grievance, shall not be introduced or in any way mentioned in any subsequent hearing before the Board of Arbitration, and the screening arbitrator will not be assigned to decide the case.

12.	Where either party fails to accept the recommendation of the screening arbitrator, and the Board of Arbitration decides the case on the same basis as the recommendation of the screening arbitrator, the losing party shall bear the full cost of arbitration.

13.	In the event the Parties agree to resolve a grievance or grievances, that agreement shall be in writing and signed by the screening representatives. Such agreements shall not serve as precedent nor may they be referred to any other case.

APPENDIX I—RETENTION OF PREEXISTING AGREEMENTS

1.	All Other USS Agreements and Other National Agreements are continued in full force and effect unless:

a.	expressly modified by this LOA; or

b.	in conflict with the USS-National CBA.

2.	To avoid misunderstanding concerning the above, the Parties agree that the following agreements shall be continued:

a.	East Chicago Tin Agreement dated February 26, 2001,

b.	Fairless Agreement dated October 19, 2001, and

c.	The Provisions of the Fairfield Agreements not relating to contracting out (except as otherwise agreed to by the Parties).

3.	To avoid misunderstanding concerning the above, the Parties agree that the following agreements shall be terminated:

a.	Gary Attrition Rate Reduction Plan Agreement dated March 18, 1994, and

b.	Provisions of the Fairfield Agreements relating to contracting out as determined in the 2003 negotiations.

APPENDIX J—CREW LEADERS

Should the need arise for performance of additional directional duties beyond those performed by non-bargaining unit supervisors, the Company may utilize a Crew Leader. Crew Leaders shall perform duties previously performed by such positions as vicing foremen, temporary foremen, and Team Leaders.

1.	Crew Leaders shall be paid an additive of $1 above the Base Rate of Pay of the highest-rated job over which direction is exercised.

2.	Crew Leaders may participate in the hands-on performance of the crew's work.

3.	The Company shall consult with the Grievance Committeeman for the department involved before the selection of any Crew Leader. In the event that either Union or Company representatives have issues concerning the performance of a Crew Leader, the Grievance Committeeman and the division manager will meet with the Crew Leader to discuss such issues. The Company shall consult with the department Grievance Committeeman before removing a Crew Leader for performance reasons. The Company shall not deny a request, presented by the Grievance Committeeman, by at least sixty percent (60%) of the crew to remove a Crew Leader for reasons related to leadership or interpersonal skills.

4.	Crew Leaders may not issue discipline, but may relieve Employees from work for the balance of the turn for alleged misconduct.

5.	Crew Leaders may not be called by the Company to testify in arbitration concerning matters that occurred while they were working as a Crew Leader.

APPENDIX K—APPLICABILITY OF NEUTRALITY

1.	During negotiations, the Parties carefully reviewed activities conducted at the existing non-union Ventures of the Company. These discussions established that none of those operations engages in the making of steel or the mining of iron ore. With that importantly in mind, the Parties agree that the Neutrality Section will under no circumstances apply to the current location of an entity which is a Venture of the Company as of March, 29, 2003 (hereinafter “Exempted Entity”) provided that after March 29, 2003 (1) the Company does not increase its ownership in, or acquire the right to direct the management and policies of the Exempted Entity such that it becomes an Affiliate, (2) the Exempted Entity does not materially change the nature of its business activities at such location, and (3) the Exempted Entity does not materially expand its facilities.

2.	In the event that any of the above conditions are no longer satisfied at an Exempted Entity, then the Neutrality Section shall be immediately fully applicable at such Exempted Entity.

3.	As of March 29, 2003, the only entities potentially meeting these criteria, their current location, and the nature of the business activities conducted at such location are:

a.	PRO-TEC Coating Company, Leipsic, OH (sheet finishing and processing)

b.	Worthington Specialty Processing, Jackson, MI (sheet finishing and processing)

4.	Notwithstanding the exemption from Neutrality Section coverage described above, the Company agrees to use its best efforts to:

a.	Convince the Board of Directors and Management at the Exempted Entities referred to above to accept the Neutrality clause, Article Two, Section E of the Basic Labor Agreement.

b.	Arrange for a meeting between the Management of each such Exempted Entity, the Union and the Company, at which meeting the Company will clearly express its support for the Exempted Entity accepting the terms of the Neutrality clause, Article Two, Section E of the Basic Labor Agreement.

c.	Take other similar actions as may be mutually agreed to by the Company and the Union.

5.	In addition, the Parties agree that the Neutrality Section will under no circumstances apply to unrepresented employees of the Company located at its Headquarters. The Company’s Headquarters is currently located at 600 Grant Street, Pittsburgh, PA.

6.	Notwithstanding anything to the contrary, the Neutrality provisions in Article Two, Section E and this Appendix K, shall only be applicable to the relevant plants, affiliates and ventures of the Company covered by the 2018 Basic Labor Agreement on the Effective Date of Agreement.

APPENDIX L—USW REPRESENTED EMPLOYEES OF FUTURE ACQUIRED FACILITIES

In the event that U.S. Steel purchases the assets of another steel company during the term of the 2022 Basic Labor Agreement, and the employees of that company are covered by a United Steelworkers Basic Steel Labor Agreement, such employees will be credited with their Basic Labor Agreement Service with that company, in the same manner as was done with National Steel employees pursuant to Article Five, Section E(3)(b) of the 2003 Basic Labor Agreement.

APPENDIX M—INVESTMENT COMMITMENT

September 1, 2022

Mr. Michael Millsap

Chairman USW/U. S. Steel Negotiating Committee

United Steelworkers

Five Gateway Center

Pittsburgh, PA 15222

Re: Investment Commitment

Dear Mr. Millsap:

This will confirm our understandings reached during negotiation of the 2022 Basic Labor Agreement regarding capital expenditures. The Parties have agreed that:

1.	The Company agrees that it will make capital expenditures at the facilities covered by the Agreement of no less than $1 Billion for calendar years 2022 through 2026.

2.	Notwithstanding the foregoing, the Company's Board of Directors shall be entitled to disapprove any level of capital expenditure which, in its reasonable judgment, would be imprudent.

Sincerely

Karl G. Kocsis
Vice President & Chief Labor Relations Officer

Confirmed:

Michael Millsap

APPENDIX N—FLSA MATTERS

During the course of negotiations for the 2008 Basic Labor Agreement (“BLA”), the Parties discussed the application of the Fair Labor Standards Act (“FLSA”) to the Plants covered by the BLA. As a result of those discussions, the Parties reached the following understandings.

The Parties agreed that starting in 1947, every national collective bargaining agreement or BLA negotiated by the Parties has included an agreement that the Company is not obligated to pay Employees for preparatory or closing activities which occur outside of their scheduled shift or away from their worksite (i.e., so-called “portal-to-portal activities”). Such activities include such things as donning and doffing of protective clothing (including such items as flame-retardant jacket and pants, metatarsal boots, hard hat, safety glasses, ear plugs, and a snood or hood), and washing up. Nevertheless, the Parties have agreed to the following, effective with the September 1, 2008 BLA.

1.	Coke plant Employees who work in OSHA regulated areas and who are required to shower at the end of their shift will be provided with twenty (20) minutes wash-up time prior to the end of the Employee’s shift, or a daily additive in an amount calculated at four-tenths (0.4) of an hour at the Employee’s Base Rate of Pay, at the Company’s choice. Existing local practices which may permit more than twenty (20) minutes of such wash-up time shall not be affected by this agreement.

2.	The Parties’ long-standing agreement described above which makes such portal-to-portal activities non-compensable shall otherwise remain in effect.

3.	The Union will withdraw any pending grievances concerning wash-up time, will withdraw any so-called donning and doffing claims or lawsuits to which it is a party, and will use its best efforts to have any such claims or lawsuits to which it is not or was not a party dismissed.

APPENDIX O-SPECIAL PAY CALCULATIONS

APPENDIX O-1: UNION VACATION PAY CALCULATION

1.	Solely for the purposes of calculating Vacation Rate of Pay under Article Ten, Section B-5-b (2) “their W-2 earnings” shall include earnings reported on the W-2 which the Employee receives from the Local Union (“USW W-2), but only such earnings which represent Company approved lost time from scheduled work for the Company documented and paid by the Local Union. (Time spent on an Article Ten, Section E leave is not lost time).

2.	For each Employee whose USW W-2 includes payment for items other than lost time (e.g. payment for performance of Union duties, expense reimbursement, etc.) the Local Union President and Financial Secretary must certify in writing to the Plant Manager-Employee Relations the amount to be excluded from the total. The Company must receive this certification and a copy of the Employee’s USW W-2 no later than February 15 (of each year during the term of the 2022 Basic Labor Agreement) in order for such earnings to be used in the vacation pay calculation for that year. A pay adjustment (either positive or negative) will be made for any vacation pay received prior to the adjustment resulting from the USW-W2 changes in that year.

APPENDIX O-2: USS-USW UNDERSTANDING ON ALTERNATIVE WORK SCHEDULES

Alternative Work Schedules (AWS), as contemplated by the 2003 Basic Labor Agreement, involve the use of ten (10) and twelve (12) hour per day scheduling without the payment of daily overtime. The process through which such schedules may be adopted is set forth in Article Five, Section C-6 of that Basic Labor Agreement. In addition, the Parties herewith express their understanding of how certain other contractual matters, impacted through the use of AWS, are to be handled when an AWS is utilized.

Overtime

An Employee on an AWS shall only receive overtime pay for hours worked in excess of their scheduled shift or hours worked in excess of forty (40) hours in a payroll week, subject to the non-duplication provisions.

During a payroll week in which an Employee on a 12 hour AWS is scheduled to work three (3) days/thirty-six (36) hours (the “short week”), and an extra shift not included on the originally posted schedule is added and worked, the four-hour period that otherwise would be paid as straight time shall be paid as overtime, subject to the non-duplication provisions.

Shift Premium

An Employee on an AWS shall be considered a Shift Worker for purposes of the application of Article Nine, Section E – Shift Premium.

Holiday

An Employee on an AWS, and who is eligible to receive pay for a holiday not worked pursuant to Article Ten, Section A, shall receive ten (10) or twelve (12) hours pay (depending on their AWS) for each holiday not worked.

Bereavement Leave

An Employee on an AWS who is excused from scheduled work and is eligible for Bereavement Leave pursuant to Article Ten, Section C shall be paid as though they had worked their scheduled shift.

Jury/Witness Duty

An Employee on an AWS who is excused from scheduled work and is eligible for Jury or Witness Duty pursuant to Article Ten, Section D shall be paid the difference between their daily Jury/Witness allowance and what they would have earned had they worked their scheduled shift.

Military Encampment Allowance

An Employee on an AWS who is excused from scheduled work and is eligible for Military Encampment Allowance pursuant to Article Ten, Section F-6 shall be paid the difference between their military encampment allowance and what they would have earned had they worked as scheduled during the encampment period.

Vacations

Regular Vacation

An Employee on an AWS and eligible for vacation pursuant to Article Ten, Section B shall receive forty (40) hours of vacation pay for each week of scheduled vacation. Single day vacations shall be paid at eight (8) hours per day. It is understood that if an AWS is implemented during a vacation year it may be necessary to reschedule vacations.

Daily Increment Option

An Employee Group (the group of Employees impacted by the AWS and used for purposes of determining the 60% approval) working pursuant to an AWS may elect to receive their annual vacation entitlement entirely in daily increments as follows:

Each employee’s total annual vacation entitlement shall be calculated in hours (40 hours for each week of vacation entitlement) and all vacations shall be taken and paid in daily increments while on an AWS. Each day of vacation taken while on an AWS shall reduce the employee’s total annual hourly vacation entitlement by ten (10) or twelve (12) hours depending on the AWS the employee is working. Should an employee’s total hourly vacation entitlement while on an AWS not be evenly divisible by ten (10) or twelve (12) hours (depending on their AWS), the employee shall only receive payment for the balance of their remaining hourly vacation entitlement but shall receive the remainder of that final vacation day off work as unpaid vacation time.

The Daily Increment Option must be mutually agreed upon by the local parties and elected by more than 50% of the Employees in the Employee Group for each vacation year. Such approval and election must take place by August 31 of the year preceding the vacation year and the entire Employee Group must schedule their vacations in daily increments in accordance with Article Ten, Section B-1-3 of the BLA.

Upon the initial implementation of an AWS and with the mutual agreement of the local parties, an Employee Group may elect to take the balance of their vacations entitlement for the current vacation year pursuant to the Daily Increment Option. Such election must take place prior to the start of the AWS. If such election is made, the remaining vacation entitlement for each Employee in the Employee Group shall be calculated on an hourly basis consistent with the guidelines above, re-scheduled if necessary and taken in daily increments following the start of the AWS. Similarly, an Employee that transfers or is permanently assigned to a job covered by an AWS with vacations administered pursuant to the Daily Increment Option shall have their remaining vacation entitlement calculated on an hourly basis, re-scheduled if necessary and shall take vacation in daily increments following their transfer or assignment.

Should an Employee Group with vacation scheduled pursuant to the Daily Increment Option elect to revoke their approval of an AWS, the Company may reschedule the remainder of each Employee’s vacation entitlement in weekly increments with the balance of any vacation less than a full week scheduled in daily increments. Similarly, should an Employee with vacation scheduled pursuant to the Daily Increment Option transfer or be permanently assigned to a job not covered by an AWS or to a job covered by an AWS with vacations administered pursuant to the Regular Vacation provisions of this agreement, the Company may reschedule the remainder of the Employee’s vacation entitlement in weekly increments with the balance of any vacation less than a full week scheduled in daily increments.

Profit Sharing

An Employee on an AWS shall have their weekly hours as defined in Article Nine, Section G-4-a established by dividing the total number of eligible hours in the calendar weeks used in the quarterly profit sharing calculation by the number of calendar weeks used, subject to a maximum of forty (40) hours per week.

Full Week Guarantee

The Company shall be deemed to have met its obligations under Article Five, Section C-4 provided an Employee scheduled to work an AWS has an opportunity to work as scheduled or take vacation and is paid in accordance with these guidelines.

Earnings Security

The Company shall be deemed to have met its obligations under Article Eight, Section A-1 provided an Employee scheduled to work an AWS has an opportunity to work as scheduled or take vacation and is paid in accordance with these guidelines.

APPENDIX O-3: MEMORANDUM OF AGREEMENT REGARDING SUNDAY PREMIUM

The purpose of this Memorandum of Understanding (MOU) is to clarify the Parties intent regarding the Sunday Premium provisions of Article Nine Section F of the Basic Labor Agreement covering Production and Maintenance Employees and Article Nine Section E of the Basic Labor Agreement covering Salaried Office and Technical Employees and Plant Protection Employees.

The first eight (8) hours worked by an employee on Sunday (as Sunday is defined for Sunday Premium purposes) that meet the overtime rate condition specified in Article Five Section D-2-c are to be subject to Sunday Premium treatment and not overtime. All other hours worked by an employee on Sunday (as Sunday is defined for Sunday Premium purposes) that meet any of the overtime rate conditions specified in Article Five Section D-2 are to be subject to overtime treatment and not Sunday Premium. For all other purposes, the Sunday Premium provisions will continue to be given the same application and effect as the 1999 Basic Labor Agreement provisions pertaining to Sunday Premium. Nothing in this MOU is intended to change the Definitions in Article 5 Section D-1.

This MOU shall become effective the fourth Sunday following the Parties signatures. All grievances filed as of 8/16/05 that identify specific Employees and specific dates concerning the payment of overtime instead of Sunday Premium will be subject to the terms of this MOU and settled as may be warranted under the particular facts of such grievances. All other grievances, complaints, and issues associated with the payment of overtime instead of Sunday Premium are considered withdrawn.

APPENDIX O-4: CORRECTION OF PAYROLL ERRORS AND PAYSLIP INFORMATION

September 1, 2015

Mr. Thomas M. Conway

Chairman USW/U. S. Steel Negotiating Committee

United Steelworkers

Five Gateway Center

Pittsburgh, PA 15222

Re: Payroll Changes

Dear Mr. Conway:

This will confirm our understandings, effective with the fifth full payroll period of 2016, reached during negotiations of the 2015 Basic Labor Agreement regarding certain payroll matters.

If an error in an amount greater than $150.00 has been made in the payment of an Employee’s wages related to hours or positions worked, and the correction of said error is authorized by his/her supervisor, the correction shall be processed by Payroll within three (3) business days of such authorization. In addition, Year-to-Date information for 401K deductions, Steelworkers Pension Trust contributions, and gross earnings will be included on the applicable pay period earning information communicated to Employees.

Sincerely,

Tom Hanson
General Manager-Labor Relations

CONFIRMED

Thomas Conway
USW/U. S. Steel Negotiating Committee

APENDIX P—INCENTIVES

The Parties reaffirm their objective set forth in Article 9, Section B-1 of reducing the number of incentive plans and installing new and simpler plans so as to reward sustained effort and maximum productivity in furtherance of business objectives. The Parties further agree that where the Parties meet to modify, consolidate, simplify or replace incentive plans for purposes of 1) alignment with management incentive plans, such as Operating Incentive Plans (“OIP”), or 2) coordination of efforts and alignment with overall business objectives; such plan changes may only occur through the mutual agreement of the Local Parties. Any plans modified pursuant to this Appendix shall preserve the integrity of the existing plans.

APPENDIX Q-SAFETY AND HEALTH

APPENDIX Q-1: COOKING EQUIPMENT

At Plants where cooking equipment was removed from specific areas due to Company policy during the term of the 2003 BLA, the local parties will mutually identify those areas where such equipment was removed and it is permissible to install convection microwave ovens as a replacement. The Company will install such convection microwave ovens at its expense.

APPENDIX Q-2: GAS RESCUE PROGRAM

During the Negotiation of the 2008 Basic Labor Agreement (Agreement) the Parties discussed gas rescue with the goal of ensuring that personnel overcome by gas can be rescued as quickly as possible without subjecting them to additional injuries, and with the lowest possible risk to rescuers. In order to address the Union’s concerns regarding gas rescue, the Company agrees to the following:

1.	There will be a standard practice for gas rescue.

2.	Every Employee who is, or might be, required to enter a gas hazard area will receive gas awareness training.

3.	Where the Company requires a medical evaluation for participation in gas rescue, or for the use of self-contained breathing apparatus (SCBA) in gas hazard areas, a negative determination will not affect the Employee’s earnings, benefits, or other rights, except as consistent with the Basic Labor Agreement. If an Employee is disqualified from working in a gas hazard area as a result of a medical evaluation, the Parties will meet to mutually agree to an alternative placement opportunity in the Plant. If the Employee’s medical condition changes, he/she may be re-evaluated upon request.

4.	The Company will review and discuss medical protocols applicable to gas rescue training and the use of SCBA with the Union.

5.	No Employee shall be required or expected to endanger himself/herself in order to rescue another Employee.

6.	The Parties will continue discussions on gas rescue, and fully consider recommendations for improving the gas rescue program, in accordance with Article Three, Section H-5 of the Agreement.

7.	The Company will review the gas rescue training program and materials with the Union, including a full demonstration.

8.	In acknowledgement of the foregoing, the Union will withdraw, or cause to be withdrawn, all unfair labor practice charges relating to any matter contemplated herein.

APPENDIX Q-3: AUTOMATED EXTERNAL DEFIBRILLATORS (AEDs)

During the negotiation of the 2008 Basic Labor Agreement (“BLA”), the Parties discussed the use and location of AEDs at the plants covered by the BLA. The Parties mutually recognize that the timely and correct use of an AED can increase survival rates in some cases of sudden cardiac arrest. The Union acknowledged that Company emergency response vehicles at the covered plants are equipped with AEDs, and that trained security and fire personnel at the plants are able to administer CPR and use AEDs in emergency situations. However, the Union expressed its desire that AEDs be placed in certain areas at the various plants. The Company expressed its concerns regarding the training, liability and maintenance issues connected with AEDs.

The Company agrees that it will place an AED in the areas listed on Attachment “A”, as set forth in Appendix R-4 of the 2008 Settlement Agreement, provided that the following conditions have been met:

1.	The Plant Joint Safety Committee (“JSC”) mutually agrees that the area listed on Attachment “A” is appropriate for placement of an AED; and

2.	A sufficient number of Employees (as determined by the plant JSC and consistent with applicable law) normally assigned or reasonably expected to work in that area volunteer and are trained in the use of CPR and AEDs. The Company will furnish such training, as well as refresher training at the recommended interval of time as recommended by the American Heart Associated (every 2 years), at Company expense.

The Parties agree that the Plant JSC should periodically review the use of AEDs and discuss issues related to their use by Employees, including whether there is a need to add, remove or redeploy AEDs.

APPENDIX Q-4: WORKING ALONE

This will confirm the Agreement of the Parties reached during negotiations for the 2008 Basic Labor Agreement regarding Employees working alone. The Parties agree that no Employee shall be required to perform work alone, where to do so would endanger his/her safety. Should such situations arise, they will be evaluated on a case-by-case basis at the Plant level in accordance with Article Three, Section H-2. This agreement shall not be interpreted as granting an Employee any rights greater than that provided by Article Three, Section C-1.

APPENDIX-Q-5: ELECTRICAL BREAKERS

During the negotiation of the 2008 Labor Agreement, the Parties discussed certain hazards associated with electrical breakers.

This is to confirm the commitment of the Company to comply with all applicable OSHA, MSHA, National Electric Code and National Fire Protection Association standards pertaining to racking out and racking in electrical breakers.

APPENDIX Q-6: FULL-TIME JOINT SAFETY COMMITTEE MEMBERS

This will confirm the Agreement of the Parties reached during negotiations for the 2008 Basic Labor Agreement (“BLA”) regarding the number of full-time Joint Safety Committee (JSC) members to be paid by the Company.

In addition to existing local understandings, the Company agrees to pay the following number of full-time JSC members:

Keetac –	1 (for a total of 2)
Minntac –	1 (for a total of 3)
Clairton -	4 (for a total of 5)
Fairfield Local Union 1013 -	3
Fairfield Local Union 2122 -	2

At the Fairless Plant (Local Union 4889), the Company agrees to pay the Union Chair for up to sixteen (16) hours per week for Committee work upon request, in addition to Joint Safety Committee meetings.

APPENDIX Q-7: JOINT SAFETY COMMITTEE MEMBERS AT FAIRFIELD

This will confirm the Agreement of the Parties reached during negotiations for the 2008 Basic Labor Agreement regarding payment for lost time for Joint Safety Committee (JSC) members of Locals 1013 and 2122 who are not full-time Company paid members of the JSC. Such JSC members will be compensated for lost time for hours spent on JSC work described in Article Three, Sections H-2 and H-3 of the 2008 Basic Labor Agreement, provided that such lost time is authorized by the Plant Safety Manager prior to such work being performed.

APPENDIX Q-8: JOINT SAFETY COMMITTEE TRAINING

During the negotiation of the 2012 Basic Labor Agreement, the Parties discussed the potential for additional training for members of the plant Joint Safety Committees (JSC). Accordingly, each JSC will discuss the need for, usefulness of and opportunities for technical training tailored to meet the needs of each respective JSC. If any additional training is approved by the Company, training costs, reasonable travel expenses and lost time for Joint Safety Committee members attending the training will be paid in accordance with local Plant understandings. Consideration will be given to the training provided by the USW’s Tony Mazzocchi Center.

APPENDIX Q-9: CORPORATE LEVEL-SAFETY AND HEALTH COORDINATOR

This will confirm that the agreement of the Parties that the full-time corporate safety coordinator position established by the December 6, 2004 Garraux-Conway letter agreement shall be continued for the term of the September 1, 2022 Basic Labor Agreement (“BLA”). The functions of the USW Corporate-level Safety and Health Coordinator (“USW CSC”) shall be as described in the March 18, 2005 Garraux-Conway letter agreement, consistent with any changes in the activities of the Joint Safety Committees and full time Union Safety Coordinators agreed to by the Parties during negotiations for the 2008 BLA.

The USW CSC shall be a qualified Employee selected by the Union Negotiating Committee Chair, subject to the reasonable approval of the Company. The USW CSC shall be the primary point of contact between the Company and the Union on safety and health matters, and shall work with the Company’s Corporate Safety Department to improve safety at the Plants.

All substantive changes to Corporate standard safety practices shall be provided to and discussed with the USW CSC prior to implementation. The USW CSC shall represent the Union with respect to such matters, and the Company shall have no obligation to review and discuss such matters separately with Local Union representatives.

The USW CSC shall be paid in the same fashion as all other full-time Coordinators as set forth in Article Six, Section C.

APPENDIX Q-10: DRUG AND ALCOHOL TESTING

This will confirm the Agreement of the Parties reached during negotiations for the 2012 Basic Labor Agreement regarding Article Three, Section G (The Right to a Reasonable Policy on Alcohol and Drug Abuse), wherein the Parties agreed to the use of Form DA – 1 (attached below) in conjunction with applying Section G-2.

FORM DA-1

DRUG AND ALCOHOL TESTING FOLLOWING AN INCIDENT

Drug and alcohol testing may be required if based on this written assessment you have determined that an error in an Employee’s coordination or judgment could have contributed to the incident/accident, injury or, unsafe act.

A reasonable effort should be made to complete the evaluation below before sending an Employee (or Employees) for a drug and alcohol test. Attach this completed form to the medical attention form if it is determined that the Employee should be drug and alcohol tested.

1.	Attempt to observe and speak to the employee(s) directly involved: Summarize observations/conversations.

2.	Attempt to speak to any witnesses (if applicable): Summarize statements.

3.	Attempt to determine if equipment failure caused the incident (if applicable). State conclusion.

Manager (print name)	Phone

Manager Signature	Date

APPENDIX Q-11: LAST CHANCE AGREEMENTS

The terms of a Last Chance Agreement offered pursuant to Article Three, Section G of the BLA, shall remain in effect for no more than three (3) years from the date such LCA is executed.

Last Chance Agreements offered pursuant to Article Three, Section G, and executed prior to the Effective Date of the 2008 BLA, shall remain in effect for the same duration as identified in Paragraph 1 above.

An Employee will not be deemed to have materially breached a Last Chance Agreement executed pursuant to Article Three, Section G, for engaging in conduct which is unrelated to rehabilitation, drug and alcohol monitoring, abstinence, absenteeism, or other prior disciplinary offenses on the Employee’s citable record as of the date of the LCA.

APPENDIX R—COORDINATORS

Notwithstanding any provisions to the contrary, the Parties have reached the following understandings with respect to the number of Coordinators, Coordinator pay rates, and the displacement of Employees serving as Coordinators as of August 31, 2008:

The Union will permanently remove six (6) Coordinators no later than September 30, 2008, and may have no more than twenty-five (25) by August 31, 2012.

Any current Coordinator whose rate of pay as of September 1, 2008 is greater than the rate of pay established in Article Six, Section C, shall not be reduced. Such Coordinators shall also be eligible to receive any increase in the Labor Grade 5 Base Rate of Pay during the term of the 2022 Basic Labor Agreement.

The Safety and Health Coordinator position for the Edgar Thomson and Irvin Plants shall be eliminated effective September 30, 2008. The Employees currently filling those positions may be added by the Union to the Joint Safety Committee (JSC) for those Plants as full-time paid members with no reduction in rate of pay. However, this is not to be construed as a permanent increase to the size of the JSC at those Plants, or to the number of paid full-time members. The Union at these Plants may not replace the next paid full-time member who leaves each JSC.

APPENDIX S-TRAINING

APPENDIX S-1: MAINTENANCE TRAINING PROGRAM

The Parties agree that it is in their mutual interest to utilize a standardized Maintenance Training Program (MTP) for non-maintenance Employees to become Maintenance Technician Learners (Learners). The Parties are committed to establishing/maintaining training facilities and an MTP for the Plants covered by the BLA within twelve (12) months of the Effective Date of the 2008 BLA in accordance with the following:

The standard corporate Job Knowledge Test (JKT), Maintenance Technician Learner curriculum (including OJT requirements), Skills Performance Measurements (SPM) and exit Job Knowledge Test will be used for all MTP’s.

Learner vacancies will be filled utilizing the JKT cut-off level score (a Level 2, a Level 3, or a Level 4) established by the Company at the time the vacancy is made available. Where candidates pass with respect to the cut-off score, Employees will be given priority over new hires, with the same cut-off level score and selected based on seniority.

The JKT will be offered a minimum of twice per calendar year. Employees may retake the JKT twice in any two-year period, provided they have demonstrated the completion of additional training in the areas of deficiency identified. An Employee’s training needs and progression in the MTP curriculum will be determined by their JKT score and their performance on the SPM.

Learners shall be paid Labor Grade 3 Regular Rate of Pay while assigned to OJT in the MTP and Labor Grade 3 Base Rate of Pay for all other hours in the MTP in a classroom setting.

Bargaining Unit Employees utilized as instructors in the MTP will be mutually selected by the Company and the relevant Training Coordinator based on an assessment of their skills and abilities, such as, knowledge of the course curriculum, instructional competency, classroom instruction experience, communication skills and interpersonal skills. An Employee assigned on a full-time basis as an instructor will retain his/her previous job incumbency and will be paid the Regular Rate of Pay of their incumbent job and be eligible for a minimum of forty-eight (48) hours of work opportunity (including all hours paid whether worked or un-worked, work opportunities declined and absences from available work for any reason such as report off, union business, etc.).

The Parties recognize the importance of OJT included in the MTP and that experienced Maintenance Technicians mentoring Learners may enhance OJT through, for example, observation of, participation in, and demonstrations of assigned tasks in a safe manner. Accordingly, the Plant Training Coordinators shall work cooperatively with the Company to identify Employees who may volunteer or be assigned to act as mentoring resources, track monitoring activities, and resolve issues. The Parties further agree that mentoring will not entitle an Employee to any additional wages or benefits, nor will this be considered a special assignment.

Learners must successfully complete all aspects of the MTP including all course work, OJT, SPM and the final Exit Job Knowledge Test to be eligible to fill an incumbent, fully qualified Maintenance Technician vacancy. As an exception, an individual who has taken the JKT and achieved a Level 4 score will not be required to retake the JKT at the completion of the Learner Program, provided the individual has successfully completed all course work, OJT, SPM’s and has acknowledged the training is complete.

APPENDIX S-2: SPECIAL MAINTENANCE TRAINING OPPORTUNITIES FOR EMPLOYEES

At those locations where the Company has established a minimum score for admission to the Maintenance Training Program (MTP) (also known as the Learner Program) based upon the Job Knowledge Test (JKT), an Employee who achieves such score shall be afforded the first opportunity for vacancies in the MTP before any new hire candidates. Such Employees shall be awarded vacancies based on seniority.

Additionally, 33% of the remaining seats in each MTP starting class at a Plant shall be reserved for Employees who take the JKT for entry into the MTP and achieve a score within 10 points of the score established as passing for entry into the MTP. It is expected that Employees so admitted shall complete the normal course of study within 24 months from the date of entry into the MTM and 30 months from the date of entry into the MTE programs.

Employees who take the JKT for entry into the MTP and achieve a score within 10 points of the score established as passing for entry into the MTP and who subsequently successfully pass a Pre-Learner Maintenance Training Program (as defined in Appendix S-3) will be considered to have achieved a level 3 cut-off score and will be given the same consideration as all other Employees with that cut-off level score.

It is understood this agreement shall not apply where the Company is using a Level 2 cutoff score.

APPENDIX S-3: PRE-LEARNER MAINTENANCE TRAINING PROGRAM

A standardized Pre-Learner Maintenance Training Program shall be developed by the Parties and offered by local ICD programs to provide an opportunity for Employees to acquire the necessary skills and knowledge to enter the Maintenance Training Program. Local Training Committees may also develop and/or approve other comparable Pre-Learner Maintenance Programs that cover the content of the MTP and would sufficiently prepare an Employee for participation in the MTP. In addition, the ICD Local Joint Committees shall develop an outreach program within the Plants to attract qualified candidates into Pre-Learner Maintenance Training Programs. The Pre-Learner Maintenance Training Programs will be offered in addition to the programs which have been traditionally offered through ICD.

The Chairs of the Union and Company Negotiating Committees may mutually agree to utilize accrued ICD funds not allocated to Plant specific ICD plans to provide for 50% of the total costs related to classroom materials, tuition, supplies, equipment, development and expansion of learning centers necessary to accommodate Pre-Learner and other maintenance training program needs.

APPENDIX S-4: GRANITE CITY MAINTENANCE TRAINING FACILITY

During the course of bargaining for the 2008 Labor Agreement the Parties jointly committed to allocate up to $1 million dollars of accrued, un-allocated ICD funds to be used towards any costs associated with the establishment of a maintenance training facility for Granite City. Due to un-anticipated circumstances, this effort was delayed; however, the Parties re-commit themselves to mutually identifying a suitable means for establishing a maintenance training facility and utilizing up to $1 million of accrued, un-allocated ICD funds for this effort with the objective of having such facility operational as soon as reasonably practicable. The General Manager – North American Human Resources and the Union’s Secretary of the USS-USW Bargaining Committee will hold a quarterly review of progress on these matters.

APPENDIX S-5: ICD OUTREACH

The Institute for Career Development, in conjunction with the Local Joint Committees, shall develop outreach/communication programs within their local community to feature the industry and its advanced technology and to promote jobs in the steel industry.

APPENDIX S-6: MAINTENANCE TECHNICIAN POSTINGS

The Parties recognize the importance of providing transfer opportunities for incumbent Maintenance Technicians while not significantly diluting the skill level in any unit. Therefore, the Company agrees that at least one (1) of every two (2) Maintenance Technician permanent vacancies will be posted as a transfer opportunity.

APPENDIX S-7: PLANT SPECIFIC TRAINING OPPORTUNITIES

Encompassed in the curriculum of the MTP are training modules for both Welding and Rigging/Lifting which all Learners must complete. Notwithstanding such, during negotiations the Parties discussed additional training opportunities for a limited number of Maintenance Technicians to enhance their current skill set of welding, rigging/lifting and pipefitting. As such, it is agreed that additional training will be made available to that identified group of Maintenance Technicians to provide them with the necessary skills. The Plant Training Committee will be provided the opportunity to discuss and make recommendations regarding the training provided herein.

The Parties had further discussions regarding the need for additional Plant-specific training to enhance the skills of Maintenance Technicians in other areas. In addition, potential maintenance training opportunities were identified such as basic scaffolding, masonry and carpentry. The Parties are committed to identifying those specific areas and developing such training opportunities, where appropriate.

Appendix S-8: Systems Repair Training

The Parties agree to the items below regarding Systems Repair Training (“SRT”) following ratification of the 2022 BLA.

1.	In addition to its inclusion in the Maintenance Learner Program, SRT will be made available to Maintenance Technician - Electrical Employees that have not yet had such training opportunity.

2.	Each Training Committee will address plant-specific items related to administration of this effort.

a.	As part of the Study of Workforce Training Needs (Article Seven, Section A(3)) the Training Committee from the facility will establish the areas of greatest need for systems repair skills and those areas will be prioritized with respect to SRT opportunities.

b.	A method will be determined for eligible Employees to express interest in participating in SRT.

c.	SRT class size and duration, considering SRT course content and available training resources.

3.	Eligible Employees from those prioritized areas will be given first opportunity, for seats allocated consistent with operational continuity, and will be selected by Seniority.

4.	It is understood that successful completion of SRT does not make an Employee eligible for LG 5 pay unless conditions of Appendix A-5 are met.

5.	This Agreement shall not be construed so as to permit an Employee to refuse work assignments nor shall it be interpreted to interfere with any of the Company's existing rights.

APPENDIX T-WORKFORCE PRODUCTIVITY

APPENDIX T-1: PRODUCTIVITY AND PREFERENCES

The Parties reaffirm that the objectives of having Employees perform a broader range of duties, eliminating jurisdictional barriers, the efficient utilization of the workforce and maximizing productivity remain the principal objectives of the Parties. Additionally, the Parties have agreed that certain preferences within a position box will be made available to incumbent qualified Employees on the basis of seniority.

1.	Shift preferences for Production Employees and Maintenance Technicians:

a.	Production Employee shifts eligible for preference shall be those available, repetitive routine straight day, straight afternoon, straight midnight or rotating shifts.

b.	Maintenance Technician shifts eligible for preference shall be those available, repetitive routine straight day, straight afternoon, straight midnight or rotating shifts within a mutually recognized geographic work location (Preference Area).

c.	Shift preference selection shall be made at the time of the vacation solicitation process at the plant for the forthcoming year and shall be accomplished each year of the 2022 Basic Labor Agreement.

2.	Assignment preferences for Production Employees:

a.	A position box in a line of progression (LOP) represents a position to which an Employee may hold incumbency. Employees may be assigned to perform any function within their position descriptions that they are capable of safely performing.

b.	Production Employee assignments eligible for preference shall be those available, repetitive and routine assignments that are manned on a full shift, full schedule week basis.

c.	Effective January 1, 2009, preference opportunities shall become available when an assignment eligible for a preference is permanently vacated as a result of a quit, death, termination, retirement, promotion, or a permanent transfer out of a position box. Preference opportunities directly resulting from the application of this paragraph shall also be made available consistent with the provisions of this agreement.

d.	At the option of the Local Union President, exercised in writing prior to the ratification of the 2008 Basic Labor Agreement, Employees may identify an initial preference at the time of the vacation solicitation process at the plant for the year 2009. Such preference shall be honored consistent with the terms of this agreement. The area grievance representative, operating manager and a representative from the plant Employee Relations department shall reconcile all preferences to be honored as well as the appropriate placement of any Employees who may need to be re-assigned as a result of honoring such preferences. The implementation of those preferences honored pursuant to this paragraph shall begin January 1, 2009. Where the Local Union President has exercised the option provided for herein, the provisions of paragraph 2-c shall not become effective until January 1, 2010.

3.	With respect to Labor Grade 1 position boxes, incumbent Employees must have completed their probationary period at the time a preference opportunity becomes available to be eligible to exercise a preference as set forth in this Agreement.

4.	Assignment preferences for Maintenance Technicians:

a.	Maintenance Technicians may be assigned to perform any function within their position descriptions that they are capable of safely performing.

b.	Maintenance Technician assignments (mtm/mte/systems repair) eligible for preference shall be those available, repetitive and routine assignments to a mutually recognized geographic work location (Preference Area) that are manned on a full shift, full schedule week basis.

c.	An employee may identify a preference at the time of the vacation solicitation process at the plant for the forthcoming year, during each year of the 2022 Basic Labor Agreement. Such preference shall be honored consistent with the terms of this agreement, and provided further that the honoring of such preferences does not result in unreasonable dilution of experience or skills in a Preference Area. The area grievance representative, operating manager and a representative from the plant Employee Relations department shall reconcile all preferences to be honored as well as the appropriate placement of any Employees who may need to be re-assigned as a result of honoring such preferences. The implementation of those preferences honored pursuant to this paragraph shall begin January 1, 2009.

5.	With respect to Maintenance Technician boxes, incumbent Employees must be a fully qualified Maintenance Technician as of January 1 of each implementation year to be eligible to exercise a preference as set forth in this Agreement.

6.	Where a preference agreement was executed by local parties during the 2008 BLA negotiation process and the Local Union President has opted in writing to retain such agreement prior to the ratification of the 2008 BLA, that agreement shall operate in lieu of the provisions of this Agreement and constitute the sole means of identifying and honoring preferences for Employees represented by the local union.

7.	Preferences shall not apply to the following:

a.	Hybrid Operating Technician positions

b.	Instructor/Trainer assignments

c.	Learners

d.	Crew Leader assignments

This Agreement shall not be construed so as to permit an Employee to refuse work assignments nor shall it be interpreted to interfere in any way with the Company’s right to schedule or temporarily reassign the workforce.

APPENDIX T-2: AGREEMENT REGARDING PREFERENCE AREAS

Pursuant to Appendix T-1, the Parties have identified and agreed upon Preference Areas at each Plant where applicable, for purposes of the application of that Appendix, as set forth in Appendix V-3 of the 2008 Settlement Agreement. This shall not preclude the local parties from agreeing during the term of the 2022 Basic Labor Agreement, to preference opportunities in addition to those identified herein.

APPENDIX T-3: SPECIAL ASSIGNMENTS

Notwithstanding Appendix T-1, special assignments are those which the Company believes require abilities beyond those generally required by the job, including Planner, Expediter and Inspector. These assignments will be eligible for preference when they are permanently vacated as a direct result of a quit, death, termination, retirement, promotion or a permanent transfer from the assignment. The Parties shall utilize an assessment and joint interview process to evaluate whether interested Employees incumbent to the position box encompassing the special assignment possess the requisite qualifications and to make determinations regarding relative ability.

APPENDIX T-4: CLAIRTON DOOR COORDINATOR & TOP SIDE PIPES

It is understood that the Door Coordinator and Top Side Pipes assignments are covered by the Labor Grade 1 – Utility Person job and will be established in the Unit #3 Coke Operations Utility Person position box and subject to Appendix T-1 of the 2022 Basic Labor Agreement.

APPENDIX T-5: GRANITE CITY STEELMAKING PREFERENCES

During the term of the 2003 Basic Labor Agreement, the local parties at Granite City Works recognized certain preference opportunities and procedures for incumbent production Employees in the BOF and Casters. The Parties agree that during the term of the 2022 Basic Labor Agreement, such will continue in lieu of the provisions of Appendix T-1.

APPENDIX T-6: AGREEMENT REGARDING HYBRID SHIFT PREFERENCE

Within six months of the effective date of the 2012 BLA, the local parties at each Plant shall review the Hybrid Operating Technician II positions upon the Union’s request, and may mutually agree to provide for shift preferencing in accordance with Appendix T-1 among Hybrids assigned within a box.

APPENDIX U --PROFIT SHARING AND TRANSACTIONS

September 1, 2015

Mr. Thomas M. Conway

Vice President and Chairman

Union Negotiating Committee

United Steelworkers

Five Gateway Center

Pittsburgh, PA. 15222

Re: Profit Sharing and Transactions

Dear Mr. Conway:

The following confirms our understanding reached during the 2015 Basic Labor Agreement negotiations regarding transactions between the “Company” as defined in Article Nine, Section G-3-d (“Profit Sharing”) of the 2015 BLA and U. S. Steel Canada, Inc. (“USSC”), and between the Company and U. S. Steel Kosice (“USSK”).

All transactions between the “Company” as defined in Article Nine, Section G-3-d and USSC, and between the Company as so defined and USSK, and/or any entity acquired after September 1, 2015, shall be conducted on an arm’s-length basis, on commercially reasonable terms comparable to those that could be obtained from an unrelated third party.

Very truly yours,

Thomas R. Hanson
General Manager of Labor Relations

CONFIRMED

Thomas Conway
United Steelworkers

APPENDIX V—TEMPORARY FOREMAN

The Company agrees that where an Employee has been assigned as a Temporary Foreman for ten (10) or more consecutive months as of the Effective Date of the 2008 Basic Labor Agreement, the Company shall remove such Employee from the Temporary Foreman assignment no later than January 1, 2009.

APPENDIX W—USW LOGO

The Company agrees that during the term of the 2022 Basic Labor Agreement one standard USW Logo will be predominately displayed at the primary entrance of each Plant Location. The Company must approve of the location, size, installation and design of any USW Logo displayed.

APPENDIX X-MEMORANDUM OF AGREEMENT REGARDING FAIRLESS

Notwithstanding any other agreement to the contrary, it is agreed that incumbent Maintenance Technicians/Hybrids at the Fairless Plant shall be entitled to the work opportunity provided for in Appendix B-5, paragraph 5, subject to the terms and conditions set forth in that paragraph and in the Memorandum of Agreement regarding the Application of Appendix B-5.

APPENDIX Y—PLANTS COVERED BY THE BLA

Hourly Production and Maintenance	Location
USS Clairton	Clairton, PA
USS Edgar Thomson	Braddock, PA
USS Fairfield Flat Roll	Fairfield, AL
USS Fairfield Tubular Steel Operations	Fairfield, AL
STO Fairfield Tubular Operations	Fairfield, AL
USS Fairless	Fairless Hills, PA
USS Gary Sheet and Tin	Gary, IN
USS Gary Steel	Gary, IN
USS Granite City	Granite City, IL
USS Great Lakes	Ecorse, MI
USS Irvin	West Mifflin, PA
STO Lorain Tubular Operations	Lorain, OH
USS Midwest	Portage, IN

2023

January

S	M	T	W	T	F	S
1	**2**	3	4	5	6	7
8	9	10	11	12	13	14
15	**16**	17	18	19	20	21
22	23	24	25	26	27	28
29	30	31				

February

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28				

March

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

April

S	M	T	W	T	F	S
						1
2	3	4	5	6	**7**	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30						

May

S	M	T	W	T	F	S
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	**29**	30	31			

June

S	M	T	W	T	F	S
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	

July

S	M	T	W	T	F	S
						1
2	3	**4**	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

August

S	M	T	W	T	F	S
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

September

S	M	T	W	T	F	S
					1	2
3	**4**	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30

October

S	M	T	W	T	F	S
1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30	31				

November

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	**23**	**24**	25
26	27	28	29	30		

December

S	M	T	W	T	F	S
					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	**23**
24	**25**	26	27	28	29	30
31

2024

2025

January

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	**20**	21	22	23	24	25
26	27	28	29	30	31	

February

S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	

March

S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

April

S	M	T	W	T	F	S
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	**18**	19
20	21	22	23	24	25	26
27	28	29	30			

May

S	M	T	W	T	F	S
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	**26**	27	28	29	30	31

June

S	M	T	W	T	F	S
1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30					

July

S	M	T	W	T	F	S
		1	2	3	**4**	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

August

S	M	T	W	T	F	S
					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30
31						

September

S	M	T	W	T	F	S
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30				

October

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

November

S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	**27**	**28**	29
30						

December

S	M	T	W	T	F	S
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	**24**	**25**	26	27
28	29	30	31

2026